As filed with the Securities and Exchange Commission on March 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JEFFERSON BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Tennessee	6035	Applied For
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

120 Evans Avenue

Morristown, Tennessee 37814

(423) 586-8421

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anderson L. Smith

President and Chief Executive Officer

Jefferson Bancshares, Inc.

120 Evans Avenue

Morristown, Tennessee 37814

(423) 586-8421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul M. Aguggia, Esquire

Aaron M. Kaslow, Esquire

Muldoon Murphy & Faucette LLP

5101 Wisconsin Avenue, N.W.

Washington, D.C. 20016

(202) 362-0840

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock $.01 par value	8,376,573 Shares(1)	$10.00	$83,765,730	$6,776

Participation Interests	(3)	—	$1,470,000	(4)

(1)	Includes shares of common stock to be issued to Jefferson Federal Charitable Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	The securities of Jefferson Bancshares, Inc. to be purchased by Jefferson Federal Savings and Loan Association of Morristown 401(k) Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus Supplement

INTERESTS IN

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF 147,000 SHARES OF

JEFFERSON BANCSHARES, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Jefferson Federal Savings and Loan Association of Morristown Employees’ Savings & Profit Sharing Plan and Trust of participation interests and shares of common stock of Jefferson Bancshares, Inc.

The Board of Directors of Jefferson Federal has adopted a plan that will convert Jefferson Federal from the mutual holding company form of organization to stock form. As part of the conversion, Jefferson Bancshares, Inc. has been established to offer its common stock to the public under certain purchase priorities in the plan of conversion. Savings Plan participants are now permitted to direct the trustee of the Savings Plan to use their current account balances to subscribe for and purchase shares of Jefferson Bancshares, Inc. common stock through the Jefferson Bancshares, Inc. Stock Fund. Based upon the value of the Savings Plan assets as of December 31, 2002, the trustee of the Savings Plan could purchase up to 147,000 shares of Jefferson Bancshares, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of Savings Plan participants to direct the trustee of the Savings Plan to invest all or a portion of their Savings Plan accounts in Jefferson Bancshares, Inc. common stock.

The prospectus dated             , 2003 of Jefferson Bancshares, Inc., which we have attached to this prospectus supplement, includes detailed information regarding the conversion of Jefferson Federal from the mutual holding company form to the stock form, and the financial condition, results of operations and business of Jefferson Federal. This prospectus supplement provides information regarding the Savings Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page          of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Jefferson Bancshares, Inc. of interests or shares of common stock under the Savings Plan to employees of Jefferson Federal. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Savings Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Jefferson Bancshares, Inc., Jefferson Federal and the Savings Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Jefferson Federal or the Savings Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is             , 2003.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Savings Plan. Assuming a purchase price of $10.00 per share, the trustee may acquire up to 147,000 shares of Jefferson Bancshares, Inc. common stock for the Jefferson Bancshares, Inc. Stock Fund. The interests offered under this prospectus supplement are conditioned on the completion of the conversion of Jefferson Federal. Your investment in the Jefferson Bancshares, Inc. Stock Fund in connection with the conversion of Jefferson Federal is also governed by the purchase priorities contained in the plan of conversion. See the “Limitations on Purchases of Shares” section of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion.

This prospectus supplement contains information regarding the Savings Plan. The attached prospectus contains information regarding the conversion of Jefferson Federal and the financial condition, results of operations and business of Jefferson Federal. The address of the principal executive office of Jefferson Federal is 120 Evans Avenue, Morristown, Tennessee 37814. The telephone number of Jefferson Federal is 423-586-8421.

Election to Purchase Jefferson Bancshares, Inc. Common Stock in the Conversion

In connection with the conversion of Jefferson Federal, the Savings Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Savings Plan to the Jefferson Bancshares, Inc. Stock Fund. The trustee of the Savings Plan will subscribe for Jefferson Bancshares, Inc. common stock offered for sale in connection with the conversion in accordance with each participant’s direction. If there is not enough common stock in the conversion to fill all subscriptions, the common stock will be apportioned and the trustee for the Savings Plan may not be able to purchase all of the common stock you requested. In such case, the trustee will purchase shares in the open market, on your behalf, after the conversion to fulfill your initial request. Such purchases may be at prices higher than the initial public offering price.

All plan participants are eligible to direct a transfer of funds to the Jefferson Bancshares, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion. Your order will be filled based on your status as an eligible account holder or supplemental eligible account holder in the conversion of Jefferson Federal. An eligible account holder is a depositor whose savings account(s) totaled $50.00 or more on December 31, 2001. A supplemental eligible account holder is a depositor whose savings account(s) totaled $50.00 or more on March 31, 2003. No eligible account holder or supplemental eligible account holder may purchase more than $500,000 of Jefferson Bancshares, Inc. common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering and you may use funds in the Savings Plan account to pay for the shares of Jefferson Bancshares, Inc. common stock which you are eligible to purchase.

Value of Participation Interests

As of December 31, 2002, the market value of the assets of the Savings Plan equaled approximately $1,473,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the Savings Plan as of                 , 2003. The value of Savings Plan assets represents past contributions to the Savings Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

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Method of Directing Transfer

The last two pages of this prospectus supplement contain a form for you to direct a transfer to the Jefferson Bancshares, Inc. Stock Fund (the “Change of Investment Allocation Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the Savings Plan to the Jefferson Bancshares, Inc. Stock Fund, you should complete the Change of Investment Allocation Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the Jefferson Bancshares, Inc. Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline for submitting a direction to transfer amounts to the Jefferson Bancshares, Inc. Stock Fund in connection with the conversion is                 , 2003. You should return the Change of Investment Allocation Form to Anderson L. Smith by          p.m. on                         , 2003.

Irrevocability of Transfer Direction

Your direction to transfer amounts credited to your account in the Savings Plan to the Jefferson Bancshares, Inc. Stock Fund cannot be changed.

Purchase Price of Jefferson Bancshares, Inc. Common Stock

The trustee will use the funds transferred to the Jefferson Bancshares, Inc. Stock Fund to purchase shares of Jefferson Bancshares, Inc. common stock in the conversion. The trustee will pay the same price for shares of Jefferson Bancshares, Inc. common stock as all other persons who purchase shares of Jefferson Bancshares, Inc. common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the Savings Plan may not be able to purchase all of the common stock you requested. In such case, the trustee will purchase shares in the open market, on your behalf, after the conversion to fulfill your initial request. Such purchases may be at prices higher or lower than the conversion offering price.

Nature of a Participant’s Interest in Jefferson Bancshares, Inc. Common Stock

The trustee will hold Jefferson Bancshares, Inc. common stock in the name of the Savings Plan. The trustee will credit shares of common stock acquired at your direction to your account under the Savings Plan. Therefore, earnings with respect to your account should not be affected by the investment designations of other participants in the Savings Plan.

Voting and Tender Rights of Jefferson Bancshares, Inc. Common Stock

The trustee generally will exercise voting and tender rights attributable to all Jefferson Bancshares, Inc. common stock held by the Jefferson Bancshares, Inc. Stock Fund as directed by participants with interests in the Jefferson Bancshares, Inc. Stock Fund. With respect to each matter as to which holders of Jefferson Bancshares, Inc. common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Jefferson Bancshares, Inc. Stock Fund. The number of shares of Jefferson Bancshares, Inc. common stock held in the Jefferson Bancshares, Inc. Stock Fund that are voted for and against on each matter will be proportionate to the number of voting

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instruction rights exercised in such manner. If there is a tender offer for Jefferson Bancshares, Inc. common stock, the Savings Plan provides that each participant will be allotted a number of tender instruction rights reflecting such participant’s proportionate interest in the Jefferson Bancshares, Inc. Stock Fund. The percentage of shares of Jefferson Bancshares, Inc. common stock held in the Jefferson Bancshares, Inc. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of Jefferson Bancshares, Inc. common stock held in the Jefferson Bancshares, Inc. Stock Fund will not be tendered. The Savings Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE SAVINGS PLAN

Introduction

Effective May 1, 2003, Jefferson Federal will amend its existing 401(k) Plan dated November 1, 1973, in its entirety into the Jefferson Federal Savings and Loan Association of Morristown Employees’ Savings & Profit Sharing Plan and Trust. Jefferson Federal intends for the Savings Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Jefferson Federal may change the Savings Plan from time to time in the future to ensure continued compliance with these laws. Jefferson Federal may also amend the Savings Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan governed by ERISA, federal law provides you with various rights and protections as a plan participant. Although the Savings Plan is governed by many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

Reference to Full Text of the Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the Savings Plan. Jefferson Federal qualifies this overview in its entirety by reference to the full text of the Savings Plan. You may obtain copies of the full Savings Plan document by sending a request to Anderson L. Smith at Jefferson Federal. You should carefully read the full text of the Savings Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

Any employee of Jefferson Federal who attains age 20½ may participate in the Savings Plan as of the first of the calendar month coinciding with or next following the date an employee completes 500 Hours of Service within a consecutive six-month period with Jefferson Federal.

As of December 31, 2002, 57 of the 57 employees of Jefferson Federal elected to participate in the Savings Plan.

Contributions Under the Savings Plan

Savings Plan Participant Contributions. Subject to certain IRS limitations, the Savings Plan permits each participant to make monthly contributions to the Savings Plan equal to 50% of the participant’s monthly salary. Participants may change their rate of contribution with respect to pre-tax deferrals once each calendar year.

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Jefferson Federal Contributions. The Savings Plan provides that Jefferson Federal may make profit-sharing contributions. Profit-sharing contributions are allocated to those participants who have completed 1,000 Hours of Service during the Plan Year or who have retired, died or become totally and permanently disabled prior to the last day of the Plan Year.

Limitations on Contributions

Limitation on Employee Salary Deferral. Although the Savings Plan permits you to defer up to 25% of your compensation, by law your total deferrals under the Savings Plan, together with similar plans, may not exceed $12,000 for 2003. The Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limitation, or excess deferrals, will be included in an affected participant’s gross income for federal income tax purposes in the year they are made. In addition, a participant will have to pay federal income taxes on any excess deferrals when distributed by the Savings Plan to the participant, unless the excess deferral and any related income allocable is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the Savings Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year may not exceed the lesser of 100% of the participant’s compensation for that year, or $40,000.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the Savings Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the Savings Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $90,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 2003, but may be adjusted annually to reflect increases in the cost of living.

Top-Heavy Plan Requirements. If for any calendar year the Savings Plan is a Top-Heavy Plan, then Jefferson Federal may be required to make certain minimum contributions to the Savings Plan on behalf of non-key employees.

In general, the Savings Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

(1) an officer of Jefferson Federal having annual compensation in excess of $130,000 who is in an administrative or policy-making capacity,

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(2) one of the ten employees having annual compensation in excess of $40,000 and owning, directly or indirectly, the largest interests in Jefferson Federal,

(3) a person who owns, directly or indirectly, more than 5% of the stock of Jefferson Bancshares, Inc., or stock possessing more than 5% of the total combined voting power of all stock of Jefferson Bancshares, Inc., or

(4) a person who owns directly or indirectly combined voting power of all stock and more than 1% of the total stock of Jefferson Bancshares, Inc. and has annual compensation in excess of $150,000.

The foregoing dollar amounts are for 2003.

Investment of Contributions

All amounts credited to participants’ accounts under the Savings Plan are held in trust. A trustee appointed by the board of directors of Jefferson Federal administers the trust.

The Savings Plan offers the following investment choices:

S&P500 Stock Fund. This stock fund invests in the stocks of a broad array of established U.S. companies. Its objective is long-term: to earn higher returns by investing in the largest companies in the U.S. economy.

Stable Value Fund. This fund invests primarily in Guaranteed Investment Contracts and Synthetic Guaranteed Investment Contracts. These contracts pay a steady rate of interest over a certain period of time, usually between three and five years. Its objective is short to intermediate-term: to achieve a stable return over short to intermediate periods of time while preserving the value of your investment.

S&P MidCap Stock Fund. This stock fund invests in the stocks of mid-sized U.S. companies, which are expected to grow faster than larger, more established companies. Its objective is long-term: to earn higher returns which reflect the growth potential of mid-sized companies.

Money Market Fund. This fund invests in a broad range of high-quality, short-term instruments issued by banks, corporations and the U.S. Government and its agencies. These instruments include certificates of deposit and U.S. Treasury bills. Its objective is short-term: to achieve competitive, short-term rates of return while preserving the value of your principal.

Government Bond Fund. This bond fund invests in U.S. Treasury bonds with a maturity of 20 years or more. Its objective is long-term: to earn a higher level of income along with the potential for capital appreciation.

International Stock Fund. This fund invests in over 1,000 foreign stocks in 20 countries, based in Europe, Australia, and the Far East. Its objective is long-term: to offer the potential return of investing in the stocks of established non-U.S. companies, as well as the potential risk-reduction of broad diversification.

Income Plus Asset Allocation Fund. This fund diversifies among a broad range of stable value securities to reduce short-term risk among a broad range of large U.S. and international companies to

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capture growth potential. The fund is structured to take advantage of market opportunities with a small flexible component. Its objective is intermediate-term: to preserve the value of your investment over short periods of time and to offer some potential for growth.

Growth and Income Asset Allocation Fund. This fund diversifies among U.S. and international stocks, U.S. bonds, and stable value investments to pursue long-term appreciation and short-term stability and takes advantage of market opportunities with a small flexible component. Its objective is intermediate-term: to provide a balance between the pursuit of growth and protection from risk.

Growth Asset Allocation Fund. This fund diversifies among a broad range of domestic and international stocks and takes advantage of market opportunities with a large flexible component. Its objective is long-term: to pursue high growth of your investment over time.

Russell 2000 Stock Fund. This fund seeks to emulate the performance of the Russell 2000 Index. The Russell 2000 Index is a subset of the Russell 3000 Index. The Russell 3000 Index is based on ranking of all U.S. publicly traded companies by market capitalization size. The Russell 2000 represents those 2000 companies ranked by size below the top 1000 companies. It is broadly diversified in terms of industries and economic sectors. This fund is intended for long-term investors seeking the potential high returns from investing in smaller U.S. companies.

S&P 500/Growth Stock Fund. This fund seeks to track the S&P/BARRA Growth Index by investing in many or all of the same stocks that make up the S&P/BARRA Growth Index. The fund maintains a low turnover of securities which results in low trading costs for investors. This fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

S&P 500/Value Stock Fund. This fund invests in most, or all of the stocks held in the S&P/BARRA Value Index. The index represents approximately 50% of the market capitalization of the S&P 500 Stock Index. This fund is intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

NASDAQ 100. The Pentegra Nasdaq 100 Stock Fund invests in most or all of the same stocks held in the Nasdaq 100 Index. The Nasdaq 100 Index reflects Nasdaq’s largest non-financial companies across major industry groups, including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology.

The Savings Plan now provides the Jefferson Bancshares, Inc. Stock Fund as an additional choice to these investment alternatives. The Jefferson Bancshares, Inc. Stock Fund invests primarily in the common stock of Jefferson Bancshares, Inc. Participants in the Savings Plan may direct the trustee to invest all or a portion of their Savings Plan account balance in the Jefferson Bancshares, Inc. Stock Fund.

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The annual percentage return on the funds (net of fees) listed above for the prior three years was:

	2002	2001	2000
S&P 500 Stock Fund	-22.4%	-12.3%	-9.6%
Stable Value Fund	5.3	5.7	5.8
S&P MidCap Stock Fund	-15.0	-0.9	16.8
Money Market Fund	1.6	4.0	6.2
Government Bond Fund	16.4	3.2	21.0
International Stock Fund	-18.5	-22.0	-14.7
Income Plus Asset Allocation Fund	-2.6	1.7	2.2
Growth and Income Asset Allocation Fund	-10.3	-5.2	-3.9
Growth Asset Allocation Fund	-18.8	-14.0	-11.3
Russell 2000 Stock Fund	-20.7	2.0	1.9
S&P 500/Growth Stock Fund	-24.0	-13.3	-19.0
S&P 500/Value Stock Fund	-21.2	-12.2	11.2
NASDAQ 100	-37.6	n/a	n/a

The Jefferson Bancshares, Inc. Stock Fund consists of investments in the common stock of Jefferson Bancshares, Inc. made on the effective date of the conversion. After the conversion of Jefferson Federal, the trustee of the Savings Plan will, to the extent practicable, use all amounts held by it in the Jefferson Bancshares, Inc. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase shares of common stock of Jefferson Bancshares, Inc. Savings Plan participants that invest in the Stock Fund will be permitted to direct the Stock Fund Trustee how to vote the shares of Jefferson Bancshares, Inc. common stock credited to their account.

As of the date of this prospectus supplement, none of the shares of Jefferson Bancshares, Inc. common stock have been issued or are outstanding and there is no established market for the Jefferson Bancshares, Inc. common stock. Accordingly, there is no record of the historical performance of the Jefferson Bancshares, Inc. Stock Fund. Performance of the Jefferson Bancshares, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Jefferson Bancshares, Inc. and Jefferson Federal and market conditions for Jefferson Bancshares, Inc. common stock generally.

Benefits Under the Savings Plan

Vesting. Participants are 100% vested in their contributions. All profit-sharing contributions vest according to a three to seven year graded schedule.

Withdrawals and Distributions From the Savings Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions from the Savings Plan under limited circumstances in the form of hardship distributions and loans. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances. Participants and beneficiaries are eligible for Savings Plan loans. The minimum loan amount is $1,000 calculated solely using a Participant’s vested interest in his or her account.

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Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a partial lump sum payment, a full lump sum payment, or installment payments from the Savings Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the Savings Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the Savings Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balances do not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the Savings Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Savings Plan will be void.

Applicable federal tax law requires the Savings Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Jefferson Federal. Federal law may also impose an excise tax on withdrawals made from the Savings Plan before you attain 59½ years of age regardless of whether the withdrawal occurs during your employment with Jefferson Federal or after termination of employment.

Administration of the Savings Plan

The trustee with respect to the Savings Plan is the named fiduciary of the Savings Plan for purposes of ERISA.

Trustees. The board of directors of Jefferson Federal appoints the trustee to serve at its pleasure. The board of directors has appointed Bank of New York as trustee of the Jefferson Bancshares, Inc. Stock Fund.

The trustee receives, holds and invests the contributions to the Savings Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Savings Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Savings Plan Participants

The plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses.

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Plan Administrator

The current plan administrator of the Savings Plan is Jefferson Federal. The plan administrator is responsible for the administration of the Savings Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act of 1974, as amended.

Amendment and Termination

Jefferson Federal intends to continue the Savings Plan indefinitely. Nevertheless, Jefferson Federal may terminate the Savings Plan at any time. If Jefferson Federal terminates the Savings Plan in whole or in part, then regardless of other provisions in the plan, all affected participants will become fully vested in their accounts. Jefferson Federal reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Jefferson Federal may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the Savings Plan merges or consolidates with another plan or transfers the trust assets to another plan, and if either the Savings Plan or the other plan is then terminated, the Savings Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer. The benefit would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Savings Plan had then terminated.

Federal Income Tax Consequences

The following is only a brief summary of the material federal income tax aspects of the Savings Plan. You should not rely on this survey as a complete or definitive description of the material federal income tax consequences relating to the Savings Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to consult your tax advisor with respect to any distribution from the Savings Plan and transactions involving the Savings Plan.

As a “qualified retirement plan,” the Code affords the Savings Plan special tax treatment, including:

(1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

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(3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Jefferson Federal will administer the Savings Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Jefferson Federal receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the Savings Plan, the participants would not be permitted to transfer amounts distributed from the Savings Plan to an Individual Retirement Account or to another qualified retirement plan, and Jefferson Federal may be denied certain deductions taken with respect to the Savings Plan.

Lump Sum Distribution. A distribution from the Savings Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Jefferson Federal. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Jefferson Federal which is included in the distribution.

Jefferson Bancshares, Inc. Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Jefferson Bancshares, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to Jefferson Bancshares, Inc. common stock, that is, the excess of the value of Jefferson Bancshares, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Jefferson Bancshares, Inc. common stock for purposes of computing gain or loss on its subsequent sale equals the value of Jefferson Bancshares, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Jefferson Bancshares, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the Jefferson Bancshares, Inc. common stock, is held, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Jefferson Bancshares, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of Jefferson Bancshares, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Jefferson Bancshares, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of Jefferson Bancshares, Inc. common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the regulations to be issued by the IRS.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Savings Plan to another qualified retirement plan or to an individual retirement account.

We have provided you with a brief description of the material federal income tax aspects of the Savings Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Savings Plan. Accordingly, you are urged to consult a tax advisor

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concerning the federal, state and local tax consequences of participating in and receiving distributions from the Savings Plan.

Restrictions on Resale

Any person receiving a distribution of shares of common stock under the Savings Plan who is an “affiliate” of Jefferson Bancshares, Inc. under Rules 144 and 405 under the Securities Act of 1933, as amended, may reoffer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933, as amended. Directors, officers and substantial shareholders of Jefferson Bancshares, Inc. are generally considered “affiliates.” Any person who may be an “affiliate” of Jefferson Federal may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Jefferson Bancshares, Inc. common stock acquired under the Savings Plan, or other sales of Jefferson Bancshares, Inc. common stock.

Persons who are not deemed to be “affiliates” of Jefferson Federal at the time of resale will be free to resell any shares of Jefferson Bancshares, Inc. common stock distributed to them under the Savings Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An “affiliate” of Jefferson Federal is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Jefferson Federal. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Jefferson Federal at the time of a proposed resale will be permitted to make public resales of the common stock only under a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933, as amended, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of one percent of Jefferson Bancshares, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when Jefferson Bancshares, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Jefferson Bancshares, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Jefferson Bancshares, Inc. of profits

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realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that exempt many transactions involving the Savings Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or any person beneficially owning more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the Savings Plan for six months following the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Jefferson Bancshares, Inc. will be passed upon by Muldoon Murphy & Faucette LLP, Washington, D.C. Muldoon Murphy & Faucette LLP acted as special counsel for Jefferson Federal in connection with the conversion of Jefferson Federal.

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JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN EMPLOYEES’

SAVINGS & PROFIT SHARING PLAN AND TRUST

CHANGE OF INVESTMENT ALLOCATION

1.	Member Data

Print your full name above                                                                                 (Last, first, middle initial)                                                           Social Security Number

Street Address                                                                                                                                        City                                                             State                       Zip

2.	Instructions

Jefferson Federal Savings and Loan Association of Morristown Employees’ Savings & Profit Sharing Plan and Trust (the “Savings Plan”) is giving members a special opportunity to invest their Savings Plan account balances in a new investment fund – the Jefferson Bancshares, Inc. Stock Fund – which is comprised primarily of common stock (“Common Stock”) issued by Jefferson Bancshares, Inc. (the “Company”) in connection with the conversion of Jefferson Federal from the mutual holding company form to the stock form. The percentage of a member’s account transferred at the direction of the member into the Jefferson Bancshares, Inc. Stock Fund will be used to purchase shares of Common Stock during the Offering. Please review the Prospectus (the “Prospectus”) and the Prospectus Supplement (the “Supplement”) before making any decision.

If there is not enough Common Stock in the conversion to fill all subscriptions, the Common Stock will be apportioned and the trustee for the Plan may not be able to purchase all of the Common Stock you requested. In such case, the trustee will purchase shares in the open market, on your behalf, after the conversion to fulfill your initial request. Such purchases may be at prices higher or lower than the initial offering price.

Investing in Common Stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The Plan trustee and the Plan administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and the Supplement, and you should not rely on any information other than what is contained in the Prospectus and the Supplement. For a discussion of certain factors that should be considered by each member as to an investment in the Common Stock, see “Risk Factors” beginning on page         of the Prospectus. Any shares purchased by the Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to Common Stock, as discussed in the Prospectus and the Supplement.

3.	Investment Directions (Applicable to Accumulated Balances Only)

To direct a transfer of all or part of the funds credited to your accounts to the Jefferson Bancshares, Inc. Stock Fund, you should complete and submit this form to                                               at Jefferson Federal Savings and Loan Association of Morristown, no later than                     , 2003 at              p.m. If you need any assistance in completing this form, please contact                                    . If you do not complete and return this form to                          by          p.m., on                     , 2003, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Savings Plan if no investment direction had been provided.

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I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the Jefferson Bancshares, Inc. Stock Fund as follows:

Fund	Percentage to be transferred
S&P 500 Stock Fund	%
Stable Value Fund	%
S&P MidCap Stock Fund	%
Money Market Fund	%
Government Bond Fund	%
International Stock Fund	%
Income Plus Asset Allocation Fund	%
Growth and Income Asset Allocation Fund	%
Growth Asset Allocation Fund	%
S&P 500/Value Stock Fund	%
S&P 500/Growth Stock Fund	%
Russell 2000 Stock Fund	%
NASDAQ 100%

Note:	The total amount transferred may not exceed the total value of your accounts.

4.	Investment Directions (Applicable to Future Contributions Only)

I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Jefferson Federal Savings and Loan Association of Morristown, including those contributions and/or repayments received by Jefferson Federal Savings and Loan Association of Morristown Employees’ Savings & Profit Sharing Plan and Trust during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in Jefferson Bancshares, Inc. Common Stock, such future contributions or loan repayments, if any, will be invested in the Jefferson Bancshares, Inc. Stock Fund the month following the conclusion of the Offering.

Fund	Percentage
S&P 500 Stock Fund	%
Stable Value Fund	%
S&P MidCap Stock Fund	%
Money Market Fund	%
Government Bond Fund	%
International Stock Fund	%
Income Plus Asset Allocation Fund	%
Growth and Income Asset Allocation Fund	%
Growth Asset Allocation Fund	%
S&P 500/Value Stock Fund	%
S&P 500/Growth Stock Fund
Russell 2000 Stock Fund	%
NASDAQ 100%
Jefferson Bancshares, Inc. Stock Fund
Total (Important!)	100%

Notes:	No amounts invested in the Stable Value Fund may be transferred directly to the Money Market Fund. Stable Value Fund amounts invested in the S&P 500 Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund,

ii

Growth Fund and/or Employer Stock Fund, for a period of three months may be transferred to the Money Market Fund upon the submission of a separate Change of Investment Allocation Form.

The percentage that can be transferred to the Money Market Fund may be limited by any amounts previously transferred from the Stable Value Fund that have not satisfied the equity wash requirement. Such amounts will remain in either the S&P 500 Stock Fund, S&P MidCap Stock Fund, Government Bond Fund, International Stock Fund, Income Plus Fund, Growth & Income Fund, Growth Fund and/or Employer Stock Fund and a separate direction to transfer them to the Money Market Fund will be required when they become available.

5.	Participant Signature and Acknowledgment – Required

By signing this Change Of Investment Allocation Form, I authorize and direct the Plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and the Supplement relating to the issuance of Common Stock. I am aware of the risks involved in the investment in Common Stock, and understand that the trustee and Plan administrator are not responsible for my choice of investment.

Signature of Member	Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member’s record.

Signature of Jefferson Federal Savings and Loan Association of Morristown Authorized Representative	Date

Minimum Stock Purchase is $250

Maximum Stock Purchase is $500,000

PLEASE COMPLETE AND RETURN TO

AT JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION

OF MORRISTOWN

BY              P.M. ON                         , 2003.

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PROSPECTUS	[LOGO]

Jefferson Bancshares, Inc.

(Proposed Holding Company for Jefferson Federal Savings and Loan Association of Morristown,

to become Jefferson Federal Bank)

Up to 5,750,000 Shares of Common Stock

Jefferson Bancshares, Inc. is offering common stock for sale in connection with the conversion of Jefferson Federal Savings and Loan Association of Morristown from the mutual holding company form of organization to stock form. The shares we are offering represent the ownership interest in Jefferson Federal Savings and Loan Association now owned by Jefferson Bancshares, M.H.C. The existing publicly held shares of Jefferson Federal, which represent the remaining interest in Jefferson Federal, will be exchanged for shares of common stock of Jefferson Bancshares. All shares offered for sale are offered at a price of $10.00 per share. We have applied to have our common stock listed for trading on the Nasdaq National Market under the symbol “JFBI.” No assurance can be given that our common stock will be approved for listing.

If you are or were a depositor of Jefferson Federal Savings and Loan Association:

•	You may have priority rights to purchase shares of common stock.

If you are currently a shareholder of Jefferson Federal Savings and Loan Association:

•	Each of your shares will automatically be exchanged for between 2.7419 and 3.7097 shares of Jefferson Bancshares.
•	Your percentage ownership interest will be nearly equivalent to your current percentage ownership interest in Jefferson Federal Savings and Loan Association, before giving effect to our contribution of shares to the Jefferson Federal Charitable Foundation.
•	You may also purchase additional shares of common stock in the offering after priority orders are filled.

If you are a participant in the Jefferson Federal Savings and Loan Association 401(k) Retirement Plan:

•	You may direct that all or part of your current account balances in this plan be invested in common stock.
•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may purchase shares after priority orders are filled.

We are offering up to 5,750,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 4,250,000 shares to complete the offering and the exchange of existing shares. We may sell up to 6,612,500 shares without resoliciting subscribers because of regulatory considerations, demand for the shares or changes in market conditions. The offering is expected to terminate at 12:00 noon, Eastern time, on [DATE]. We may extend this termination date without notice to you until [DATE], unless the Office of Thrift Supervision approves a later date, which will not be beyond [DATE].

Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [DATE]. If the offering is extended beyond [DATE], subscribers will have the right to modify or rescind their purchase orders. Funds received prior to completion of the offering will be held in an escrow account at Jefferson Federal and will earn interest at its passbook rate.

We expect our directors and executive officers, together with their associates, to subscribe for 379,000 shares, which equals 7.6% of the shares offered at the midpoint of the offering range. Following the conversion, our directors and executive officers, together with their associates, are expected to own 559,806 shares of common stock (including exercisable options), or 8.7% of our outstanding common stock if shares are sold at the midpoint of the offering range.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum
Number of shares	4,250,000	5,750,000
Gross offering proceeds	$42,500,000	$57,500,000
Estimated offering expenses	$1,600,000	$1,600,000
Estimated net proceeds	$40,900,000	$55,900,000
Estimated net proceeds per share	$9.62	$9.72

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page    .

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

KEEFE, BRUYETTE & WOODS, INC.

The date of this prospectus is [DATE], 2003

[map of Tennessee showing office locations of Jefferson Federal appears here]

Questions and Answers about the Stock Offering

The following are answers to frequently asked questions. You should read this entire prospectus, including “Risk Factors” beginning on page      and “The Conversion” beginning on page     , for more information.

Q.	What will happen as a result of Jefferson Federal’s reorganization?

A.	Jefferson Federal is undergoing a reorganization referred to as a “second-step” conversion. In 1994, Jefferson Federal became a stock savings and loan association in connection with its reorganizing to the mutual holding company format. In the reorganization process, Jefferson Federal issued 83% of its stock to Jefferson Bancshares, M.H.C., a mutual holding company, and 17% of its stock to the public. Jefferson Federal is now reorganizing from this mutual holding company structure to a new stock holding company structure. Jefferson Federal has formed a new Tennessee chartered stock holding company named Jefferson Bancshares, Inc. After the reorganization, Jefferson Bancshares will own 100% of Jefferson Federal’s stock. In the reorganization, Jefferson Bancshares will exchange shares of its stock for the publicly held shares of Jefferson Federal. The rest of Jefferson Bancshares’ stock will be offered for sale to the public so that, after the reorganization process, 100% of its shares will be owned by the public, our employee stock ownership plan and our charitable foundation. When we complete the stock holding company reorganization, Jefferson Bancshares, M.H.C. will no longer exist and Jefferson Federal will change its name to “Jefferson Federal Bank.”

Q.	How many shares of stock are being offered and at what price?

A.	We are offering for sale up to 5,750,000 shares of common stock at a subscription price of $10.00 per share. We must sell at least 4,250,000 shares. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser retained by us to determine the market value of Jefferson Federal concludes that the market value has increased, we may sell up to 6,612,500 shares without notice to you. In addition to the shares we are offering for sale, we will exchange up to 1,207,890 shares of our common stock for the publicly held shares of Jefferson Federal.

Q.	What happens if we do not sell the minimum amount of shares being offered?

A.	If we do not sell at least the minimum amount, or 4,250,000 shares, in the offering, then we will not sell any shares and the offering will be withdrawn. Purchase orders will be cancelled and any funds received by us from investors will be refunded promptly with interest at our passbook rate.

Q.	What will happen to the current outstanding shares of Jefferson Federal?

A.	If the offering is completed, the outstanding shares of Jefferson Federal (except for shares held by Jefferson Bancshares, M.H.C.) automatically will be exchanged for shares of Jefferson Bancshares. This exchange will be based on an exchange ratio ranging from 2.7419 to 3.7097 shares of Jefferson Bancshares stock for each outstanding share of Jefferson Federal stock.

Q.	Who may purchase shares of common stock in the offering?

A.	Rights to subscribe for common stock have been granted under our plan of conversion to the following persons in the following descending order of priority:

1.	Jefferson Federal depositors with $50.00 or more on deposit as of December 31, 2001;

2.	Our tax-qualified employee stock benefit plans, including our employee stock ownership plan;

3.	Jefferson Federal depositors with $50.00 or more on deposit as of March 31, 2003, other than our officers and directors and their associates; and

4.	Jefferson Federal depositors as of , 2003 and borrowers of Jefferson Federal as of May 13, 1994 who continue as borrowers as of , 2003.

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If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to current shareholders of Jefferson Federal and next to people and trusts for the benefit of people who reside in Hamblen County, Tennessee and surrounding counties.

Q.	What factors should I consider when deciding whether to purchase shares of stock offered in this offering?

A.	There are many important factors for you to consider before making an investment decision, such as our profitability, lending activities and the competition we face for our products and services, as well as the suitability of the investment for your purposes. Factors you should consider are included in this prospectus. Therefore, you should read this entire prospectus before making your investment decision.

Q.	Will I be charged a commission?

A.	No. You will not be charged a commission or fee to purchase shares in the conversion.

Q.	How much stock may I buy?

A.	The minimum order is 25 shares. Generally, no person or group of persons on a single account may purchase more than $500,000 of common stock (which equals 50,000 shares) in the subscription offering, and no person, either alone or together with associates and persons acting in concert with such person, may purchase more than $750,000 of common stock (which equals 75,000 shares). If you are a shareholder of Jefferson Federal, your purchases in the offering, together with the shares you receive in exchange for your shares of Jefferson Federal, cannot exceed 2% of the shares issued and outstanding immediately following the conversion.

Q.	Does Jefferson Bancshares plan to pay dividends on the common stock?

A.	Yes. After the offering, we intend to pay a quarterly dividend on our common stock at an initial rate in the range of $0.046 to $0.034 per share, subject to our having sufficient funds available. The amount of dividends that we initially intend to pay after the offering is intended to achieve economic parity by adjusting the quarterly per share dividend amount to reflect the exchange ratio. In the past, we also have paid a special dividend of $0.20 per share in the fourth quarter of our fiscal year. Following the conversion, we will continue to evaluate whether it is appropriate to pay a special dividend to shareholders. We make no assurances that a special dividend will continue.

Q.	How do I sell my stock after I purchase it?

A.	After shares of the common stock begin trading, you may contact a stockbroker to buy or sell shares. We have applied to have our stock traded on the Nasdaq National Market under the trading symbol “JFBI”. There can be no assurance that someone will want to buy your shares or that you will be able to sell them for more money than you originally paid. There may also be a wide spread between the bid and asked price for our common stock.

Q.	Will my stock be covered by deposit insurance or guaranteed by any government agency?

A.	No. Unlike insured deposit accounts at Jefferson Federal, our common stock, like other common stock, will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q.	When is the deadline for subscribing for stock?

A.	We must receive a properly signed and completed order form with the required payment no later than 12:00 noon, Eastern time, on [DATE].

Q.	Can the deadline for subscribing for stock be extended?

A.

If we do not receive sufficient orders, we can extend the offering beyond [DATE]. We must complete any offering to the general public within 45 days after the close of the subscription offering, unless we receive regulatory approval to further extend the offering. No single extension can exceed 90 days, and the extensions may not go beyond [DATE].

Q.	How do I subscribe for stock?

A.	First, you should read this entire prospectus carefully. Then, complete, sign and return the enclosed stock order form, together with your payment. Subscription orders may be delivered in person to our office during regular banking hours, or by mail in the enclosed business reply envelope. If the stock offering is not completed by [DATE] and is not extended, then all funds will be returned promptly with interest, and all withdrawal authorizations will be cancelled.

Q.	Can I change my mind after I place an order to subscribe for stock?

A.	No. Once we receive your order, you cannot cancel or change it without our consent. If we extend the offering beyond or if we intend to sell fewer than 4,250,000 shares or more than 6,612,500 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Q.	How can I pay for the stock?

A.	You have two options: (1) you can pay by check or money order, or (2) you can authorize a withdrawal from your deposit account at Jefferson Federal (without any penalty for early withdrawal).

Q.	May I obtain a loan from Jefferson Federal to pay for my stock?

A.	No. Federal law prohibits Jefferson Federal from knowingly loaning funds to purchase stock in the offering. However, other financial institutions may make such a loan.

Q.	As an eligible depositor or borrower placing an order in the subscription offering, may I register the shares in someone else’s name?

A.	No. To preserve your purchase priority, you must register the shares only in the name or names of eligible purchasers at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

Q.	Can I purchase stock on behalf of someone else?

A.	No. You may not transfer the subscription rights that you have as a depositor or borrower at Jefferson Federal. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not honor orders for shares of the common stock by anyone believed by us to be a party to such an agreement and we will pursue all legal remedies against any person who is a party to such an agreement.

Q.	Will I receive interest on my subscription payment?

A.	Yes. You will receive interest on your subscription funds at our passbook rate from the time we receive your funds until completion or termination of the conversion. If you authorize payment by withdrawal from an account at Jefferson Federal, your funds will continue to earn interest at the account rate until completion of the conversion.

Q.	Can I subscribe for stock using funds in my individual retirement account at Jefferson Federal?

A.	Yes. However, you cannot purchase stock with your existing IRA at Jefferson Federal. You must establish a self-directed IRA with an outside trustee to subscribe for stock using your IRA funds. Please call our stock information center at (423) to get more information. The transfer of IRA funds takes time, so please make arrangements at least one week before the expiration of the subscription offering.

Q.	What happens if there are not enough shares of stock to fill all orders?

A.	If there is an oversubscription, then you might not receive any or all of the shares you want to purchase. We will allocate shares in the order of priority established in our plan of conversion.

Q.	Who can help answer any other questions I might have about the stock offering?

A.	For answers to other questions, we encourage you to read this prospectus. You may direct your questions to our stock information center at (423) . You may also visit our stock information center, which is located at 120 Evans Avenue, Morristown, Tennessee. The stock information center is open Monday through Friday from 8:30 a.m. to 4:30 p.m., Eastern time.

Q.	Will depositors need to order new checks as a result of Jefferson Federal changing its name to “Jefferson Federal Bank”?

A.	No. You may still use your Jefferson Federal Savings and Loan Association checks and related materials. The next time you order checks, your new checks will reflect the new Jefferson Federal Bank name.

To ensure that each person receives a prospectus at least 48 hours prior to the expiration date of the offering in accordance with federal law, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date.

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to Jefferson Bancshares, Inc. and Jefferson Federal. For assistance, please contact our stock information center at (423)    .

The Companies

Jefferson Bancshares, M.H.C. 120 Evans Avenue Morristown, Tennessee 37814 (423) 586-8421

Jefferson Bancshares, M.H.C. is the federally chartered mutual holding company for Jefferson Federal Savings and Loan Association of Morristown. Jefferson Bancshares, M.H.C.’s principal business activity is the ownership of 1,550,000 shares of common stock of Jefferson Federal. At the conclusion of the conversion, Jefferson Bancshares, M.H.C. will no longer exist.

Jefferson Bancshares, Inc. 120 Evans Avenue Morristown, Tennessee 37814 (423) 586-8421

This offering is made by Jefferson Bancshares, Inc. Jefferson Bancshares, Inc. is a new Tennessee chartered corporation. Jefferson Federal recently formed Jefferson Bancshares to be its new stock holding company. To date, Jefferson Bancshares has only conducted organizational activities. After the conversion, Jefferson Bancshares will own all of Jefferson Federal’s capital stock and will direct, plan and coordinate Jefferson Federal’s business activities. In the future, Jefferson Bancshares might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Jefferson Federal Savings and Loan Association of Morristown 120 Evans Avenue Morristown, Tennessee 37184 (423) 586-8421

Jefferson Federal is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within our market area. We engage primarily in the business of attracting deposits from the general public and using such funds to originate loans. We emphasize the origination of loans secured by first mortgages on owner-occupied, residential real estate and commercial real estate. To a lesser extent, we originate other types of real estate loans, commercial business loans and consumer loans. We currently operate out of a main office in Morristown, Tennessee and two drive through facilities also in Morristown. Jefferson Federal has 1,875,500 issued and outstanding shares of common stock. Jefferson Bancshares, M.H.C. currently owns 1,550,000 shares, and the remaining 325,500 shares are held by the public. At December 31, 2002, Jefferson Federal had total assets of $260.4 million, deposits of $223.0 million and total stockholders’ equity of $34.9 million.

In the past, as part of our philosophy of serving the credit needs of all of the members of our local community, we regularly made loans to persons with poor or marginal credit histories. Several years ago, we began to monitor our residential mortgage and consumer loans by reference to the borrower’s Beacon credit score. A Beacon score is a principal measure of credit quality and is one of the significant criteria we rely upon in our underwriting. We categorized loans to borrowers with a Beacon credit score below 600 as “subprime” and loans to borrowers with a Beacon credit score of 600 or above as “prime.” We have substantially reduced our originations of subprime residential loans and are letting those loans run off. At December 31, 2002, subprime real estate loans totaled $31.5 million, or 18.2% of total real estate loans, and subprime consumer loans totaled $1.4 million, or 16.2% of total consumer loans.

Our Business Strategy (page )

Our mission is to operate and grow a profitable community-oriented financial institution serving retail and commercial customers in our market area. We plan to achieve this by executing our strategy of:

•	serving as a community-oriented financial institution;

•	expanding our delivery system through a combination of increased uses of technology, such as internet banking, and additional branch facilities;

•	pursuing growth by emphasizing commercial real estate lending and taking advantage of the higher loan-to-one-borrower limits resulting from the capital raised in the offering;

•	improving the quality of our loan portfolio through careful attention to problem assets, structured underwriting and approval processes and stringent loan management;

•	diversifying into other financial services-related activities; and

•	utilizing asset/liability management to improve our net interest margin and mitigate interest rate risk.

The Conversion

What is the Conversion? (page )

In May 1994 we reorganized Jefferson Federal into a stock savings and loan association with a mutual holding company structure. As part of that reorganization, we sold 17% of Jefferson Federal common stock to our customers in a subscription offering. The majority of Jefferson Federal’ s outstanding shares were retained by Jefferson Bancshares, M.H.C., a mutual holding company organized under the laws of the United States. As a result of this reorganization, our current organizational structure is as follows:

The “second-step” conversion process that we are now undertaking involves as series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of Jefferson Federal’s stock will be owned by Jefferson Bancshares, and all of Jefferson Bancshares’ stock will be owned by the public, our employee stock ownership plan and our charitable foundation. Upon completion of the conversion and offering, Jefferson Bancshares, M.H.C. will cease to exist.

After the conversion, our ownership structure will be as follows:

As part of the conversion, we are offering for sale common stock representing the majority ownership interest of Jefferson Federal that is currently held by Jefferson Bancshares, M.H.C. At the conclusion of the conversion, existing public shareholders of Jefferson Federal will receive new shares of common stock in Jefferson Bancshares in exchange for their existing shares of Jefferson Federal.

The normal business operations of Jefferson Federal will continue without interruption during the conversion and the same officers and directors who currently serve Jefferson Federal in the mutual holding company structure will serve the new holding company and Jefferson Federal in the fully converted stock form. “Jefferson Federal Bank” will be Jefferson Federal’s new name upon completion of the conversion.

Conditions to Completing the Conversion	We are conducting the conversion under the terms of our plan of conversion. We cannot complete the conversion and related offering unless:

•	The plan of conversion is approved by at least a majority of votes eligible to be cast by members of Jefferson Bancshares, M.H.C. (depositors and certain borrowers of Jefferson Federal);

•	The plan of conversion is approved by the holders of at least two-thirds of the outstanding shares of Jefferson Federal, including shares held by Jefferson Bancshares, M.H.C.;

•	The plan of conversion is approved by at least a majority of the votes cast by shareholders of Jefferson Federal common stock, not including those shares held by Jefferson Bancshares, M.H.C.;

•	We sell at least the minimum number of shares offered; and

•	We receive the final approval of the Office of Thrift Supervision to complete the conversion and offering.

Jefferson Bancshares, M.H.C., which owns 83% of the outstanding shares of Jefferson Federal, intends to vote its shares in favor of the conversion. In addition, as of             , 2003, directors and executive officers of Jefferson Federal and their associates owned 41,515 shares of Jefferson Federal, or 12.8% of the outstanding shares not owned by Jefferson Bancshares, M.H.C. They intend to vote those shares in favor of the plan of conversion.

Reasons for the Conversion (page )	Our primary reasons for the conversion are to:

•	structure our business in the form used by most financial institutions;

•	support future lending and operational growth;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

•	create a more liquid and active market than currently exists for Jefferson Federal’s common stock; and

•	increase our capital, which will make Jefferson Federal stronger.

Although we have selected possible branch locations, we do not otherwise have any specific plans or arrangements for expansion and we do not now have any specific acquisition plans.

The conversion also will enable us to enhance our ability to attract and retain qualified directors and management through stock-based compensation plans. We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of the Jefferson Federal Charitable Foundation.

The Exchange of Existing Shares of Jefferson Federal Common Stock (page )

If you are now a shareholder of Jefferson Federal, your existing shares will be cancelled and exchanged for shares of Jefferson Bancshares (our newly formed Tennessee corporation). The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion, which will depend upon the final appraised value of Jefferson Bancshares. Under federal regulations, current shareholders of Jefferson Federal have dissenters’ rights in connection with the conversion. The following table shows how the exchange ratio will adjust, based on the number of shares sold in our offering.

The table also shows how many shares a hypothetical owner of 100 shares of Jefferson Federal common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of Jefferson Federal		Total Shares of Common Stock to be Outstanding(1)	Exchange Ratio	Shares to be Received for 100 Existing Shares(2)
	Amount	Percent	Amount	Percent
Minimum	4,250,000	82.64%	892,788	17.36%	5,142,788	2.7419	274
Midpoint	5,000,000	82.64	1,050,339	17.36	6,050,339	3.2258	322
Maximum	5,750,000	82.64	1,207,890	17.36	6,957,890	3.7097	370
15% above Maximum	6,612,500	82.64	1,389,073	17.36	8,001,573	4.2661	426

(1)	Prior to the contribution of shares to the Jefferson Federal Charitable Foundation.
(2)	Cash will be paid instead of issuing any fractional shares.

If you hold shares of Jefferson Federal with a bank or broker in “street name,” you do not need to take any action to exchange the shares. If you are the recordholder of Jefferson Federal shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of Jefferson Bancshares common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.

No fractional shares of Jefferson Bancshares common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

Reduced Shareholder Rights (page )

As a result of the conversion, existing shareholders of Jefferson Federal will become shareholders of Jefferson Bancshares. The rights of shareholders of Jefferson Bancshares will be less than the rights shareholders currently have. The decrease in shareholder rights results from differences between the charters and bylaws of Jefferson Bancshares and Jefferson Federal and from distinctions between Tennessee and federal law. The differences in shareholder rights under the Tennessee charter and bylaws of Jefferson Bancshares are not mandated by Tennessee law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. The differences in shareholder rights include the following:

•	approval by at least 80% of outstanding shares required to remove a director for cause;

•	the inability of shareholders to call special meetings;

•	greater lead time required for shareholders to submit business proposals and director nominations;

•	approval by at least 80% of the outstanding shares required to amend the bylaws and certain provisions of the charter;

•	a residency requirement for directors;

•	approval by at least 80% of the outstanding shares required to approve business comminations involving an interested shareholder; and

•	limitations on voting rights of beneficial owners of more than 10% of Jefferson Bancshares’ common stock.

Jefferson Federal Charitable Foundation (page )

To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Jefferson Federal Charitable Foundation, as part of the conversion. The foundation will be funded with $250,000 and 375,000 shares of Jefferson Bancshares common stock. Based on the purchase price of $10.00 per share, the foundation would be funded with $3.75 million of common stock. Jefferson Federal Charitable Foundation will make grants and donations to non-profit and community groups and projects located within our market area. The amount of common stock that we would offer for sale would be greater if the conversion were to be completed without the formation of the Jefferson Federal Charitable Foundation. For a further discussion of the financial impact of the foundation, including its effect on those who purchase shares in the conversion and on the shares issued to shareholders of Jefferson Federal, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Conversion to Management (page )	We intend to adopt the following benefit plans and employment agreements:

•	Employee Stock Ownership Plan. This plan intends to purchase 8% of the shares issued in the conversion, including shares contributed to the Jefferson Federal Charitable Foundation. We will allocate these shares to employees over a period of years in proportion to their compensation. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•

Stock-Based Incentive Plan.    We intend to implement a stock-based incentive plan no earlier than six months after the conversion. Shareholder approval of this plan will be required. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. The number of options available under this plan will be equal to 10% of the number of shares sold in the conversion and contributed to the charitable foundation. The number of shares available for restricted stock awards will equal 4% of the number of shares sold in the conversion and contributed to the charitable foundation. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•	Employment Agreement. Jefferson Federal has previously entered into an employment agreement with Anderson L. Smith, President and Chief Executive Officer of Jefferson Federal. This agreement provides for severance benefits if Mr. Smith is terminated following a change in control of Jefferson Bancshares or Jefferson Federal. Jefferson Bancshares will become a party to this agreement upon the completion of the conversion.

The following table summarizes the total number and dollar value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the stock-based incentive plan. The table assumes the value of the shares is $10.00 per share. The table does not include a value for the options because their exercise price would be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized on an option only if the market price of the common stock increases above the price at which the option is granted.

	Number of Shares to be Granted or Purchased		Dilution Resulting from Issuance of Shares for Stock Benefit Plans	Value of Grants At Maximum of Offering Range
	At Maximum of Offering Range	As a % of Common Stock Outstanding After Conversion
Employee stock ownership plan	586,631	8.0%	N/A	$5,866,310
Restricted stock awards	245,000	3.3	3.2%	2,450,000
Stock options	612,500	8.4	7.7	–

Total	1,444,131	19.8%	11.0	$8,316,310

Tax Consequences (page )

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Jefferson Bancshares, M.H.C., Jefferson Bancshares, Inc., Jefferson Federal, persons eligible to subscribe for shares in the offering, or existing shareholders of Jefferson Federal. Existing shareholders of Jefferson Federal who receive cash in lieu of fractional share interests in shares of Jefferson Bancshares will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

THE OFFERING

Persons Who Can Order Stock in the Offering (page )	We are offering shares of Jefferson Bancshares common stock in a “subscription offering” in the following order of priority to:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.	1.	Persons with $50 or more on deposit at Jefferson Federal as of December 31, 2001.
	2.	Our employee stock ownership plan, which provides retirement benefits to our employees.
	3.	Persons with $50 or more on deposit at Jefferson Federal as of March 31, 2003.
	4.	Jefferson Federal’s depositors as of , 2003 and borrowers as of May 13, 1994 whose loans continue to be outstanding at , 2003.

If we receive subscriptions for more shares than are to be sold in this offering, shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. If we increase the number of shares to be sold above 5,750,000, the Jefferson Federal employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering. Current shareholders of Jefferson Federal, then people and trusts for the benefit of people who are residents of Hamblen County, Tennessee and surrounding counties will have first preference to purchase shares in a community offering. The community offering, if held, may begin at any time during the subscription offering or immediately after the end of the subscription offering.

Deadline for Ordering Stock (page )

The subscription offering will end at 12:00 noon, Eastern time, on [DATE]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. All extensions, in the aggregate, may not go beyond [DATE].

Purchase Price	The purchase price is $10.00 per share. We consulted with Keefe, Bruyette & Woods in determining this price. You will not pay a commission to buy any shares in the conversion.

Number of Shares to be Sold

We are offering for sale between 4,250,000 and 5,750,000 shares of Jefferson Bancshares common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 6,612,500 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page )

The offering range is based on an independent appraisal of Jefferson Federal by RP Financial, LC., an appraisal firm experienced in appraisals of savings institutions. The appraisal incorporated an analysis of a peer group of publicly-traded thrift institutions that RP Financial considered to be comparable to Jefferson Bancshares. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group’s pricing ratios, as adjusted for qualitative valuation factors, to Jefferson Bancshares’ fully converted pro forma earnings and book value to derive the estimated pro forma market value of Jefferson Bancshares. RP Financial’s estimate of our market value was also based in part upon our financial condition and results of operations and the effect of the additional capital raised in this offering. RP Financial’s appraisal, dated as of March 7, 2003, estimated the pro forma market value of Jefferson Bancshares to be between $55,175,000 and $73,325,000, with a midpoint of $64,250,000. We established the offering range of $42,500,000 to $57,500,000, with a midpoint of $50,000,000, to give effect to the sale of Jefferson Bancshares, M.H.C.’s 82.64% interest in Jefferson Federal. RP Financial’s independent appraisal will be updated before we complete our reorganization. Any changes in the appraisal would be subject to Office of Thrift Supervision approval. Subject to regulatory approval, we may increase the estimated market value of Jefferson Bancshares to up to $83,761,000. If this occurs, the maximum number of shares offered for sale will increase to 6,612,500.

The following table presents a summary of selected pricing ratios utilized by RP Financial for the peer group companies and the resulting pricing ratios for Jefferson Bancshares.

	Price To Earnings Multiple	Price To Tangible Book Value Ratio
Jefferson Bancshares:
Minimum	13.99x	77.79%
Maximum	17.37	87.42
Valuation of peer group companies:
Average	17.83	98.75
Median	17.72	102.29

The independent appraisal does not indicate market value. We cannot guarantee that anyone who purchases shares in the conversion will be able to sell their shares at or above the $10.00 purchase price.

Purchase Limitations (page )	Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

The minimum purchase is 25 shares.

No individual may purchase more than 50,000 shares. If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed 75,000 shares.

• Your spouse or relatives of you or your spouse living in your house;

• Companies, trusts or other entities in which you have a controlling interest or hold a position; or

• Other persons who may be acting in concert with you.

If you are now a Jefferson Federal shareholder, then in addition to the above purchase limitations, there is an ownership limitation. Shares that you purchase in the offering individually and together with persons described above, plus new shares you and they receive in the exchange for existing Jefferson Federal common stock, may not exceed 2% off the total number of shares issued in the conversion. Subject to the Office of Thrift Supervision‘s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page )

If you want to place an order for shares in the conversion, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

• By check or money order made payable to Jefferson Bancshares, Inc.

•    By authorizing withdrawal from an account at Jefferson

     Federal. To use funds in an Individual Retirement Account

     at Jefferson Federal, you must transfer your account to an unaffiliated institution or broker. Please contact the

     stock information center at least one week before the

     end of the subscription offering for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently .75%, from the date we receive your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the conversion is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how Jefferson Bancshares will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	4,250,000 Shares at $10.00 Per Share	5,750,000 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$42,500	$57,500
Less: offering expenses	1,600	1,600

Net offering proceeds	40,900	55,900

Less:
Proceeds contributed to Jefferson Federal	20,450	27,950
Proceeds contributed to the charitable foundation	250	250
Proceeds used for loan to employee stock ownership plan	4,414	5,866

Proceeds remaining for Jefferson Bancshares	$15,786	$21,834

Jefferson Bancshares may use the portion of the proceeds that it retains to invest in securities, pay cash dividends or buy back shares of common stock. Jefferson Federal may use the portion of the proceeds that it receives to fund new loans, invest in securities and expand its business activities. Jefferson Bancshares and Jefferson Federal may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 379,000 shares, which equals 7.6% of the shares that would be sold at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the conversion. Following the conversion, our directors and executive officers, together with their associates, are expected to own 559,806 shares of common stock (including exercisable options), or 8.7% of our outstanding common stock if shares are sold at the midpoint of the offering range.

Market for Jefferson Bancshares Common Stock (page )

Jefferson Federal common stock is traded over-the-counter and quoted on the Pink Sheets. We have applied to have the common stock of Jefferson Bancshares listed for trading on the Nasdaq National Market under the symbol “JFBI.” Keefe, Bruyette & Woods currently intends to become a market maker in the common stock and will assist us in obtaining additional market makers. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Jefferson Bancshares’ Dividend Policy (page )

Jefferson Federal currently pays a cash dividend of $0.125 per share per quarter. After the conversion, we intend to continue to pay cash dividends on a quarterly basis if we are able. We expect dividends to equal $0.046, $0.039, $0.034 and $0.029 per share per quarter at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 1.8%, 1.6%, 1.4% and 1.2%, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay following the conversion will approximate the per share dividend amount, adjusted to reflect the exchange ratio, that Jefferson Federal shareholders currently receive. In the past, we have also paid a special dividend of $0.20 per share in the fourth quarter of our fiscal year. Following the conversion, we will continue to evaluate whether it is appropriate to pay a special dividend. We make no assurances that we will continue to pay a special dividend.

Risk Factors

You should consider carefully the following risk factors before purchasing Jefferson Bancshares common stock.

Our subprime loans subject our loan portfolio to increased risk.

As a result of our prior lending practices, we have a large number of subprime loans, which we define as loans to borrowers with a Beacon credit score of less than 600. Subprime loans are particularly susceptible to delinquencies and losses. Our delinquency and foreclosure rates on our residential and consumer loan portfolios have been higher than our peers. We believe that, to a significant extent, this is a result of our historical subprime residential and consumer lending practices. We expect that this trend will continue in the near future. We have substantially decreased our origination of subprime loans and have improved our collection policies and procedures. As a result, subprime loans have decreased from $45.5 million, or 25.9% of total loans, at June 30, 2000 to $33.0 million, or 17.2% of total loans, at December 31, 2002. Nevertheless, as a result of our having a subprime loans in our portfolio, we expect to have a higher level of nonperforming assets than our peers. If we experience increased losses from nonperforming assets, we may determine it necessary to increase our allowance for loan losses. Increased provisions for loan losses will hurt our profits.

A downturn in the local economy could hurt our profits.

The success of our business depends on our ability to generate profits and grow our franchise. We are located in Morristown, Tennessee and consider Hamblen County, with a population of 59,000, and its contiguous counties to be our primary market area. The economy of this market area is based primarily on manufacturing and agriculture. Our primary lending activity is the origination of loans secured by real estate. Nearly all of these loans are made to borrowers who live and work in our primary market area. According to the U.S. Bureau of Labor Statistics, the unemployment rates for the State of Tennessee have compared favorably to the national rate as well as the rate in Hamblen County. In this regard, the average monthly unemployment rate in Hamblen County has decreased from 6.2% for 2001 to 5.6% for 2002, but remained above the state average and slightly below the national average. Importantly, the slow economy in Jefferson Federal’s market has been evidenced in other ways such as through diminished hours worked for hourly employees in the manufacturing sector which is the largest component of the local economy.

Rising interest rates may hurt our profits.

Interest rates are at historically low levels. If interest rates rise, our net interest income and the value of our assets likely would be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increased more quickly than interest received on interest-earning assets, such as loans and investments. At December 31, 2002, approximately 60% of our residential mortgage loans provided for periodic interest rate adjustments. Our adjustable-rate residential mortgage loans generally do not adjust downwards below the initial contract rate. Accordingly, the interest rates on these loans have not decreased as a result of the declining interest rate environment. If market interest rates increase, our adjustable-rate mortgage loans will not adjust upward until the index rate exceeds the initial contract rate. As a result, in a rising interest rate environment, we expect that the interest we pay on deposits will increase faster than the interest we receive on loans, reducing our profitability. According to Office of Thrift Supervision calculations, if interest rates increase by 2%, the net value of our assets will decrease by 10%. If interest rates increase by 3%, the net value of our assets (our net portfolio value) will decrease by 18%. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Management of Interest Rate Risk and Market Risk Analysis.”

We expect that our return on equity initially will decline after the conversion.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the six months ended December 31, 2002, our annualized return on equity was 10.25%, while our pro forma return on equity for the same period is estimated to be 5.59%, assuming the sale of shares at the midpoint of the offering range. Our regional peers used in the valuation of Jefferson Bancshares had an average return on equity of 6.11% for the year ended December 31, 2002, while all publicly held thrifts had an average return on equity of 9.62% for the same period. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly traded financial institutions. This goal could take a number of years to achieve, and we cannot assure you that this goal will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with a higher return on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. As of June 30, 2002, we held 31% of the deposits in Hamblen County, which was the largest share of deposits out of eight financial institutions in the county. However, we compete with large regional banks owned by Suntrust Banks, Inc., First Tennessee National Corporation, Union Planters Corporation and National Commerce Financial Corporation. These competitors have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

Our commercial real estate and multi-family loans expose us to increased lending risks.

At December 31, 2002, $56.7 million, or 29.5%, of our loan portfolio consisted of commercial and multi-family real estate loans. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

We may require further additions to our allowance for loan losses, which would reduce net income.

If our borrowers do not repay their loans or if the collateral securing their loans is insufficient to provide for the full repayment, we may suffer credit losses. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for loan losses based on a number of factors. If our assumptions and judgments are wrong, our allowance for loan losses may not be sufficient to cover our losses. If we determine that our allowance for loan losses is insufficient, we would be required to take additional provisions for loan losses, which would reduce net income during the period those provisions are taken. In addition, the Office of Thrift Supervision periodically reviews our allowance for loan losses and may require us to increase our allowance for loan losses or to charge off particular loans.

Implementation of new benefit plans will increase our future compensation expense, which will reduce our profitability and stockholders’ equity.

We will recognize additional annual material employee compensation and benefit expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. We cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of awards made to recipients. These expenses have been estimated in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. In addition, changes in accounting guidelines may require us to recognize expenses relating to stock option grants. For further discussion of these plans, see “Our Management—Benefit Plans.”

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a stock-based incentive plan following the offering. If shareholders approve the new stock-based incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the stock-based incentive plan are funded from authorized but unissued stock, your ownership interest could be diluted by up to approximately 3.5%. If the shares issued upon the exercise of stock options under the stock-based incentive plan are issued from authorized but unissued stock, your ownership interest could be diluted by up to approximately 8.3%. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Expected voting control by management and employees may prevent shareholders from taking actions opposed by management.

Our board of directors and executive officers intend to purchase approximately 7.6% of the shares offered at the midpoint of the offering range. These purchases, together with shares acquired through the exchange of shares of Jefferson Federal, the purchase of 8% of the shares by the employee stock ownership plan (including the shares contributed to the Jefferson Federal Charitable Foundation), the potential acquisition of 11.7% of our common stock through the stock-based incentive plan, and the 375,000 shares issued in the conversion to the Jefferson Federal Charitable Foundation, could result in management and employees controlling a significant percentage of Jefferson Bancshares’ common stock. If these individuals were to act together, they could have significant influence over the outcome of any shareholder vote. This voting power may discourage takeover attempts you might like to see happen. In addition, the total voting power of management and employees is likely to exceed 20% of Jefferson Bancshares’ outstanding stock. That level would enable management and employees as a group to defeat any shareholder matter that requires an 80% vote, including removal of directors, approval of certain business combinations with interested shareholders and certain amendments to our charter and bylaws. For information about management’s intended stock purchases and the number of shares that may be awarded under new benefit plans, see “Our Management—Benefit Plans,” and “Shares to Be Purchased by Management with Subscription Rights.”

The contribution to the Jefferson Federal Charitable Foundation means that a shareholder’s total ownership interest will be up to 6.8% less after the contribution.

Purchasers of shares will have their ownership and voting interests in Jefferson Bancshares diluted by up to 6.8% at the close of the conversion when Jefferson Bancshares issues an additional 375,000 shares and contributes those shares to the Jefferson Federal Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

The contribution to the Jefferson Federal Charitable Foundation may decrease the number of shares issued in exchange for shares of Jefferson Federal.

The exchange ratio for converting shares of Jefferson Federal common stock into shares of Jefferson Bancshares common stock may be lower due to the contribution to the foundation. The number of shares that we are offering for sale is based on an independent appraisal of Jefferson Bancshares. RP Financial, LC., which performed the appraisal, has informed us that the value of Jefferson Bancshares would be greater if we did not form the charitable foundation and fund it with shares of Jefferson Bancshares common stock. The final exchange ratio for converting shares of Jefferson Federal common stock into shares of Jefferson Bancshares common will depend on the number of shares sold in the offering. The maximum number of shares that we may sell in the offering without resoliciting subscribers is 6,612,500, which would result in an exchange ratio of 4.2661. If we did not form the charitable foundation, the maximum number of shares that we would be able to sell in the offering without resoliciting subscribers would be 7,273,750, which would result in an exchange ratio of 4.6927.

Our contribution to the Jefferson Federal Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to the Jefferson Federal Charitable Foundation, valued at $4.0 million, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal

Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Establishment of Jefferson Federal Charitable Foundation will hurt our profits for fiscal year 2003.

Jefferson Bancshares intends to contribute $250,000 plus 375,000 shares of its common stock to the Jefferson Federal Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending June 30, 2003, possibly resulting in an operating loss for that year. Based on the pro forma assumptions, the contribution to the Foundation would reduce net earnings by $2.5 million, after tax, in fiscal year 2003. If we experience delays in completing the conversion, we would recognize the expense in the fiscal year 2004.

Failure to approve the Jefferson Federal Foundation may materially affect the pro forma market value of Jefferson Bancshares, which may delay the completion of the conversion.

The establishment and funding of the foundation as part of the conversion is subject to the approval of the members of Jefferson Bancshares, M.H.C. and the shareholders of Jefferson Federal. In the event our members or our shareholders approve the conversion, but not the foundation, we may determine to complete the conversion without the establishment of the foundation and may do so without amending the plan of conversion or obtaining any further vote of our members or the shareholders of Jefferson Federal. RP Financial, LC., which performed the appraisal of Jefferson Bancshares on which this offering is based, has informed us that the value of Jefferson Bancshares would be greater if we did not form the charitable foundation and fund it with shares of Jefferson Bancshares common stock. Therefore, failure of our members or shareholders to approve the foundation may materially affect our pro forma market value. If our pro forma market value increases above $83,761,000, all subscribers will be resolicited and given the chance to change or cancel their orders. A resolicitation would delay the completion of the conversion.

Loss of our President and Chief Executive Officer could hurt our operations.

We rely heavily on our President and Chief Executive Officer, Anderson L. Smith. The loss of Mr. Smith could have an adverse effect on us because, as a small community bank, Mr. Smith is responsible for more aspects of our business than he might be at a larger financial institution with more employees. Moreover, as a small community bank, we have fewer management level employees who are in a position to succeed Mr. Smith. We have entered into a three-year employment agreement with Mr. Smith. We do not have key-man life insurance on Mr. Smith.

Various factors could make takeover attempts more difficult to achieve.

Provisions of Jefferson Bancshares’ charter and bylaws, federal and state regulations and various other factors may make it more difficult for companies or persons to acquire control of Jefferson Bancshares without the consent of Jefferson Bancshares’ board of directors. It is possible, however, that you might like to see a takeover attempt succeed because, for example, the potential acquiror could be offering a premium over the then prevailing market price of Jefferson Bancshares common stock. The factors that may discourage takeover attempts or make them more difficult include:

•	Anti-takeover provisions and statutory provisions. Provisions in Jefferson Bancshares’ charter and bylaws, the corporate law of the State of Tennessee, and federal regulations may make it difficult and expensive to pursue a takeover attempt that management opposes. These provisions will also make the removal of the current board of directors or management of Jefferson Bancshares, or the appointment of new directors, more difficult. These provisions include: limitations on voting rights of beneficial owners of more than 10% of Jefferson Bancshares’ common stock; supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; and the absence of cumulative voting by shareholders in the election of directors. The bylaws of

Jefferson Bancshares also contain provisions regarding the timing and content of shareholder proposals and nominations and qualification for service on the board of directors. For further information about these provisions, see “Comparison of Shareholders’ Rights” and “Restrictions on Acquisition of Jefferson Bancshares and Jefferson Federal.”

•	Required change in control payments. If a change in control had occurred at December 31, 2002 and all current executive officers and employees of Jefferson Federal were terminated, the aggregate value of the severance benefits required to be paid under our employment agreement with our chief executive officer and the employee severance plan, based on 2002 compensation data, would have been approximately $1.5 million. This estimate does not take into account future salary adjustments or bonus payments or the value of the continuation of other employee benefits. These payments may have the effect of increasing the costs of acquiring Jefferson Bancshares, thereby discouraging future attempts to take over Jefferson Bancshares.

•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision.

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the conversion that you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our common stock trade, the markets in which we operate, our operations and our profitability.

Terrorist attacks may negatively affect our operations and your investment in our common stock. We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses.

The consequences of any armed conflict are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or your investment. More generally, any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our borrowers to pay back their loans, which could have a material adverse effect on our operating results and financial condition, as well as our ability to pay dividends to shareholders, and may result in volatility in the market price for our securities.

There is a decrease in the rights of shareholders under our Tennessee charter and bylaws.

As a result of the conversion, existing shareholders of Jefferson Federal, a federal savings and loan association, will become shareholders of Jefferson Bancshares, a Tennessee corporation. The rights of shareholders of the new Tennessee corporation will be less than the rights shareholders currently have. The differences in shareholder rights under Jefferson Bancshares’ charter and bylaws are not mandated by Tennessee law but have been chosen by management as being in the best interests of the corporation and all of its shareholders. The differences in shareholder rights include the following: (1) approval by at least 80% of outstanding shares required to remove a director for cause; (2) the inability of shareholders to call special meetings; (3) greater lead time required for shareholders to submit shareholder proposals; (4) approval by at least 80% of the outstanding shares required to amend the charter and bylaws; (5) a residency requirement for directors; (6) approval by at least 80% of the outstanding shares required to approve business combinations involving an interested shareholder; and (7) limitations on voting rights of beneficial owners of more than 10% of Jefferson Bancshares’ common stock.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. As a savings and loan holding company, Jefferson Bancshares will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Jefferson Federal. We may use the remaining net proceeds to finance the acquisition of other financial institutions or other businesses that are related to banking, pay dividends to shareholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. We expect to use a portion of the net proceeds to fund the employee stock ownership plan purchases of shares in the offering. Jefferson Federal may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or other businesses that are related to banking, fund new loans, purchase investment securities, or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

We may not succeed in our plan to grow.

We intend to expand our branch network, initially in Hamblen County and possibly into surrounding counties, in future years. Building and staffing new branch offices will increase our operating expenses. There is no guarantee that new branch offices will generate revenues that are sufficient to justify our investment or that will exceed the expenses we would incur in expanding our branch network.

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from the financial statements of Jefferson Federal. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at June 30, 2002 and 2001 and for the three years ended June 30, 2002 is derived in part from the audited consolidated financial statements of Jefferson Federal that appear in this prospectus. The information at June 30, 2000, 1999 and 1998 and for the years ended June 30, 1999 and 1998 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The operating data for the six months ended December 31, 2002 and 2001 was not audited, but, in the opinion of management, reflects all adjustments necessary for a fair presentation. No adjustments were other than normal recurring entries. The results of operations for the six months ended December 31, 2002 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At December 31, 2002	At June 30,
		2002	2001	2000	1999	1998
	(Dollars in thousands)
Financial Condition Data:
Total assets	$260,443	$267,340	$254,464	$230,589	$220,075	$194,298
Loans receivable, net	186,351	190,032	181,191	170,172	167,984	159,532
Cash and cash equivalents, interest-bearing deposits, and investment securities	63,662	68,653	64,435	51,855	43,810	27,574
Borrowings	2,000	2,000	2,000	4,000	–	–
Deposits	223,038	231,849	222,061	199,141	194,339	170,355
Stockholders’ equity	34,940	32,901	29,892	26,936	25,205	23,489

	Six Months Ended December 31,		Year Ended June 30,
	2002	2001	2002	2001	2000	1999	1998
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$8,944	$9,895	$19,380	$19,254	$17,646	$16,535	$15,102
Interest expense	3,576	5,946	10,267	11,740	10,058	9,427	8,517

Net interest income	5,368	3,949	9,113	7,514	7,588	7,108	6,585
Provision for loan losses	547	480	1,221	960	1,270	764	700

Net interest income after provision for loan losses	4,821	3,469	7,892	6,554	6,318	6,344	5,885

Noninterest income	519	391	1,021	910	1,222	760	878
Noninterest expense	2,534	2,366	5,069	3,993	3,732	3,314	3,094

Earnings before income taxes	2,806	1,494	3,844	3,471	3,808	3,790	3,669
Total income taxes	1,054	579	1,418	1,283	1,425	1,387	1,357

Net earnings	$1,752	$915	$2,426	$2,188	$2,383	$2,403	$2,312

Per Share Data
Earnings per share, basic	$0.93	$0.49	$1.30	$1.17	$1.28	$1.29	$1.24
Earnings per share, diluted	$0.93	$0.49	$1.29	$1.17	$1.28	$1.28	$1.23
Dividends per share	$0.25	$0.25	$0.70	$0.70	$0.70	$0.70	$0.70

	At or For the Six Months Ended December 31,		At or For the Year Ended June 30,
	2002	2001	2002	2001	2000	1999	1998
Performance Ratios (1):
Return on average assets	1.33%	0.69%	0.91%	0.90%	1.05%	1.15%	1.27%
Return on average equity	10.25	5.88	7.68	7.60	9.19	9.77	10.28
Interest rate spread (2)	3.79	2.49	3.02	2.56	2.92	2.93	3.11
Net interest margin (3)	4.20	3.08	3.53	3.20	3.47	3.52	3.73
Noninterest expense to average assets	1.92	1.79	1.90	1.65	1.64	1.59	1.69
Efficiency ratio (4)	43.64	54.72	50.73	47.46	42.36	41.93	41.28
Average interest-earning assets to average interest-bearing liabilities	114.47	112.75	112.77	112.70	111.80	112.69	112.88
Capital Ratios:
Tangible capital	13.0	11.5	12.0	11.5	11.6	11.3	11.8
Core capital	13.0	11.5	12.0	11.5	11.6	11.3	11.8
Risk-based capital	22.4	20.0	21.1	20.2	20.3	18.9	18.8
Dividend payout ratio (5)	4.64	8.57	9.06	10.04	9.19	9.11	9.43
Average equity to average assets	12.94	11.80	11.87	11.87	11.41	11.80	12.31
Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.40	1.14	1.37	1.17	1.15	1.14	1.00
Allowance for loan losses as a percent of nonperforming loans	113.1	83.6	130.4	80.1	49.1	38.3	44.6
Net charge-offs to average outstanding loans during the period (1)	0.58	0.46	0.38	0.43	0.71	0.26	0.42
Nonperforming loans as a percent of total loans	1.28	1.42	1.09	1.52	2.43	3.08	2.33
Nonperforming assets as a percent of total assets	1.62	1.44	1.16	1.54	1.91	2.55	2.06
Other Data:
Number of:
Real estate loans outstanding	2,759	3,006	2,915	3,012	2,983	3,115	2,858
Deposit accounts	15,905	16,599	16,329	16,548	15,728	15,018	13,778
Full service customer service facilities	1	1	1	1	1	1	1
Drive-through facilities	2	2	2	2	2	2	2

(1)	Ratios for the six months ended December 31 are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5)	Reflects total cash dividends paid divided by net earnings. If Jefferson Bancshares, M.H.C. had not waived the receipt of dividends, the ratio would have been 26.76% and 50.92% for the six months ended December 31, 2002 and 2001, respectively, and 53.79%, 59.62%, 54.72%, 54.27% and 56.36% for the years ended June 30, 2002, 2001, 2000, 1999 and 1998, respectively.

Use of Proceeds

The following table shows how Jefferson Bancshares intends to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Jefferson Federal will reduce Jefferson Federal’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	4,250,000 Shares at $10.00 Per Share	5,000,000 Shares at $10.00 Per Share	5,750,000 Shares at $10.00 Per Share	6,612,500 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$42,500	$50,000	$57,500	$66,125
Less: estimated underwriting commissions and other offering expenses	1,600	1,600	1,600	1,600

Net offering proceeds	40,900	48,400	55,900	64,525
Less:
Proceeds contributed to Jefferson Federal	20,450	24,200	27,950	32,263
Proceeds contributed to the charitable foundation	250	250	250	250
Proceeds used for loan to employee stock ownership plan	4,414	5,140	5,866	6,701

Proceeds remaining for Jefferson Bancshares	$15,786	$18,810	$21,834	$25,311

Jefferson Bancshares may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following conversion, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Jefferson Federal may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Jefferson Federal:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions, although we have identified potential branch locations.

Except as described above, we have no specific plans for the investment of the proceeds of this offering. Although Jefferson Federal’s capital currently exceeds regulatory requirements, we are conducting the conversion primarily to structure our business in the form of organization used by commercial banks and most other financial services companies. For a discussion of our business reasons for undertaking the conversion, see “The Conversion—Reasons for the Conversion.”

Our Dividend Policy

Jefferson Federal currently pays a cash dividend of $0.125 per quarter. Jefferson Federal also has paid a special dividend of $0.20 per share during the fourth fiscal quarter. Following the conversion, Jefferson Bancshares’ Board of Directors intends to adopt a policy of paying regular cash dividends. We expect dividends to equal $0.046, $0.039, $0.034 and $0.029 per share per quarter at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 1.8%, 1.6%, 1.4% and 1.2%, respectively, based upon a price of $10.00 per share. The amount of dividends that we intend to pay following the conversion will preserve the per share quarterly dividend amount of regular dividends, adjusted to reflect the exchange ratio, that Jefferson Federal shareholders currently receive. In addition, the Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account Jefferson Bancshares’ financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions that affect the payment of dividends by Jefferson Federal to Jefferson Bancshares discussed below will also be considered. Jefferson Bancshares cannot guarantee that it will pay dividends or that, if paid, that Jefferson Bancshares will not reduce or eliminate dividends in the future.

Jefferson Bancshares is subject to Tennessee law, which prohibits distributions to shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Dividends from Jefferson Bancshares may depend, in part, upon receipt of dividends from Jefferson Federal because Jefferson Bancshares initially will have no source of income other than dividends from Jefferson Federal and earnings from the investment of the net proceeds from the offering retained by Jefferson Bancshares. Office of Thrift Supervision regulations limit distributions from Jefferson Federal to Jefferson Bancshares. In addition, Jefferson Federal may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of Jefferson Federal below the amount required for the liquidation account to be established as required by Jefferson Federal’s plan of conversion. See “Regulation and Supervision—Federal Savings Institution Regulation—Limitations on Capital Distributions” and “The Conversion—Effects of Conversion to Stock Form—Liquidation Account.”

Any payment of dividends by Jefferson Federal to Jefferson Bancshares that would be deemed to be drawn out of Jefferson Federal’s bad debt reserves would require the payment of federal income taxes by Jefferson Federal at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 10 of the notes to financial statements included in this prospectus. Jefferson Bancshares does not contemplate any distribution by Jefferson Federal that would result in this type of tax liability.

Market for the Common Stock

The common stock of Jefferson Federal is currently traded over-the-counter and quoted on the Pink Sheets under the symbol “JFSZ.” Due to the small number of shareholders and shares outstanding, trading in shares of Jefferson Federal common stock is infrequent. Upon completion of the conversion, the shares of common stock of Jefferson Bancshares will replace existing shares of Jefferson Federal and will be traded on the Nasdaq National Market under the symbol “JFBI.” Keefe, Bruyette & Woods, Inc. intends to become a market maker in Jefferson Bancshares common stock following the conversion. Keefe, Bruyette & Woods, Inc. also will assist Jefferson Bancshares in obtaining other market makers after the conversion. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

The following table sets forth high and low sales prices for Jefferson Federal’s common stock and dividends paid per share for the periods indicated. Jefferson Bancshares, M.H.C. waived the receipt of all dividends paid by Jefferson Federal during the periods covered in this table.

	High	Low	Dividend Paid
Year Ended June 30, 2003
Fourth quarter (through , 2003)
Third quarter			0.125
Second quarter	32.30	28.00	0.125
First quarter	35.00	29.50	0.125

Year Ended June 30, 2002
Fourth quarter	35.00	32.00	0.325
Third quarter	27.56	22.00	0.125
Second quarter	21.50	21.00	0.125
First quarter	17.00	13.50	0.125

Year Ended June 30, 2001
Fourth quarter	15.00	11.25	0.325
Third quarter	14.19	14.19	0.125
Second quarter	13.00	12.00	0.125
First quarter	14.00	11.00	0.125

On February 25, 2003, which was the day of the most recent trade preceding the public announcement of the conversion, the closing price of Jefferson Federal common stock as reported on the Pink Sheets was $33.50. On             , 2003, which the day of most recent trade before the date of this prospectus, the closing price of Jefferson Federal common stock as reported on the Pink Sheets was $             per share. At             , 2003, Jefferson Federal had approximately              shareholders of record. On the effective date of the conversion, all publicly held shares of Jefferson Federal common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Jefferson Bancshares common stock determined pursuant to the exchange ratio. See “The Conversion—Share Exchange Ratio.” Options to purchase shares of Jefferson Federal common stock will be converted into options to purchase a number of shares of Jefferson Bancshares common stock determined pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of Jefferson Federal at December 31, 2002 and the capitalization of Jefferson Bancshares reflecting the conversion (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed stock-based incentive plan. A change in the number of shares to be issued in the conversion may materially affect pro forma capitalization.

		Jefferson Bancshares Pro Forma Capitalization Based Upon the Sale of
	Jefferson Federal Capitalization as of December 31, 2002	4,250,000 Shares at $10.00 Per Share	5,000,000 Shares at $10.00 Per Share	5,750,000 Shares at $10.00 Per Share	6,612,500 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$223,038	$223,038	$223,038	$223,038	$223,038
Advances from Federal Home Loan Bank	2,000	2,000	2,000	2,000	2,000

Total deposits and borrowed funds	$225,038	$225,038	$225,038	$225,038	$225,038

Stockholders’ equity:
Preferred stock:
10,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
30,000,000, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding	1,876	55	65	74	84
Additional paid-in capital	1,167	47,638	55,129	62,620	71,234
Retained earnings (2)	30,991	31,101	31,101	31,101	31,101
Accumulated other comprehensive income	906	906	906	906	906
Less:
Foundation contribution expense, net (3)	–	(2,508)	(2,508)	(2,508)	(2,508)
Common stock acquired by employee stock ownership plan (4)	–	(4,414)	(5,140)	(5,866)	(6,701)
Common stock to be acquired by stock-based incentive plan (5)	–	(1,850)	(2,150)	(2,450)	(2,795)

Total stockholders’ equity	$34,940	$70,928	$77,402	$83,876	$91,321

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(2)	Pro forma retained earnings include assets held by Jefferson Bancshares, M.H.C. of $110,000. Retained earnings are restricted by applicable regulatory capital requirements. Additionally, Jefferson Federal will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of Jefferson Federal’s eligible depositors as of December 31, 2001 and March 31, 2003 at the time of the conversion and decreased subsequently as these account holders reduce their balances or cease to be depositors. See “The Conversion—Effects of Conversion to Stock Form—Liquidation Account.”
(3)	Represents the expense, net of tax, of the contribution of common stock to the Jefferson Federal Charitable Foundation based on an estimated tax rate of 37.3%. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(4)	Assumes that 8% of the common stock issued in the conversion (including shares issued to our charitable foundation) will be acquired by the employee stock ownership plan in the conversion with funds borrowed from Jefferson Bancshares. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Jefferson Bancshares, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Jefferson Bancshares. See “ Our Management—Benefit Plans—Employee Stock Ownership Plan.”
(5)	Assumes the purchase in the open market at $10.00 per share, under the proposed stock-based incentive plan, of a number of shares equal to 4% of the shares of common stock issued in the conversion, excluding shares issued in exchange for shares of Jefferson Federal. The shares are reflected as a reduction of stockholders’ equity. The stock-based incentive plan will be submitted to shareholders for approval at a meeting following the conversion. See “Risk Factors—Issuance of shares for benefit programs may reduce your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Stock-Based Incentive Plan .”

Regulatory Capital Compliance

At December 31, 2002, Jefferson Federal exceeded all regulatory capital requirements. The following table presents Jefferson Federal’s capital position relative to its regulatory capital requirements at December 31, 2002, on an historical and a pro forma basis. The table reflects receipt by Jefferson Federal of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the stock-based incentive plan as restricted stock are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Jefferson Federal, see “Regulation and Supervision—Federal Savings Institution Regulation—Capital Requirements.”

			Pro Forma at December 31, 2002
			Minimum of Offering Range		MidPoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at December 31, 2002		4,250,000 Shares at $10.00 Per Share		5,000,000 Shares at $10.00 Per Share		5,750,000 Shares at $10.00 Per Share		6,612,000 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$34,940	13.42%	$49,236	17.64%	$51,960	18.39%	$54,684	19.12%	$57,817	19.94%
Tangible Capital:
Capital level (2)	$33,650	13.01%	$47,946	17.28%	$50,670	18.04%	$53,394	18.78%	$56,527	19.61%
Requirement	3,880	1.50	4,161	1.50	4,213	1.50	4,264	1.50	4,324	1.50

Excess	$29,770	11.51%	$43,785	15.78%	$46,456	16.54%	$49,130	17.28%	$52,202	18.11%

Core Capital:
Capital level (2)	$33,650	13.01%	$47,946	17.28%	$50,670	18.04%	$53,394	18.78%	$56,527	19.61%
Requirement	10,347	4.00	11,096	4.00	11,234	4.00	11,372	4.00	11,530	4.00

Excess	$23,303	9.01%	$36,850	13.28%	$39,436	14.04%	$42,022	14.78%	$44,996	15.61%

Total Risk-Based Capital:
Total risk-based capital (3)	$35,649	22.38%	$49,945	30.64%	$52,669	32.17%	$55,393	33.69%	$58,526	35.43%
Requirement	12,743	8.00	13,042	8.00	13,097	8.00	13,152	8.00	13,216	8.00

Excess	$22,906	14.38%	$36,903	22.64%	$39,572	24.17%	$42,241	25.69%	$45,310	27.43%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(2)	A portion of the net unrealized gains on available-for-sale securities accounts for the difference between stockholders’ equity calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 12 to the notes to financial statements for additional information.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the conversion. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares issued in the conversion, including shares contributed to our charitable foundation, with a loan from Jefferson Bancshares that will be repaid in equal installments over a period of 15 years;

•	Total expenses of the offering, including fees and expenses paid to Keefe, Bruyette & Woods, Inc,. will be $1.6 million; and

•	We will make a charitable contribution to our charitable foundation of $250,000 plus 375,000 shares of Jefferson Bancshares common stock, with an assumed value of $10.00 per share.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the six months ended December 31, 2002 and the year ended June 30, 2002 has been calculated as if the conversion were completed at the beginning of each period, and the net proceeds had been invested at 5.09% for the six months ended December 31, 2002 and 5.99% for the year ended June 30, 2002, which represents the arithmetic average of the weighted average yield earned by us on our interest-earning assets and the rates paid on our deposits as required by Office of Thrift Supervision regulation.

A pro forma after-tax return of 37.3% is used for both Jefferson Bancshares and Jefferson Federal for both the six months ended December 31, 2002 and the year ended June 30, 2002, after giving effect to a combined federal and state income tax rate of 34%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in the financial condition or results of operations of Jefferson Federal or changes in market conditions after the offering begins. See “The Conversion—Stock Pricing and Number of Shares to be Issued.”

•	Since funds on deposit at Jefferson Federal may be withdrawn to purchase shares of common stock, the amount of funds available to Jefferson Bancshares for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the conversion had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the conversion, the additional employee stock ownership plan expense or the proposed stock-based incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. The amounts shown for book value do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors as of December 31, 2001 and March 31, 2003, or the federal income tax consequences of the restoration to income of Jefferson Federal’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion—Effects of Conversion to Stock Form.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of Jefferson Bancshares’ common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed stock-based incentive plan, which requires shareholder approval at a meeting following the conversion. Under the stock-based incentive plan, an amount equal to 10% of the common stock sold in the offering plus the amount contributed to the Jefferson Federal Charitable Foundation will be reserved for future issuance upon the exercise of options to be granted under the plan.

The following pro forma data, which are based on Jefferson Federal’s equity at June 30, 2002, and net income for the six months ended December 31, 2002 and the year ended June 30, 2002, may not represent the actual financial effects of the conversion or our operating results after the conversion. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of Jefferson Bancshares’ common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if Jefferson Bancshares is liquidated after the conversion.

	Six Months Ended December 31, 2002
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	4,250,000 Shares at $10.00 Per Share	5,000,000 Shares at $10.00 Per Share	5,750,000 Shares at $10.00 Per Share	6,612,500 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Plus: shares issued in exchange for shares of Jefferson Federal	8,925	10,500	12,075	13,886
Plus: shares issued to the foundation	3,750	3,750	3,750	3,750

Pro forma market capitalization	$55,175	$64,250	$73,325	$83,761

Gross proceeds	$42,500	$50,000	$57,500	$66,125
Less: estimated expenses	1,600	1,600	1,600	1,600

Estimated net proceeds	40,900	48,400	55,900	64,525
Less: cash contribution to foundation	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan (1)	(4,414)	(5,140)	(5,866)	(6,701)
Less: common stock to be acquired by stock-based incentive plan	(1,850)	(2,150)	(2,450)	(2,795)
Assets received from the mutual holding company	110	110	110	110

Net investable proceeds	$34,496	$40,970	$47,444	$54,889

Pro Forma Net Income:
Pro forma net income (2):
Historical	$1,752	$1,752	$1,752	$1,752
Pro forma income on net investable proceeds	550	654	757	876
Less: pro forma employee stock ownership plan adjustments (1)	(92)	(107)	(123)	(140)
Less: pro forma stock-based incentive plan adjustments (3)	(116)	(135)	(154)	(175)

Pro forma net income	$2,094	$2,164	$2,232	$2,313

Pro forma net income per share (2):
Historical	$0.34	$0.30	$0.26	$0.23
Pro forma income on net investable proceeds	0.11	0.11	0.11	0.11
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock-based incentive plan adjustments (3)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per share	$0.41	$0.37	$0.33	$0.30

Offering price as a multiple of pro forma net income per share	12.20x	13.51x	15.15x	16.67x
Number of shares used to calculate pro forma net income per share (4)	5,090,813	5,928,133	6,765,453	7,728,371

Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$34,940	$34,940	$34,940	$34,940
Estimated net proceeds	40,900	48,400	55,900	64,525
Mutual holding company capital consolidation	110	110	110	110
Plus: shares issued to the foundation	3,750	3,750	3,750	3,750
Less: after-tax cost of foundation	(2,508)	(2,508)	(2,508)	(2,508)
Less: common stock acquired by employee stock ownership plan (1)	(4,414)	(5,140)	(5,866)	(6,701)
Less: common stock to be acquired by stock-based incentive plan (3)	(1,850)	(2,150)	(2,450)	(2,795)

Pro forma stockholders’ equity	$70,928	$77,402	$83,877	$91,321

Pro forma stockholders’ equity per share:
Historical	$6.33	$5.44	$4.77	$4.17
Estimated net proceeds	7.65	7.72	7.78	7.85
Mutual holding company capital consolidation	0.02	0.02	0.02	0.01
Plus: shares issued to the foundation	0.68	0.58	0.51	0.45
Less: after-tax cost of foundation	(0.45)	(0.39)	(0.34)	(0.30)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by stock-based incentive plan (3)	(0.34)	(0.33)	(0.33)	(0.33)

Pro forma stockholders’ equity per share	$12.86	$12.05	$11.44	$10.90

Offering price as a percentage of pro forma stockholders’ equity per share	77.76%	82.99%	87.41%	91.74%
Number of shares used to calculate pro forma stockholders’ equity per share	5,517,500	6,425,000	7,332,500	8,376,125

	Year Ended June 30, 2002
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	4,250,000 Shares at $10.00 Per Share	5,000,000 Shares at $10.00 Per Share	5,750,000 Shares at $10.00 Per Share	6,612,500 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds	$42,500	$50,000	$57,500	$66,125
Plus: shares issued in exchange for shares of Jefferson Federal	8,925	10,500	12,075	13,886
Plus: shares issued to the foundation	3,750	3,750	3,750	3,750

Pro forma market capitalization	$55,175	$64,250	$73,325	$83,761

Gross proceeds	$42,500	$50,000	$57,500	$66,125
Less: estimated expenses	1,600	1,600	1,600	1,600

Estimated net proceeds	40,900	48,400	55,900	64,525
Less: cash contribution to foundation	(250)	(250)	(250)	(250)
Less: common stock acquired by employee stock ownership plan (1)	(4,414)	(5,140)	(5,866)	(6,701)
Less: common stock to be acquired by stock-based incentive plan	(1,850)	(2,150)	(2,450)	(2,795)
Assets received from the mutual holding company	110	110	110	110

Net investable proceeds	$34,496	$40,970	$47,444	$54,889

Pro Forma Net Income:
Pro forma net income (2):
Historical	$2,426	$2,426	$2,426	$2,426
Pro forma income on net investable proceeds	1,296	1,539	1,782	2,061
Less: pro forma employee stock ownership plan adjustments (1)	(185)	(215)	(245)	(280)
Less: pro forma stock-based incentive plan adjustments (3)	(232)	(270)	(307)	(350)

Pro forma net income	$3,305	$3,480	$3,656	$3,857

Pro forma net income per share (2):
Historical	$0.48	$0.41	$0.36	$0.31
Pro forma income on net investable proceeds	0.25	0.26	0.26	0.27
Less: pro forma employee stock ownership plan adjustments (1)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma stock-based incentive plan adjustments (3)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share	$0.64	$0.58	$0.53	$0.49

Offering price as a multiple of pro forma net income per share	15.63x	17.24x	18.87x	20.41x

Number of shares used to calculate pro forma net income per share (4)	5,105,527	5,945,267	6,785,007	7,750,708

Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$32,901	$32,901	$32,901	$32,901
Estimated net proceeds	40,900	48,400	55,900	64,525
Mutual holding company capital consolidation	110	110	110	110
Plus: shares issued to the foundation	3,750	3,750	3,750	3,750
Less: after-tax cost of foundation	(2,508)	(2,508)	(2,508)	(2,508)
Less: common stock acquired by employee stock ownership plan (1)	(4,414)	(5,140)	(5,866)	(6,701)
Less: common stock to be acquired by stock-based incentive plan (3)	(1,850)	(2,150)	(2,450)	(2,795)

Pro forma stockholders’ equity	$68,889	$75,363	$81,838	$89,282

Pro forma stockholders’ equity per share:
Historical	$5.96	$5.12	$4.49	$3.93
Estimated net proceeds	7.41	7.53	7.62	7.70
Mutual holding company capital consolidation	0.02	0.02	0.02	0.01
Plus: shares issued to the foundation	0.68	0.58	0.51	0.45
Less: after-tax cost of foundation	(0.45)	(0.39)	(0.34)	(0.30)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by stock-based incentive plan (3)	(0.34)	(0.33)	(0.33)	(0.33)

Pro forma stockholders’ equity per share	$12.48	$11.73	$11.17	$10.66

Offering price as a percentage of pro forma stockholders’ equity per share	80.13%	85.25%	89.53%	93.81%
Number of shares used to calculate pro forma stockholders’ equity per share	5,517,500	6,425,000	7,332,500	8,376,125

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 8% of the shares of common stock issued in the conversion, including shares contributed to our charitable foundation. The employee stock ownership plan will borrow the funds used to acquire these shares from the net proceeds from the conversion retained by Jefferson Bancshares. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 4.25%. Jefferson Federal intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders ‘ equity will be increased. Jefferson Federal’s payment of the employee stock ownership plan debt is based upon equal installments of principal over a 15-year period, assuming a combined federal and state income tax rate of 37.3%. Interest income earned by Jefferson Bancshares on the loan to the employee stock ownership plan offsets the interest paid on the loan by Jefferson Federal. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Does not give effect to the non-recurring expense that will be recognized in 2003 as a result of the contribution of common stock to Jefferson Federal Charitable Foundation. The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the foundation was expensed during the periods presented. The pro forma data assume that we will realize 100% of the income tax benefit as a result of the contribution to the foundation based on a 34% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Six months ended December 31, 2002	$2,508	$2,508	$2,508	$2,508
Year ended June 30, 2002	2,508	2,508	2,508	2,508

Pro forma net income:
Six months ended December 31, 2002	(414)	(344)	(276)	(195)
Year ended June 30, 2002	797	972	1,148	1,349

Pro forma net income per share:
Six months ended December 31, 2002	(0.08)	(0.06)	(0.04)	(0.03)
Year ended June 30, 2002	0.16	0.16	0.17	0.17

(3)	In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during the period, and that the combined federal and state income tax rate is 37.3%. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the voting interests of existing shareholders by approximately 3.2%.

For purposes of the pro forma tables, shares of restricted stock issued under the stock-based incentive plan vest 20% per year and compensation expense is recognized on a straight-line basis over each vesting period. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plan, total stock-based incentive plan expense would be greater. The total estimated expense was multiplied by 20%, which is the total percent of shares for which expense is recognized in the first year.

The following table shows the estimated pro forma net income and stockholders’ equity per share if restricted shares awarded under the stock-based incentive plan were authorized but unissued shares instead of repurchased shares. The table also shows the estimated pre-tax stock-based incentive plan expense. The number of shares used to calculate pro forma net income per share in the following table is the total number of shares issued at the indicated point in the offering range, minus the number of shares sold to the employee stock ownership plan assumed not to be committed to be released within six months or one year following the conversion and plus the number of shares that may be awarded as restricted stock under the planned stock-based incentive plan. The number of shares used to calculate pro forma stockholders’ equity per share in the following table is the total number of shares issued at the indicated point in the offering range, plus the number of shares that may be awarded as restricted stock under the planned stock-based incentive plan.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share data)
Pro forma net income per share:
Six months ended December 31, 2002	$0.40	$0.36	$0.32	$0.29
Year ended June 30, 2002	0.65	0.58	0.55	0.50

Number of shares used to calculate pro forma net income per share:
Six months ended December 31, 2002	5,275,813	6,143,133	7,010,453	8,007,871
Year ended June 30, 2002	5,290,527	6,160,267	7,030,007	8,030,208

Pro forma stockholders’ equity per share:
At December 31, 2002	$12.76	$11.98	$11.39	$10.87
At June 30, 2002	12.42	11.67	11.12	10.64

Number of shares used to calculate pro forma stockholders’ equity per share	5,702,500	6,640,000	7,577,500	8,655,625

Pre-tax stock-based incentive plan expense:
Six months ended December 31, 2002	$185	$215	$246	$279
Year ended June 30, 2002	370	431	490	558

(4)	The following table shows how we derived the number of shares used to calculate pro forma net income per share.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
Six months ended December 31, 2002:
Shares issued in the conversion	4,250,000	5,000,000	5,750,000	6,612,500
Exchange shares issued to minority shareholders	892,500	1,050,000	1,207,500	1,388,625
Shares contributed to the foundation	375,000	375,000	375,000	375,000

Total shares outstanding	5,517,500	6,425,000	7,357,500	8,376,125

Less: shares purchased by the employee stock ownership plan	(441,400)	(514,000)	(588,600)	(670,090)
Plus: shares committed to be released by the employee stock ownership plan	14,713	17,133	19,553	22,336

Number of shares used to calculate pro forma net income per share	5,090,813	5,928,133	6,765,453	7,728,371

Year Ended June 30, 2002:
Shares issued in the conversion	4,250,000	5,000,000	5,750,000	6,612,500
Exchange shares issued to minority shareholders	892,500	1,050,000	1,207,500	1,388,625
Shares contributed to the foundation	375,000	375,000	375,000	375,000

Total shares outstanding	5,517,500	6,425,000	7,332,500	8,376,125

Less: shares purchased by the employee stock ownership plan	(441,400)	(514,000)	(586,600)	(670,090)
Plus: shares committed to be released by the employee stock ownership plan	29,427	34,267	39,107	44,673

Number of shares used to calculate pro forma net income per share	5,105,527	5,945,267	6,785,007	7,750,708

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund the Jefferson Federal Charitable Foundation as part of the conversion, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the conversion and an increase in the exchange ratio for converting shares of Jefferson Federal common stock into shares of Jefferson Bancshares common stock. If the foundation were not established, there is no assurance that the appraisal prepared at that time of conversion would conclude that our pro forma market value would be the same as the estimate set forth in the table below. Any appraisal prepared at the time of conversion would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the conversion was completed at December 31, 2002, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range				At the Midpoint of Estimated Valuation Range				At the Maximum of Estimated Valuation Range				At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation		With Foundation		No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$42,500		$46,750		$50,000		$55,000		$57,500		$63,250		$66,125		$72,738
Estimated pro forma valuation	55,175		56,568		64,250		66,550		73,325		76,533		83,761		88,012
Pro forma total assets	296,431		299,308		302,905		306,429		309,379		313,550		316,824		321,740
Pro forma total liabilities	225,503		225,503		225,503		225,503		225,503		225,503		225,503		225,503
Pro forma stockholders’ equity	70,928		73,805		77,402		80,926		83,877		88,048		91,321		96,237
Pro forma net income	2,094		2,160		2,164		2,237		2,232		2,312		2,313		2,401
Pro forma stockholders’ equity per share	12.86		13.05		12.05		12.16		11.44		11.50		10.90		10.93
Pro forma net income per share	0.41		0.41		0.37		0.36		0.33		0.33		0.30		0.30
Exchange Ratio	2.7419		3.0161		3.2258		3.5484		3.7097		4.0806		4.2661		4.6927

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	77.76%		76.63%		82.99%		82.24%		87.41%		86.96%		91.74%		91.49%
Offering price as a multiple of pro forma net income per share (annualized)	12.20	x	12.20	x	13.51	x	13.89	x	15.15	x	15.15	x	16.67	x	16.67	x
Offering price to assets	18.61%		18.90%		21.21%		21.72%		23.70%		24.41%		26.44%		27.36%

Pro Forma Financial Ratios:
Return on assets (annualized)	1.41%		1.44%		1.43%		1.46%		1.44%		1.47%		1.46%		1.49%
Return on stockholders’ equity (annualized)	5.90%		5.85%		5.59%		5.53%		5.32%		5.25%		5.07%		4.99%
Stockholders’ equity to total assets	23.93%		24.66%		25.55%		26.41%		27.11%		28.08%		28.82%		29.91%

(1)	Based on independent valuation prepared by RP Financial as of March 7, 2003.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Income

We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income—which is the income that we earn on our loans and investments—and interest expense—which is the interest that we pay on our deposits and borrowings.

Our second principal source of pre-tax income is fee income—the compensation we receive from providing products and services. Most of our fee income comes from service charges on NOW accounts and fees for late loan payments. We also earn fee income from ATM charges, insurance commissions, safe deposit box rentals and other fees and charges.

We occasionally recognize gains or losses as a result of sales of investment securities or foreclosed real estate. These gains and losses are not a regular part of our income.

Expenses

The expenses we incur in operating our business consist of compensation and benefits expenses, occupancy expenses, equipment and data processing expense, deposit insurance premiums, advertising expenses, expenses for foreclosed real estate and other miscellaneous expenses.

Compensation and benefits consist primarily of the salaries and wages paid to our employees, fees paid to our directors and expenses for retirement and other employee benefits.

Occupancy expenses, which are the fixed and variable costs of building and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities.

Equipment and data processing expense includes fees paid to our third-party data processing service and expenses and depreciation charges related to office and banking equipment. Depreciation of premises and equipment is computed using the straight-line and accelerated methods based on the useful lives of the related assets. Estimated lives are five to 40 years for building and improvements, and three to 10 years for furniture and equipment.

Deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

Expenses for foreclosed real estate include maintenance and repairs on foreclosed properties prior to sale.

Other expenses include expenses for attorneys, accountants and consultants, payroll taxes, franchise taxes, charitable contributions, insurance, office supplies, postage, telephone and other miscellaneous operating expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policies: allowance for loan losses and deferred income taxes.

Allowance for loan losses. Arriving at an appropriate level of allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on growth in the loan portfolio, the level of subprime loans held within the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Management also considers the amount of commercial real estate and construction loans held and the lending activity in commercial non-real estate and consumer loans, all of which carry greater inherent risk than one- to four-family residential loans. Although we believe that we use the best information available to establish the appropriate level of the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets, including projections of future taxable income. These judgments and estimates are reviewed on a continual basis as regulatory and business factors change.

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution serving retail and commercial customers in our market area. We plan to achieve this by executing our strategy of:

•	Serving as a community-oriented financial institution;

•	Expanding our delivery system through a combination of increased uses of technology, including internet banking, and additional branch facilities;

•	Pursuing growth by emphasizing commercial real estate lending and taking advantage of the higher loan-to-one-borrower limits the result from the capital raised in the offering, while remaining well capitalized;

•	Improving the quality of our loan portfolio through careful attention to problem assets, structured underwriting and approval processes and stringent loan management;

•	Diversifying into other financial services-related activities; and

•	Utilizing asset/liability management to improve our net interest margin and mitigate interest rate risk.

Serve as a community-oriented financial institution

We have a long tradition of focusing on the needs of consumers and businesses in our community and being an active corporate citizen. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.

Expand our delivery system

We intend to expand the ways in which we reach and serve our customers. We implemented internet banking in April 2003, which allows our customers to access their accounts and pay bills online. We have identified potential branch locations in the west and south portions of Hamblen County. We intend to pursue expansion in these areas within the next one to two years as the surrounding properties and roads are developed. We also may consider expansion opportunities outside of Hamblen County.

Pursue growth while remaining well capitalized

We intend to grow our loan portfolio by focusing on the origination of commercial and residential real estate loans. The additional capital raised in the offering will increase our loan-to-one-borrower limit, which will allow us to pursue larger lending relationships. In 2001 we added an experienced commercial loan officer and our Chief Executive Officer has significant experience in this area.

Improve quality of loan portfolio

We have adopted more structured underwriting and approval processes that we believe will facilitate improvement in our asset quality and reduce exposure to credit risk. We have decreased our origination of subprime loans and introduced risk-based pricing to compensate us for making subprime loans. Subprime loans have decreased from $45.5 million, or 25.9% of total loans, at June 30, 2000 to $33.0 million, or 17.2% of total loans, at December 31, 2002. We have increased our loan monitoring efforts and have enhanced our collection procedures in an effort to reduce losses from nonperforming loans.

Diversify into related activities

We offer traditional banking products, such as deposits and loans, and have a reputation for being primarily a residential mortgage lender. We intend to continue to diversify our loan portfolio by emphasizing commercial real estate and business loans. In the future, we also intend to expand our product offerings by providing investment and insurance services.

Limit interest rate risk through asset/liability management

We manage interest rate risk through the terms of the loan and deposit products that we offer. We emphasize adjustable-rate loans and fixed-rate loans with terms of no more than 15 years or that are callable. We also invest in adjustable-rate mortgage-backed securities and medium-term debt securities to help manage interest rate risk. Our strong capital position further protects us from fluctuations in interest rates.

Results of Operations for the Six Months Ended December 31, 2002 and 2001

Overview. Net earnings increased as a result of significant improvement in net interest income.

	Six Months Ended December 31,
	2002	2001	% Change
	(Dollars in thousands, except per share data)
Net earnings	$1,752	$915	91.5%
Net earnings per share, basic	$0.93	$0.49	89.8%
Net earnings per share, diluted	$0.93	$0.49	89.8%
Return on average assets (annualized)	1.33%	0.69%
Return on average equity (annualized)	10.25%	5.88%

Net Interest Income. Net interest income increased $1.4 million, or 35.9%, to $5.4 million for the six months ended December 31, 2002 due primarily to the decrease in the average rate paid on interest-bearing liabilities exceeding the decrease in the average yield on interest-earning assets.

Total interest income decreased $951,000, or 9.6%, to $8.9 million for the six months ended December 31, 2002 primarily as a result of a decrease in the average yield on interest-earning assets. Interest on loans receivable decreased $485,000, or 6%, to $7.6 million for 2002 due to a decrease in the average yield that more than offset an increase in the average balance. The average yield on loans declined as we originated loans at lower interest rates due to the prevailing low interest rate environment. Although approximately 60% of our residential mortgage loans are adjustable-rate loans, these loans generally do not provide for downward adjustments below the initial contract rate. This feature has prevented these loans from adjusting downward during the current low interest rate environment and has contributed to increased interest income. Interest on investment securities decreased $415,000, or 25%, to $1.3 million due to a decrease in both the average balance and the average yield. The average balance of investments declined as a result of the proceeds of maturities and sales being reinvested in other asset categories. Our emphasis on adjustable-rate mortgage-backed securities has resulted in lower yields during the low interest rate environment. Interest income on other earning assets decreased as a result of declining yields in the low interest rate environment. The average balance of other earning assets increased as a result of proceeds from sales and calls of investment securities being invested in overnight deposits in anticipation of liquidity needs.

Interest expense decreased $2.4 million, or 40%, to $3.6 million for the six months ended December 31, 2002 due primarily to a significant decrease in the rate paid on deposits and a decrease in the average balance. The average rate paid on deposits decreased 205 basis points to 3.18% for 2002 as we lowered rates on savings and NOW accounts and maturing time deposits were renewed at lower rates. The average balance of deposits decreased $4.0 million to $221.6 million for 2002.

Average Balances and Yields. The following tables presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	Six Months Ended December 31,
	2002			2001
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$191,468	$7,595	7.93%	$188,971	$8,080	8.55%
Mortgage-backed securities	25,893	572	4.42	24,506	635	5.18
Investment securities	26,182	681	5.20	36,671	1,033	5.63
Other earning assets	12,379	96	1.55	6,441	147	4.56

Total interest-earning assets	255,922	8,944	6.99	256,589	9,895	7.71
Noninterest-earning assets	8,239			7,250

Total assets	$264,161			$263,839

Interest-bearing liabilities:
Passbook accounts	$13,835	84	1.21	$12,546	154	2.45
NOW accounts	13,724	68	0.99	11,810	73	1.24
Money market accounts	20,921	224	2.14	7,908	113	2.86
Certificates of deposit	173,082	3,150	3.64	193,312	5,555	5.75

Total interest-bearing deposits	221,562	3,526	3.18	225,576	5,895	5.23
Borrowings	2,000	50	5.00	2,000	51	5.10

Total interest-bearing liabilities	223,562	3,576	3.20	227,576	5,946	5.22

Noninterest-bearing liabilities	6,418			5,132

Total liabilities	229,980			232,708
Stockholders’ equity	34,181			31,131

Total liabilities and stockholders’ equity	$264,161			$263,839

Net interest income		$5,368			$3,949

Interest rate spread			3.79			2.49
Net interest margin			4.20			3.08
Average interest-earning assets to average interest-bearing liabilities	114.47%			112.75%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended December 31, 2002 Compared to Six Months Ended December 31, 2001
	Increase (Decrease) Due to
	Volume	Rate	Net
Interest income:
Loans receivable	$106	$(591)	$(485)
Mortgage-backed securities	34	(97)	(63)
Investment securities	(278)	(74)	(352)
Other interest-earning assets	71	(122)	(51)

Total interest-earning assets	(67)	(884)	(951)
Interest expense:
Deposits	(103)	(2,266)	(2,369)
Borrowings	—	(1)	(1)

Total interest-bearing liabilities	(103)	(2,267)	(2,370)

Net change in interest income	$36	$1,383	$1,419

Provision for Loan Losses. Provisions for loan losses were $547,000 for the six months ended December 31, 2002 compared to $480,000 for the same period in 2001. During the six months ended December 31, 2002, we determined to maintain our allowance for loan losses substantially unchanged, reflecting that since June 30, 2002, nonperforming loans had increased, charge-off levels had increased and subprime and prime loans delinquent 60 to 89 days had remained substantially level. Net charge-offs increased to $553,000 in the six months ended December 31, 2002 from $437,000 for the same period in 2001.

Noninterest Income. The following table shows the components of noninterest income and the percentage changes from 2002 to 2001.

	Six Months Ended December 31,		% Change
	2002	2001
Service charges and fees	$338	$331	(2.1)%
Gain on sale of investment securities	81	16	406.3
Gain (loss) on sale of foreclosed real estate	40	(32)	N/A
Other	60	76	(21.1)

Total	$519	$391	32.7

Gain on sale of investment securities increased as we sold fixed-rate mortgage-backed securities for liquidity purposes and to reposition the investment portfolio to improve interest rate sensitivity.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes from 2002 to 2001.

	Six Months Ended December 31,
	2002	2001	% Change
Compensation and benefits	$1,177	$1,067	10.3%
Occupancy	135	112	20.5
Equipment and data processing	417	410	1.7
Deposit insurance premiums	20	20	—
Advertising	79	70	12.9
REO expense	147	100	47.0
Other	559	587	(4.8)

Total	$2,534	$2,366	7.1

Expenses for foreclosed real estate accounted for most of the increase in noninterest expense. These expenses increased as a result of a larger number of foreclosures. The increase in compensation and benefits expenses reflected post-retirement payments to our former chief executive officer.

Income Taxes. Income taxes increased as a result of a higher level of taxable income. The effective tax rate for the six months ended December 31, 2002 was 37.6%, compared with 38.8% for the same period in 2001.

Results of Operations for the Years Ended June 30, 2002, 2001 and 2000

Overview

	2002	2001	2000	% Change 2002/2001	%Change 2001/2000
	(Dollars in thousands, except per share data)
Net earnings	$2,426	$2,188	$2,383	10.9%	(8.2)%
Net earnings per share, basic	$1.30	$1.17	$1.28	11.1%	(8.6)%
Net earnings per share, diluted	$1.29	$1.17	$1.28	10.3%	(8.6)%
Return on average assets	0.91%	0.90%	1.05%
Return on average equity	7.68%	7.60%	9.19%

2002 v. 2001. Net earnings increased due primarily to an increase in both net interest income and noninterest income, which more than offset an increase in noninterest expense. Net interest income increased primarily as a result of growth in interest-earning assets and a decrease in the cost of funds. Noninterest income increased primarily as a result of an increase in the gain on sale of investment securities.

2001 v. 2000. Net earnings decreased due primarily to lower net interest income, lower noninterest income and higher noninterest expense. The volume of interest-earning assets and interest-bearing liabilities increased during 2001. However, our interest rate spread and net interest margin decreased due to higher rates paid on deposits, resulting in a decline in net interest income. Noninterest income for 2000 included a net gain on the sale of foreclosed property in the amount of $325,000. During 2000, we foreclosed on and sold a commercial property, which accounted for $302,000 of this net gain. Noninterest expense increased due primarily to an overall increase in the level of compensation and benefits.

Net Interest Income.

2002 v. 2001. Net interest income increased $1.6 million, or 21.3%, to $9.1 million for 2002. The increase in net interest income for 2002 was primarily attributable to a higher volume of interest-earning assets and a decrease in the cost of funds.

Total interest income increased $125,000, or 0.7%, to $19.4 million for 2002, resulting from an increase in the volume of interest-earning assets, which more than offset a decrease in the average yield. During 2002, average interest-earning assets increased by $23.3 million, or 9.9%, to $258.3 million, while the average yield decreased 69 basis points to 7.50%. The composition of interest-earning assets generally consists of loans, investments and interest-bearing deposits. The increase in average interest-earning assets was primarily due to increases in the average balance of loans and mortgage-backed securities, which were partially offset by a decrease in investment securities. Interest on loans receivable increased $108,000, or 0.7%, to $16.0 million for 2002 due primarily to an increase in the volume of loans, which more than offset a decrease in the yield on mortgage loans. During 2002, we originated loans at lower interest rates due to the prevailing low interest rate environment. Interest on mortgage-backed securities increased 77.3% as we increased our balance of these investments. Interest on investment securities decreased 22.8% as a result of a decrease in both the average balance and the average yield. Maturities and calls reduced the size of our investment securities portfolio and left us with lower yielding securities.

Total interest expense decreased $1.5 million, or 12.6%, to $10.3 million for 2002 due primarily to a decrease in the average rate paid on deposits, which more than offset an increase in the average balance. The average interest rate paid on deposits decreased 114 basis points as a result of the prevailing low interest rate environment. During 2002 we emphasized low yielding transaction accounts and our customers preferred to invest in shorter-term certificates of deposit.

2001 v. 2000. Net interest income decreased $74,000, or 1.0%, to $7.5 million for 2001 due primarily to a lower net interest margin, which more than offset an increase in volume. Average interest-earning assets increased $16.2 million, or 7.4%, to $235.0 million for 2001 while average interest-bearing liabilities increased $12.8 million, or 6.6%, to $208.5 million for 2001.

Total interest income increased $1.6 million, or 9.1%, to $19.3 million for 2001 due primarily to an increase in the volume of interest-earning assets. Interest on loans receivable increased $1.3 million, or 8.5%, to $15.9 million for 2001 due to an increase in both the average volume and the average yield. The average yield on loans receivable increased due primarily to an increase in the yield on mortgage loans. During the year, we increased origination fees and implemented pricing based on credit risk. These changes resulted in increased yields. Interest on mortgage-backed securities increased $321,000, or 74.3%, to $753,000 for 2001 due to an increase in the average balance, as we used the proceeds from called investment securities to increase our portfolio of mortgage-backed securities. Interest on investment securities decreased $40,000, or 1.7%, to $2.3 million for 2001 primarily due to a decrease in both the average balance and the average yield. Due to the low rate environment, many of our Federal Agency debt securities were called and reinvested at lower rates.

Total interest expense increased $1.7 million, or 16.7%, to $11.7 million for 2001 due primarily to strong deposit growth in certificates of deposit and higher interest rates paid. Interest paid on certificates of deposit increased due to an increase in both the average balance and the average rate paid. During 2001 we offered some of the highest rates on certificates in our market area. Interest paid on advances from the FHLB decreased due to a decrease in the weighted-average balance, which more than offset an increase in the weighted-average rate paid.

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

	Year Ended June 30,
	2002			2001			2000
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$190,980	$15,987	8.37%	$180,340	$15,879	8.81%	$171,255	$14,629	8.54%
Mortgage-backed securities	27,596	1,335	4.84	12,995	753	5.79	6,449	432	6.70
Investment securities	31,980	1,812	5.67	37,020	2,348	6.34	37,140	2,388	6.43
Other earning assets	7,738	245	3.17	4,657	274	5.88	3,956	197	4.98

Total interest-earning assets	258,294	19,379	7.50	235,012	19,254	8.19	218,800	17,646	8.06

Noninterest-earning assets	7,806			7,569			8,467

Total assets	$266,100			$242,581			$227,267

Interest-bearing liabilities:
Passbook accounts	$13,241	$262	1.98%	$11,231	$337	3.00%	$11,626	$348	2.99%
NOW accounts	12,325	137	1.11	10,632	204	1.92	10,861	215	1.98
Money market accounts	10,133	237	2.34	5,772	187	3.18	7,169	235	3.28
Certificates of deposit	191,350	9,528	4.98	178,088	10,839	6.09	162,850	9,074	5.57

Total interest-bearing deposits	227,049	10,164	4.48	205,823	11,567	5.62	192,506	9,872	5.13
Borrowings	2,000	102	5.10	2,708	173	6.39	3,208	186	5.80

Total interest-bearing liabilities	229,049	10,266	4.48	208,531	11,740	5.63	195,714	10,058	5.14

Noninterest-bearing liabilities	5,455			5,262			5,618

Total liabilities	234,504			213,793			201,332

Stockholders’ equity	31,596			28,788			25,935

Total liabilities and stockholders’ equity	$266,100			$242,581			$227,267

Net interest income		$9,113			$7,514			$7,588

Interest rate spread			3.02%			2.56%			2.92%
Net interest margin			3.53%			3.20%			3.47%
Average interest-earning assets to average interest- bearing liabilities	112.77%			112.70%			111.80%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	2002 Compared to 2001			2001 Compared to 2000
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$912	$(804)	$108	$791	$459	$1,250
Mortgage-backed securities	724	(142)	582	386	(65)	321
Investment securities	(301)	(235)	(536)	(8)	(32)	(40)
Daily interest-bearing deposits and other interest-earning assets	117	(146)	(29)	35	42	77

Total interest-earning assets	1,452	(1,327)	125	1,204	404	1,608
Interest expense:
Deposits	1,111	(2,514)	(1,403)	710	985	1,695
Borrowings	(40)	(31)	(71)	(31)	18	(13)

Total interest-bearing liabilities	1,071	(2,545)	(1,474)	679	1,003	1,682

Net change in interest income	$381	$1,218	$1,599	$525	$(599)	$(74)

Provision for Loan Losses

2002 v. 2001. Provision for loan losses increased $261,000, or 21%, to $1.2 million for 2002. The increase in the provision for loan losses reflected our anticipation of higher losses due to the implementation of a more aggressive collection strategy, an increase in personal and business bankruptcies in our market area and the continuation of adverse local and national economic conditions. Net charge-offs decreased $47,000, or 6%, from $781,000 for 2001 to $734,000 for 2002.

2001 v. 2000. Provision for loan losses decreased $310,000, or 24%, from $1.3 million for 2000 to $960,000 for 2001. The lower provision primarily reflected lower net loan charge-offs, which decreased $440,000, or 36%, from $1.2 million for 2000 to $781,000 for 2001.

Noninterest Income. The following table shows the components of noninterest income and the percentage changes from 2002 to 2001 and from 2001 to 2000.

	2002	2001	2000	% Change 2002/2001	% Change 2001/2000
Service charges and fees	$669	$658	$707	1.7%	(6.9)%
Gain on sale of fixed assets	—	—	9	—	(100.0)
Gain on sale of foreclosed real estate	45	33	325	36.4	(89.9)
Gain on sale of investments	141	11	—	1,181.8	N/A
Other	166	208	181	(20.2)	14.9

Total	$1,021	$910	$1,222	12.2	(25.5)

2002 v. 2001 . The increase in noninterest income was attributable primarily to an increase in gain on sale of investment securities in fiscal 2002. During fiscal 2002, we sold fixed rate mortgage-backed securities for liquidity purposes and to reposition the investment portfolio to improve interest rate sensitivity.

2001 v. 2000. The decrease in noninterest income was attributable primarily to a decrease in the gain on the sale of foreclosed real estate. During fiscal 2000, we had a gain of $302,000 on the sale of one piece of foreclosed commercial property.

Noninterest Expense. The following table shows the components of noninterest expense and the percentage changes from 2002 to 2001 and from 2001 to 2000.

	2002	2001	2000	% Change 2002/2001	% Change 2001/2000
Compensation and benefits	$2,351	$1,769	$1,575	32.9%	12.3%
Occupancy	244	219	225	11.4	(2.7)
Equipment and data processing	832	778	788	6.9	(1.3)
Deposit insurance premiums	41	40	76	2.5	(47.4)
REO expense	285	69	77	313.0	(10.4)
Advertising	130	107	89	21.5	20.2
Other	1,186	1,011	902	17.3	12.1

Total	$5,069	$3,993	$3,732	26.9	7.0

2002 v. 2001. Compensation and benefits increased due to salary increases and additional compensation related to the employment of a new Chief Executive Officer. Expenses related to foreclosed real estate increased due to costs associated with the increase in the volume of foreclosed real estate. Other general and administrative expenses increased due to increases in miscellaneous operating expenses and charitable contributions.

2001 v. 2000. Compensation and benefits increased due to salary increases and additional employees. Other general and administrative expenses increased due to higher professional fees and increases in several miscellaneous expense categories.

Income Taxes

2002 v. 2001. Income taxes increased due to a higher level of taxable income. The effective tax rate for 2002 was 36.9%, compared to 37.0% for 2001.

2001 v. 2000. Income taxes decreased due to a lower level of taxable income. The effective tax rate for 2001 was 37.0%, compared to 37.4% for 2000.

Balance Sheet

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, commercial real estate, multi-family real estate and land. We also originate construction loans and home equity loans. At December 31, 2002, real estate loans totaled $173.5 million, or 90.4% of our total loans, compared to $178.9 million, or 90.9% of total loans, at June 30, 2002 and $168.7 million, or 89.6% of total loans, at June 30, 2001. Mortgage loans declined $5.4 million, or 3.0%, in the six months ended December 31, 2002 and increased $10.2 million, or 6.1%, in the year ended June 30, 2002. Loans decreased in the six months ended December 31, 2002 as a result of heavy refinancing activity and our decision to tighten underwriting to strengthen asset quality.

The largest segment of our mortgage loans is one- to four-family loans. At December 31, 2002, one- to four-family loans totaled $91.0 million and represented 52.4% of mortgage loans and 47.4% of total loans. One- to four-family loans declined $3.6 million, or 3.8%, in the six months ended December 31, 2002 and $2.7 million, or 2.8%, in the year ended June 30, 2002 as borrowers refinanced their loans with other lenders in the low interest rate environment and we tightened underwriting standards and raised interest rates on subprime loans.

Commercial real estate loans is the second largest segment of our mortgage loan portfolio. We have emphasized this type of lending for several years and have grown this portfolio to $44.1 million as of December 31, 2002. Commercial real estate loans decreased $2.6 million, or 5.5%, in the six months ended December 31, 2002 and grew $5.5 million, or 13.4%, in the year ended June 30, 2002. We intend to continue to emphasize this type of lending. We hired an experienced commercial loan officer in 2001 and our Chief Executive Officer has significant experience in this area.

We have also been successful in growing the multi-family, construction and land segments of our mortgage loan portfolio. Multi-family real estate loans decreased $605,000, or 4.6%, in the six months ended December 31, 2002 and grew $4.5 million, or 51.8%, in the year ended June 30, 2002. Construction loans decreased $2.7 million, or 24.2%, in the six months ended December 31, 2002 and grew $2.4 million, or 26.8%, in the year ended June 30, 2002. The decline in construction loans as of December 31, 2002 was primarily due to a seasonal decline in building and the tightening of our underwriting standards. Land loans grew $3.6 million, or 27.4%, in the six months ended December 31, 2002 and $261,000, or 2.1%, in the year ended June 30, 2002.

For several years we have maintained a portfolio of commercial business loans. Commercial business loans grew $2.2 million, or 28.3%, in the six months ended December 31, 2002 and $1.7 million, or 28.1%, in the year ended June 30, 2002. Since January 2002, most of the commercial business loans that we have originated have been tied to prime and, thus, will reprice quickly as interest rates change.

We originate a variety of consumer loans, including loans secured by automobiles, mobile homes, and deposit accounts at Jefferson Federal. Consumer loans totaled $8.5 million and represented 4.4% of total loans at December 31, 2002, compared to $10.2 million, or 5.2% of total loans, at June 30, 2002 and $13.5 million, or 7.2% of total loans, at June 30, 2001. We have tightened our underwriting standards and have originated fewer subprime loans in recent periods. In addition, we have experienced low demand for automobile loans as a result of low-cost financing offered through automobile dealers.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31, 2002		At June 30,
			2002		2001		2000		1999		1998
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
			(Dollars in thousands)
Real estate loans:
One-to four-family	$90,975	47.4%	$94,595	48.0%	$97,270	51.7%	$90,742	51.6%	$84,070	48.1%	$85,771	51.9%
Home equity lines of credit	799	0.4	253	0.1	—	—	—	—	—	—	—	—
Commercial	44,107	23.0	46,672	23.7	41,145	21.9	37,432	21.3	42,052	24.1	35,371	21.4
Multi-family	12,558	6.5	13,163	6.7	8,670	4.6	8,858	5.0	9,386	5.4	8,481	5.1
Construction	8,509	4.4	11,226	5.7	8,854	4.7	7,744	4.4	7,886	4.5	6,203	3.8
Land	16,576	8.6	13,011	6.6	12,750	6.8	9,643	5.5	8,424	4.8	7,703	4.7

Total real estate loans	173,524	90.4	178,920	90.9	168,689	89.6	154,419	87.8	151,818	87.0	143,529	86.9
Commercial business loans	9,956	5.2	7,759	3.9	6,055	3.2	6,959	4.0	6,949	4.0	6,429	3.9
Consumer loans:
Automobile loans	3,468	1.8	4,243	2.2	6,012	3.2	7,059	4.0	8,494	4.9	8,416	5.1
Mobile home loans	806	0.4	954	0.5	1,384	0.7	1,536	0.9	1,935	1.1	2,091	1.3
Loans secured by deposits	2,237	1.2	2,787	1.4	3,818	2.0	3,362	1.9	2,487	1.4	1,980	1.2
Other consumer loans	1,986	1.0	2,249	1.1	2,273	1.2	2,494	1.4	2,848	1.6	2,686	1.6

Total consumer loans	8,497	4.4	10,233	5.2	13,487	7.2	14,451	8.2	15,764	9.0	15,173	9.2

Total gross loans	191,977	100.0%	196,912	100.0%	188,231	100.0%	175,829	100.0%	174,531	100.0%	165,131	100.0%

Unearned discount on loans	(15)		(36)		(166)		(736)		(1,531)		(1,476)
Loans in process	(2,532)		(3,761)		(4,330)		(2,593)		(2,734)		(2,158)
Deferred loan fees, net	(389)		(387)		(335)		(298)		(301)		(306)
Allowance for losses	(2,690)		(2,696)		(2,209)		(2,030)		(1,981)		(1,659)

Total loans receivable, net	$186,351		$190,032		$181,191		$170,172		$167,984		$159,532

The following table sets forth certain information at December 31, 2002 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	Real Estate Loans	Commercial Business Loans	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$11,325	$5,968	$4,015	$21,308
More than one to three years	2,550	942	2,940	6,432
More than three to five years	8,592	949	953	10,494
More than five to 10 years	14,865	2,097	427	17,389
More than 10 to 15 years	54,904	—	162	55,066
More than 15 years	81,288	—	—	81,288

Total	$173,524	$9,956	$8,497	$191,977

The following table sets forth the dollar amount of all loans at December 31, 2002 that are due after December 31, 2003 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, unearned interest on installment loans, nonperforming loans and deferred loan fees, net.

	Fixed-Rates	Floating or Adjustable-Rates	Total
	(In thousands)
Real estate loans:
One- to four-family	$27,534	$61,677	$89,211
Home equity lines of credit	—	799	799
Commercial	22,844	19,845	42,689
Multi-family	6,470	5,937	12,407
Construction	939	6,342	7,281
Land	3,454	6,358	9,812
Commercial business loans	1,648	2,340	3,988
Consumer loans	4,482	—	4,482

Total	$67,371	$103,298	$170,669

The following table shows loan origination activity during the periods indicated. We did not purchase or sell any loans during these periods. Subprime loans accounted for $870,000 of the real estate loans originated during the six months ended December 31, 2002 and $369,000 of the consumer loans.

	Six Months Ended December 31,		Year Ended June 30,
	2002	2001	2002	2001	2000
	(In thousands)
Total loans at beginning of period	$196,912	$188,231	$188,231	$175,829	$174,531

Loans originated:
Real estate	18,504	40,937	62,408	63,063	55,186
Commercial business	4,647	2,410	8,593	6,491	7,909
Consumer	2,516	4,691	7,559	13,152	14,754

Total loans originated	25,667	48,038	78,560	82,706	77,849
Real estate loan principal repayments	(22,367)	(15,966)	(32,973)	(29,518)	(33,319)
Other repayments	(8,235)	(22,627)	(36,906)	(40,786)	(43,232)

Net loan activity	(4,935)	9,445	8,681	12,402	1,298

Total gross loans at end of period	$191,977	$197,676	$196,912	$188,231	$175,829

Investments. Our investment portfolio consists primarily of Federal agency debt securities with maturities of seven years or less and mortgage-backed securities with stated final maturities of thirty years or less. Investment securities decreased $12.3 million, or 20.4%, in the six months ended December 31, 2002 as a result of sales and redemptions. The securities sold were fixed-rate mortgage-backed securities. The proceeds from the disposition of investment securities were invested in overnight deposits in anticipation of liquidity needs. Investment securities increased $6.0 million, or 11%, during the year ended June 30, 2002. Growth in investment securities occurred primarily due to excess funds invested from net growth in deposits. Initially, we began purchasing mortgage-backed securities with fixed interest rates and longer maturities to improve yields in the investment portfolio while providing call protection and enhancing our qualified thrift lender ratio. During 2002, we placed more emphasis on purchasing adjustable-rate mortgage-backed securities, which typically have lower yields. Although initial yields are lower on these securities, their rates are tied to a current market index and will reprice if interest rates change. In addition, these securities improve our interest rate sensitivity. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

The following table sets forth the carrying values of our investment securities portfolio at the dates indicated. All of our investment securities are classified as available-for-sale.

	At December 31, 2002		At June 30,
			2002		2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Federal agency securities	$22,843	$23,751	$27,933	$28,464	$32,979	$32,954	$40,411	$39,063
Mortgage-backed securities	23,652	24,204	31,416	31,751	21,251	21,197	7,264	6,991

Total	$46,495	$47,955	$59,349	$60,215	$54,230	$54,151	$47,675	$46,054

The following table sets forth the maturities and weighted average yields of investment securities at December 31, 2002. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At December 31, 2002, mortgage-backed securities with adjustable rates totaled $20.0 million.

	More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Federal agency securities	$18,083	5.00%	$5,668	6.05%	$—	—%	$23,751	5.28%
Mortgage-backed securities	—	—	590	6.77	23,614	4.46	24,204	4.54

Total	$18,083		$6,258		$23,614		$47,955	4.91

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of checking, savings, money market and time deposits. These deposits are provided primarily by individuals and businesses within our market area. We do not use brokered deposits as a source of funding. Deposits decreased $8.8 million, or 3.8%, in the six months ended December 31, 2002. The decrease in deposits consisted primarily of a decrease in certificates of deposit and, to a lesser extent, passbook accounts, which was partially offset by a significant increase in money market accounts. We have adjusted our pricing strategy to encourage the run-off of higher-rate certificates of deposit and to increase money market deposit accounts, which has resulted in the loss of some deposits. Deposits increased $9.8 million, or 4.4%, in the year ended June 30, 2002. The growth in deposits consisted of an increase in lower costing transaction accounts, which offset a decrease in higher costing certificates of deposit. The shift of deposits from certificates of deposit to deposits without specific maturities was attributable primarily to the prevailing low interest rate environment and our strategy of emphasizing transaction accounts.

In the unlikely event that Jefferson Federal is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Jefferson Bancshares as the sole stockholder of Jefferson Federal.

	At December 31, 2002	At June 30,
		2002	2001	2000
	(In thousands)
Noninterest-bearing accounts	$4,870	$4,809	$3,955	$4,610
NOW accounts	13,851	13,358	10,917	11,350
Passbook accounts	13,484	14,375	12,000	11,534
Money market deposit accounts	22,855	16,569	7,792	6,244
Certificates of deposit	167,978	182,738	187,397	165,403

Total	$223,038	$231,849	$222,061	$199,141

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of December 31, 2002. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Certificates of Deposits
(In thousands)
Three months or less	$3,522
Over three through six months	3,976
Over six through twelve months	12,619
Over twelve months	18,750

Total	$38,867

The following table sets forth the time deposits classified by rates at the dates indicated.

	At December 31, 2002	At June 30,
		2002	2001	2000
		(In thousands)
1.01—2.00%	$25,880	$—	$—	$—
2.01—3.00%	71,123	59,947	—	—
3.01—4.00%	28,954	62,599	866	—
4.01—5.00%	24,772	31,452	38,381	15,314
5.01—6.00%	5,556	10,091	62,490	86,571
6.01—7.00%	11,693	18,649	85,660	63,498
7.01—8.00%	—	—	—	20

Total	$167,978	$182,738	$187,397	$165,403

The following table sets forth the amount and maturities of time deposits at December 31, 2002.

	Amount Due				Total	Percent of Total Certificate Accounts
	Less Than One Year	1-2 Years	2-3 Years	3-4 Years
	(Dollars in thousands)
1.01—2.00%	$25,111	$769	$—	$—	$25,880	15.4%
2.01—3.00%	67,173	3,115	835	—	71,123	42.3
3.01—4.00%	1,157	7,122	20,435	240	28,954	17.2
4.01—5.00%	2,093	17,040	4,751	888	24,772	14.8
5.01—6.00%	622	4,295	639	—	5,556	3.3
6.01—7.00%	9,664	2,029	—	—	11,693	7.0

Total	$105,820	$34,370	$26,660	$1,128	$167,978	100.0%

The following table sets forth the savings activities for the periods indicated.

	Six Months Ended December 31,		Year Ended June 30,
	2002	2001	2002	2001	2000
	(In thousands)
Beginning balance	$231,849	$222,061	$222,061	$199,141	$194,339

Increase (decrease) before interest credited	(11,629)	4,695	1,576	13,510	(3,138)
Interest credited	2,818	4,811	8,212	9,410	7,940

Net increase (decrease) in savings deposits	(8,811)	9,506	9,788	22,920	4,802

Ending balance	$223,038	$231,567	$231,849	$222,061	$199,141

Borrowings. We occasionally rely upon advances from the Federal Home Loan Bank of Cincinnati to supplement our supply of lendable funds and to meet deposit withdrawal requirements. During the year ended June 30, 2002, we borrowed $4.0 million and repaid $4.0 million in advances from the FHLB. The following table presents certain information regarding our use of Federal Home Loan Bank advances during the periods and at the dates indicated.

	Six Months Ended December 31,		Year Ended June 30,
	2002	2001	2002	2001	2000
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end	$2,000	$2,000	$2,000	$5,000	$6,500
Average advances outstanding	2,000	2,000	2,000	2,708	3,208
Weighted average interest rate during the period	5.00%	5.10%	5.10%	6.39%	5.80%
Balance outstanding at end of period	$2,000	$2,000	$2,000	$2,000	$4,000
Weighted average interest rate at end of period	5.01%	5.01%	5.01%	5.01%	6.78%

Stockholders’ equity. Stockholders’ equity increased $2.0 million, or 6.2%, in the six months ended December 31, 2002 and $3.0 million, or 10.1%, in the year ended June 30, 2002. Retained earnings, less dividends paid, accounted for $1.7 million and $2.2 million of the increase in the six months ended December 31, 2002 and the year ended June 30, 2002, respectively. Unrealized gains and losses, net of taxes, in the available-for-sale investment portfolio are reflected as an adjustment to stockholders’ equity. At December 31, 2002, the adjustment to stockholders’ equity was a net unrealized gain of $906,000, compared to a net unrealized gain of $537,000 at June 30, 2002 and a net unrealized loss of $49,000 at June 30, 2001. During the year ended June 30, 2002, common stock and paid in capital increased due to the exercise of 11,300 stock options and the granting and vesting of restricted stock awards.

Allowance for Loan Losses and Asset Quality

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish reserves against losses on loans on a monthly basis. When additional reserves are necessary, a provision for loan losses is charged to earnings.

In connection with assessing the allowance, we consider the level of subprime loans held in the portfolio and delinquency levels and loss experience with respect to subprime and prime loans. In addition, we assess the allowance using factors that cannot be associated with specific credit or loan categories. These factors include our subjective evaluation of local and national economic and business conditions, portfolio concentration and changes in the character and size of the loan portfolio. The allowance methodology reflects our objective that the overall allowance appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected credit losses.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

At December 31, 2002, our allowance for loan losses represented 1.40% of total gross loans and 113.1% of nonperforming loans. In setting the allowance at that level, we considered the relative level of subprime and prime loans in the portfolio and the continuing downturn in the local economy. The allowance for loan losses decreased $6,000, or .2%, from June 30, 2002 to December 31, 2002. The small change in the allowance reflected that since June 30, 2002 nonperforming loans had increased, charge-off levels had increased and subprime and prime loans delinquent 60 to 89 days had remained substantially level.

At June 30, 2002, our allowance for loan losses represented 1.37% of total gross loans and 130.4% of nonperforming loans. The allowance for loan losses increased $487,000, or 22%, to $2.7 million at June 30, 2002 from $2.2 million at June 30, 2001. The increase in the allowance from June 30, 2001 to June 30, 2002 reflected anticipated credit quality deterioration as result of the downturn in the local and national economy as well as anticipated higher losses as a result of our more aggressive collection policies. In the past, we did not actively pursue foreclosure as a means to resolve problem loans. As a result, nonperforming loans were high and charge-offs were low. More recently, we have instituted new collection policies under which we more frequently pursue foreclosure or repossession when allowed by law. Our effort to reduce nonperforming assets has resulted in a higher level of foreclosures and charge-offs, which has necessitated a larger allowance for loan losses.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged or credited to current income.

	Six Months Ended December 31,		Year Ended June 30,
	2002	2001	2002	2001	2000	1999	1998
	(Dollars in thousands)
Allowance at beginning of period	$2,696	$2,209	$2,209	$2,030	$1,981	$1,659	$1,610
Provision for loan losses	547	480	1,221	960	1,270	764	700
Recoveries:
Real estate loans	3	—	—	—	—	—	—
Commercial business loans	131	108	204	205	140	—	—
Consumer loans	144	265	479	401	616	128	168

Total recoveries	278	373	683	606	756	128	168

Charge offs:
Real estate loans	(324)	(70)	(295)	—	—	(34)	(195)
Commercial business loans	(197)	(222)	(312)	(624)	(643)	—	(56)
Consumer loans	(310)	(518)	(810)	(763)	(1,334)	(536)	(568)

Total charge-offs	(831)	(810)	(1,417)	(1,387)	(1,977)	(570)	(819)

Net charge-offs	(553)	(437)	(734)	(781)	(1,221)	(442)	(651)

Allowance at end of period	$2,690	$2,252	$2,696	$2,209	$2,030	$1,981	$1,659

Allowance to nonperforming loans	113.1%	83.6%	130.4%	80.1%	49.1%	38.3%	44.6%
Allowance to total gross loans outstanding at the end of the period	1.40%	1.14%	1.37%	1.17%	1.15%	1.14%	1.00%
Net charge-offs to average loans outstanding during the period (1)	0.58%	0.46%	0.38%	0.43%	0.71%	0.26%	0.42%

(1)	Ratios for the six month periods are annualized.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31, 2002			At June 30,
				2002			2001
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate	$784	29.1%	90.4%	$800	29.7%	90.9%	$800	36.2%	89.6%
Commercial business	762	28.4	5.2	569	21.1	3.9	564	25.5	3.2
Consumer	1,144	42.5	4.4	1,327	49.2	5.2	845	38.3	7.2
Unallocated	—	—	N/A	—	—	N/A	—	—	N/A

Total allowance for loan losses	$2,690	100.0%		$2,696	100.0%		$2,209	100.0%

	At June 30,
	2000			1999			1998
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
Real estate	$225	11.1%	87.8%	$225	11.4%	87.0%	$225	13.6%	86.9%
Commercial business	541	26.6	4.0	351	17.7	4.0	287	17.3	3.9
Consumer	1,264	62.3	8.2	1,405	70.9	9.0	1,147	69.1	9.2
Unallocated	—	—	N/A	—	—	N/A	—	—	N/A

Total allowance for loan losses	$2,030	100.0%		$1,981	100.0%		$1,659	100.0%

Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases and the reserve for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

As a community financial institution, we have strived to serve the credit needs of our local communities, which has included lending to borrowers with marginal credit histories. Consequently, we have experienced a higher level of delinquencies, classified assets and charge-offs. In recent periods we have taken steps that are intended to help us to continue to serve the credit needs of the community while improving asset quality. These measures include the use of a credit scoring model that is designed to assist in predicting payment performance for newly originated loans. We now use Beacon credit scores to price loans according to risk, to monitor loan profitability, to monitor the diversification of the loan portfolio, including subprime loans, and to track loans that are charged off. We believe that these efforts have helped to reduce nonperforming assets.

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Nonperforming assets totaled $4.2 million, or 1.62% of total assets, at December 31, 2002, which is an increase of $1.1 million, or 35.8%, from June 30, 2002. Foreclosed real estate increased $797,000 during the six months ended December 31, 2002 due to an increase in bankruptcy filings and depressed local economic conditions. The increase in foreclosed real estate also reflected a weaker resale market for previously occupied homes. At December 31, 2002, foreclosed real estate consisted of 15 single family homes, nine mobile homes, four parcels of real estate, one commercial property and one apartment building that was under contract for sale. Nonaccrual mortgage loans also increased during the six months ended December 31, 2002. Nonaccrual residential mortgage loans increased $240,000 to $1.8 million, and nonaccrual commercial real estate loans increased $133,000 to $501,000.

Nonperforming assets totaled $3.1 million, or 1.16% of total assets, at June 30, 2002, which is a decrease of $801,000, or 20.5%, from June 30, 2001. Foreclosed real estate and other repossessed assets decreased $110,000 in fiscal 2002, and nonaccrual loans decreased $691,000. At June 30, 2002, nonaccrual loans included $1.6 million of residential mortgage loans, $368,000 of commercial real estate loans and $133,000 of consumer loans.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At December 31, 2002, we had $147,000 of impaired loans, which consisted of one residential mortgage loan and one mobile home loan. At June 30, 2002, we had $114,000 of impaired loans, which consisted of one residential mortgage loan and one mobile home loan.

The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

	At December 31, 2002	At June 30,
		2002	2001	2000	1999	1998
	(Dollars in thousands)
Nonaccrual loans:
Real estate	$2,326	$1,935	$2,692	$3,898	$4,020	$2,715
Commercial business	—	—	17	155	496	424
Consumer	53	133	50	85	662	578

Total	2,379	2,068	2,759	4,138	5,178	3,717

Accruing loans past due 90 days or more	—	—	—	—	—	—
Total of nonaccrual and 90 days or more past due loans	2,379	2,068	2,759	4,138	5,178	3,717
Real estate owned	1,775	978	1,070	215	299	210
Other nonperforming assets	72	66	84	47	138	84

Total nonperforming assets	$4,226	$3,112	$3,913	$4,400	$5,615	$4,011

Total nonperforming loans to net loans	1.28%	1.09%	1.52%	2.43%	3.08%	2.33%
Total nonperforming loans to total assets	0.91%	0.77%	1.08%	1.80%	2.35%	1.91%
Total nonperforming assets to total assets	1.62%	1.16%	1.54%	1.91%	2.55%	2.06%

Interest income that would have been recorded for the six months ended December 31, 2002 and the year ended June 30, 2002 had nonaccruing loans been current according to their original terms amounted to $70,000 and $160,000, respectively. The amount of interest related to these loans included in interest income was $39,000 for the six months ended December 31, 2002 and $86,000 for the year ended June 30, 2002.

We use Beacon credit scores to predict the likelihood that an existing borrower or potential customer will become a serious credit risk. Beacon credit scores are based on data available in an individual’s credit report, such as payment history, outstanding debt and types of credit in use. Beacon scores range from 400 to 850. We consider loans by borrowers with a Beacon score of less than 600 to be subprime loans. There is no single definition of “subprime,” and other financial institutions may use different criteria to identify their subprime loans. For example, Fannie Mae and Freddie Mac generally designate borrowers with a credit bureau score of 660 or below as subprime.

The following table sets forth the amounts of subprime loans in our loan portfolio at the dates indicated.

	At December 31, 2002		At June 30,
			2002		2001		2000
	Dollar Amount	As a % of Loans in Category	Dollar Amount	As a % of Loans in Category	Dollar Amount	As a % of Loans in Category	Dollar Amount	As a % of Loans in Category
	(Dollars in thousands)
Subprime real estate loans	$31,580	18.2%	$35,380	19.8%	$39,998	23.7%	$40,928	26.5%
Subprime consumer loans	1,380	16.2	1,890	18.5	2,936	21.8	4,610	31.9

Total subprime loans	$32,960		$37,270		$42,934		$45,538

Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we must establish a general allowance for loan losses. If we classify an asset as loss, we must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge off such amount.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At December 31, 2002	At June 30,
		2002	2001
	(In thousands)
Substandard assets	$6,523	$4,106	$5,719
Doubtful assets	—	—	—
Loss assets	—	15	17

Total classified assets	$6,523	$4,121	$5,736

At each of the dates in the above table, substandard assets consisted of nonperforming assets and other loans that we believed exhibited weakness. These substandard but performing loans totaled $2.3 million, $995,000 and $1.8 million at December 31, 2002, June 30, 2002 and June 30, 2001, respectively. At each date, substandard but performing loans included a commercial real estate loan that at December 31, 2002 had a balance of $898,000. At December 31, 2002 we included $579,000 of other loans by the same borrower or related persons, for a total of $1.5 million of substandard but performing loans to one borrower and related persons. The corporate borrower has been in bankruptcy, but has kept all loans current. At December 31, 2002, we also had $3.1 million of loans that we are monitoring because of concerns about the borrowers’ ability to continue to make payments in the future.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At December 31, 2002		At June 30,
			2002		2001
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(In thousands)
Real estate loans	$8,486	$1,572	$7,200	$1,618	$6,664	$2,769
Commercial business loans	193	—	76	—	377	—
Consumer loans	274	190	360	144	690	286

Total	$8,953	$1,762	$7,636	$1,762	$7,731	$3,055

At each of the dates in the above table, delinquent real estate loans consisted primarily of loans secured by residential real estate.

Market Risk Analysis

Qualitative Aspects of Market Risk. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, we actively originate adjustable-rate mortgage loans for retention in our loan portfolio. These loans generally reprice beginning after five years and annually thereafter. Most of our residential adjustable-rate mortgage loans may not adjust downward below their initial interest rate. Although historically we have been successful in originating adjustable-rate mortgage loans, the ability to originate such loans depends to a great extent on market interest rates and borrowers’ preferences. As an alternative to adjustable-rate mortgage loans, we offer fixed-rate mortgage loans with maturities of fifteen years or less. This product enables us to compete in the fixed-rate mortgage market while maintaining a shorter maturity. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. In recent years we have used investment securities with terms of seven years or less and adjustable-rate mortgage-backed securities to help manage interest rate risk. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

We have established an Asset/Liability Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk limits and profitability goals.

Quantitative Aspects of Market Risk. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2002 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300 bp	$35,225	(7,576)	(18)%	13.55%	(214	)bp
200	38,381	(4,421)	(10)	14.49	(120)
100	40,688	(2,113)	(5)	15.13	(57)
0	42,801	—	—	15.69	—
(100)	46,742	3,941	9	16.76	107

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, amount others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term U.S. Government agency obligations.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2002, cash and cash equivalents totaled $2.3 million and interest-bearing deposits totaled $13.4 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $48.0 million at December 31, 2002. In addition, at December 31, 2002, we had arranged the ability to borrow a total of approximately $133.3 million from the Federal Home Loan Bank of Cincinnati. On that date, we had advances outstanding of $2.0 million.

At December 31, 2002, we had $1.9 million in loan commitments outstanding. In addition to commitments to originate loans, we had $2.5 million in loans-in-process primarily to fund undisbursed proceeds of construction loans, $1.8 million in unused standby letters of credit and $90,000 in unused lines of credit. Certificates of deposit due within one year of December 31, 2002 totaled $105.8 million. We believe, based on past experience, that a significant portion of those deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual obligations as of December 31, 2002.

			Payments due by period
Contractual Obligations	Total		Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Long-term debt obligations	$2,000	(1)	$—	$—	$—	$2,000
Capital lease obligations	—		—	—	—	—
Operating lease obligations	68	(2)	15	31	22	—
Purchase obligations	644	(3)	209	418	17	—
Other long-term liabilities reflected on the balance sheet	—		—	—	—	—

Total	$2,712		$224	$449	$39	$2,000

(1)	$1.0 million of this amount is callable on March 9, 2004 and $1.0 million is callable on March 9, 2006.
(2)	Payments are for lease of real property. The lease expires in 2007, with an option to extend for an additional five years.
(3)	Payments are minimum payments for data processing services. Actual payments may be higher, depending on usage.

Our primary investing activities are the origination of loans and the purchase of securities. In the six months ended December 31, 2002, we originated $25.7 million of loans and purchased no securities. In fiscal 2002, we originated $78.6 million of loans and purchased $45.0 million of securities. In fiscal 2001, we originated $82.7 million of loans and purchased $41.0 million of securities. In fiscal 2000, we originated $77.8 million of loans and purchased $11.2 million of securities.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $8.8 million in six months ended December 31, 2002 and a net increase in total deposits of $9.8 million, $22.9 million and $4.8 million for the years ended June 30, 2002, 2001 and 2000, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products in order to attract deposits. In the six months ended December 31, 2002, Federal Home Loan Bank advances were unchanged. During fiscal 2002, we began and ended the year with $2.0 million in advances outstanding. During fiscal 2001, Federal Home Loan Bank advances decreased $2.0 million. During fiscal 2000, Federal Home Loan Bank advances increased $4.0 million.

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2002, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Savings Institution Regulation—Capital Requirements” and “Regulatory Capital Compliance” and note 12 of the notes to the financial statements.

The capital from the conversion will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the conversion, resulting in increased net interest-earning assets and net income. However, due to the large increase in equity resulting from the capital raised in the offering, return on equity will be adversely impacted following the conversion.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements and have not had any such arrangements during the six months ended December 31, 2002 or the three years ended June 30, 2002.

Impact of Recent Accounting Pronouncements

For a discussion of the impact on us of recent accounting pronouncements, see note 3 to the notes to the financial statements.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Business

General

Jefferson Bancshares, Inc. was organized as a Tennessee corporation at the direction of Jefferson Federal in March 2003 to become the holding company for Jefferson Federal upon completion of the conversion. As a result of the conversion, Jefferson Federal will be a wholly owned subsidiary of Jefferson Bancshares.

Before the completion of the conversion, Jefferson Bancshares will not engage in any significant activities other than that of an organizational nature. Upon completion of the conversion, Jefferson Bancshares’ business activity will be the ownership of the outstanding capital stock of Jefferson Federal and management of the investment of offering proceeds retained from the conversion. Initially, Jefferson Bancshares will neither own nor lease any property but will instead use the premises, equipment and other property of Jefferson Federal with the payment of appropriate rental fees, as required by applicable law and regulations. In the future, Jefferson Bancshares may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Jefferson Federal was formed as a Tennessee building and loan association in 1960. In 1963, it converted to a federal mutual savings association and changed its name to Jefferson Federal Savings and Loan Association of Morristown. In 1994, Jefferson Federal reorganized into the mutual holding company form of organization by converting to stock form and issuing shares of its common stock to a newly formed mutual holding company and to its depositors. Upon the completion of the conversion, Jefferson Federal will change its name to Jefferson Federal Bank.

We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and use those funds to originate mortgage, commercial and consumer loans, which we hold for investment.

Our website address is www.jeffersonfederal.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are located in Morristown, Tennessee, which is situated approximately 40 miles northeast of Knoxville, Tennessee in the northeastern section of the state. We consider Hamblen County, with a population of approximately 59,000, and its contiguous counties to be our primary market area. The economy of our market area is primarily oriented to manufacturing and agriculture. Morristown and Hamblen County also serve as a hub for retail shopping and medical services for a number of surrounding rural counties. The manufacturing sector is focused on three types of products: automotive and heavy equipment components; plastics, paper and corrugated products; and furniture. According to the U.S. Bureau of Labor Statistics, the unemployment rates for the State of Tennessee have compared favorably to the national rate as well as the rate in Hamblen County. In this regard, the average monthly unemployment rate in Hamblen County has decreased from 6.2% for 2001 to 5.6% for 2002, but remained above the state average and slightly below the national average. Importantly, the slow economy in Jefferson Federal’s market has been evidenced in other ways such as through diminished hours worked for hourly employees in the manufacturing sector which is the largest component of the local economy.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds and other corporate and government securities. At June 30, 2002, which is the most recent date for which data is available from the FDIC, we held 31% of the deposits in Hamblen County, which is the largest market share out of eight financial institutions with offices in the county. However, banks owned by Suntrust Banks, Inc., First Tennessee National Corporation, Union Planters Corporation and National Commerce Financial Corporation, all of which are large regional bank holding companies, also operate in Hamblen County. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market area, and to a lesser extent from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. Our loan portfolio consists of a variety of mortgage, commercial and consumer loans. As a community-oriented financial institution, we try to meet the borrowing needs of consumers and businesses in our market area. Mortgage loans constitute a significant majority of the portfolio, and residential mortgage loans are the largest segment in that category.

One- to Four-Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new one- to four-family homes. We offer fixed-rate mortgage loans with terms up to 15 years and adjustable-rate mortgage loans with terms up to 25 years. Borrower demand for adjustable-rate loans versus fixed-rate loads is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the first year interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk.

As of December 31, 2002, $94.3 million, or 60%, of our residential mortgage loans provided for periodic interest rate adjustments. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

The loan fees charged, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. Interest rates and payments on our adjustable-rate loans generally are adjusted annually based on any change in the National Average Contract Mortgage Rate for the Purchase of Previously Occupied Homes by Combined Lenders as published by the Federal Housing Finance Board. Changes in this index tend to lag behind changes in market interest rates. Our adjustable-rate mortgage loans may have initial fixed-rate periods ranging from one to five years.

We originate all adjustable-rate loans at the fully indexed interest rate. The maximum amount by which the interest rate may be increased or decreased is generally 2% per year and the lifetime interest rate cap is generally 5% over the initial interest rate of the loan. Our adjustable-rate residential mortgage loans generally do not provide for a decrease in the rate paid below the initial contract rate. The inability of our residential real estate loans to adjust downward below the initial contract rate can contribute to increased income in periods of declining interest rates, and also assists us in our efforts to limit the risks to earnings and equity value resulting from changes in interest rates, subject to the risk that borrowers may refinance these loans during periods of declining interest rates.

While one- to four-family residential real estate loans are normally originated with up to 25-year terms; such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all of the mortgage loans in the our loan portfolio contain due-on-sale clauses providing that Jefferson Federal may declare the unpaid amount due and payable upon the sale of the property securing the loan. Jefferson Federal enforces these due—on-sale clauses to the extent permitted by law. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We do not emphasize the origination of loans that conform to guidelines for sale in the secondary mortgage market, as we have not sold any loans in recent years. As a result of changes in our underwriting guidelines, we generally do not make mortgage loans to borrowers with a Beacon credit score below 600. With approval of our loan committee or Board of Directors we may make exceptions to this policy for existing customers. Although in the past we frequently made loans to subprime borrowers we did not have a subprime lending program in the sense that we did not focus on subprime lending through planned business strategies, tailored products or explicit borrower targeting. We generally do not make conventional loans with loan-to-value ratios exceeding 85% and generally make loans with a loan-to-value ratio in excess of 85% only when secured by first liens on owner-occupied one- to four-family residences. Loans with loan-to-value ratios in excess of 90% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans in excess of $50,000 to be appraised by a board-approved appraiser. We require title insurance on all mortgage loans in excess of $25,000. Borrowers must obtain hazard or flood insurance (for loans on property located in a flood zone) prior to closing the loan.

Home Equity Lines of Credit. We offer home equity lines of credit on single family residential property in amounts up to 80% of the appraised value. Rates and terms vary by borrower qualifications, but are generally offered on a variable rate, open-end term basis with maturities of ten years or less.

Commercial Real Estate and Multi-Family Loans. An important segment of our loan portfolio is mortgage loans secured by commercial and multi-family real estate. Our commercial real estate loans are secured by professional office buildings, shopping centers, manufacturing facilities, hotels, vacant land, churches and, to a lesser extent, by other improved property such as restaurants and retail operations. We intend to continue to emphasize and grow this segment of our loan portfolio

We originate both fixed- and adjustable-rate loans secured by commercial and multi-family real estate with terms up to 25 years. Fixed-rate loans have provisions that allow us to call the loan after five years. Adjustable-rate loans are based on prime and adjust monthly. Loan amounts generally do not exceed 85% of the lesser of the appraised value or the purchase price. When the borrower is a corporation, partnership or other entity, we generally require personal guarantees from significant equity holders. Currently, it is our philosophy to originate commercial real estate loans only to borrowers known to us and on properties in or near our market area.

Loans secured by commercial and multi-family real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties are often dependent on successful operation or management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. In order to monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and rent rolls on multi-family loans. We also perform annual reviews and prepare write-ups on all lending relationships of $250,000 or more where the loan is secured by commercial or multi-family real estate.

At December 31, 2002, loans with principal balances of $500,000 or more secured by commercial real estate totaled $27.4 million, or 62.1% of commercial real estate loans, and loans with principal balances of $500,000 or more secured by multi-family properties totaled $9.5 million, or 76.0% of multifamily loans. At December 31, 2002, all of these loans were performing in accordance with their terms.

Construction Loans. We originate loans to finance the construction of one-to four-family homes and, to a lesser extent, multi-family and commercial real estate properties. At December 31, 2002, $4.6 million of our construction loans were for the construction of one- to four-family homes and $3.9 million was for the construction of commercial or multi-family real estate. We principally finance the construction of single-family, owner-occupied homes. Construction loans are generally made on a “pre-sold” basis, however, contractors who have sufficient financial strength and a proven track record are considered for loans for model and speculative purposes, with preference given to contractors with whom we have had successful relationships. We generally limit loans to contractors for speculative construction to a total of $225,000 per contractor. Construction loans generally provide for interest-only payments at fixed-rates of interest and have terms of six to 12 months. At the end of the construction period, the loan generally converts into a permanent loan. Construction loans to a borrower who will occupy the home, or to a builder who has pre-sold the home, will be considered for loan-to-value ratios of up to 85%. Construction loans for speculative purposes, models, and commercial properties may be considered for loan-to-value ratios of up to 80%. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. We generally use in-house inspectors for construction disbursement purposes; however, we may rely on architect certifications for disbursements on larger commercial loans.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project prior to or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Land Loans. We originate loans secured by unimproved property, including lots for single family homes, raw land, commercial property and agricultural property. We originate both fixed- and adjustable-rate land loans with terms up to 15 years. Adjustable-rate loans are based on prime and adjust monthly. Loans secured by unimproved commercial property or for land development generally have five year terms with a longer amortization schedule. Loan amounts generally do not exceed 75% of the lesser of the appraised value or the purchase price.

At December 31, 2002, our largest land loan was for $4.3 million and was secured by commercial real estate. At December 31, 2002, loans with principal balances of $500,000 or more secured by unimproved property totaled $6.0 million, or 36.2% of land loans. All of these loans were performing in accordance with their terms at that date.

Commercial Business Loans. We extend commercial business loans on an unsecured and secured basis. Secured loans generally are collateralized by industrial/commercial machinery and equipment, livestock, farm machinery and, to a lesser extent, accounts receivable and inventory. We originate both fixed- and adjustable-rate commercial loans with terms up to 20 years. Fixed-rate loans have provisions that allow us to call the loan after five years. Adjustable-rate loans are based on prime and adjust monthly. Where the borrower is a corporation, partnership or other entity, we generally require personal guarantees from significant equity holders.

Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with commercial and multi-family real estate lending. Although the repayment of commercial and multi-family real estate loans depends primarily on the cash-flow of the property or related business, the underlying collateral generally provides a sufficient source of repayment. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral if a borrower defaults is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories and equipment may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the cash-flow, character and creditworthiness of the borrower (and any guarantors), while liquidation of collateral is secondary.

Consumer Loans. We offer a variety of consumer loans, primarily secured by automobiles and savings accounts. Other consumer loans include loans on recreational vehicles and boats, debt consolidation loans, and personal unsecured debt. We market education loans as a “Team Lender” through the Educational Funding of the South, Inc. (“EdSouth”), whereas EdSouth funds the loans and pays a marketing fee to us.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount. We use a credit scoring system and charge borrowers with poorer credit scores higher interest rates to compensate for the additional risks associated with those loans.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as automobiles, boats and recreational vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Loan Originations . All of our loans are originated by in-house lending officers and are underwritten and processed in-house. We rely on advertising, referrals from realtors and customers, and personal contact by our staff to generate loan originations. We generally retain for our portfolio all of the loans that we originate. We occasionally purchase participation interests in commercial real estate loans through other financial institutions in our market area.

Loan Approval Procedures and Authority. Loan approval authority has been granted by the Board of Directors to certain officers on an individual and combined basis for consumer (including residential mortgages) and commercial purpose loans up to a maximum of $500,000 per transaction. All loans with aggregate exposure of $1.0 million or more require the approval of our Loan Committee or the Board of Directors.

The Loan Committee meets every two weeks to review all mortgage loans made within granted lending authority of $75,000 or more and all non-mortgage loans made within granted lending authority of $50,000 or more. The committee approves all requests which exceed granted lending authority or when the request carries aggregate exposure to us of $1.0 million or more. The committee reviews credit relationships of $250,000 or more on a periodic basis in addition to addressing all other credit guideline issues as they may arise. The minutes of the committee are reported to and reviewed by the Board of Directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited by regulation. At December 31, 2002 our regulatory limit on loans to one borrower was $5.5 million. At that date our largest lending relationship was $4.3 million and consisted of a commercial real estate loan. This loan was performing according to its original repayment terms at December 31, 2002.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate single-family residential mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 90 days or less.

Delinquencies. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 17 days past due. If payment is not then received, additional letters and phone calls generally are made. When the loan becomes 60 days past due, we send a letter notifying the borrower that we will commence foreclosure proceedings if the loan is not brought current within 30 days. When the loan becomes 90 days past due, we will commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Exceptions on commencement of foreclosure actions for commercial real estate loans and mortgage loans are made on a case-by-case basis by the Board of Directors. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank of Cincinnati and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities. We also are required to maintain an investment in Federal Home Loan Bank of Cincinnati stock.

At December 31, 2002, our investment portfolio consisted of Federal agency debt securities with maturities of seven years or less and mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less. We purchase mortgage-backed securities in an effort to increase yield, improve liquidity, provide call protection, and enhance our qualified thrift lender ratio.

Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. Any two of the following officers are authorized to purchase or sell investments: President, Executive Vice President, and/or Vice President. There is a limit of $2.0 million par value on any single investment purchase unless approval is obtained from the Board of Directors. For mortgage-backed securities, real estate mortgage investment conduits and collateralized mortgage obligations issued by Ginnie Mae, Freddie Mac or Fannie Mae, purchases are limited to a current par value of $2.5 million without Board approval.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. We may use borrowings on a short-term basis to compensate for reductions in the availability of funds from other sources. Borrowings may also be used on a longer term basis for general business purposes.

Deposit Accounts. Substantially all of our depositors are residents of the State of Tennessee. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market accounts, regular savings accounts, Christmas club savings accounts, certificates of deposit and retirement savings plans. We do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing monthly. In the past, our strategy had been to attract and retain deposits by offering the highest rates in our market area. Our current strategy is to offer competitive rates, but not be the market leader in every type and maturity. We have also changed our advertising to emphasize transaction accounts, with the goal of shifting our mix of deposits towards a smaller percentage of higher cost time deposits.

Borrowings. We have occasionally relied upon advances from the Federal Home Loan Bank of Cincinnati to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the Federal Home Loan Bank are typically secured by our first mortgage loans.

The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution. We have authority to borrow up to 20% of assets under a short-term line of credit.

Properties

We conduct our business through our main office and drive through facilities. The following table sets forth certain information relating to these facilities as of December 31, 2002.

Location	Year Opened	Net Book Value as of December 31, 2002	Square Footage	Owned/ Leased
	(Dollars in thousands)
Main Office 120 Evans Avenue Morristown, Tennessee	1997	$3,351	24,000	Owned

Drive-Through 143 E. Main Street Morristown, Tennessee	1995	447	800	Owned

Drive-Through 1960 W. Morris Blvd. Morristown, Tennessee	1998	52	700	Leased	(1)

(1)	The current lease expires in April 2007, with an option for an additional five years.

Personnel

As of December 31, 2002, we had 58 full-time employees and 7 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition or results of operations.

Subsidiaries

We have one subsidiary, Jefferson Service Corporation of Morristown, Tennessee, Inc., which owns stock in Intrieve, Inc., a computer service bureau, and has an ownership interest in Bankers Title of East Tennessee, LLC, a title insurance agency. Our subsidiary also has a small investment in a credit life reinsurance company.

Our Management

Directors

The initial Board of Directors of Jefferson Bancshares consists of the seven directors of Jefferson Federal. At the first annual meeting of shareholders following the conversion, the directors will be elected to staggered terms so that at subsequent annual meetings approximately one-third of the directors will be elected.

The Board of Directors of Jefferson Federal presently is composed of seven members who are elected for terms of three years, approximately one third of whom are elected annually as required by the Bylaws of Jefferson Federal. All of the directors of Jefferson Federal are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Smith and Mr. McCrary. Mr. Smith is not independent because he is an employee of Jefferson Federal and Mr. McCrary is not independent because he receives a salary from Jefferson Federal for his service as Chairman of the Board of Directors. Information regarding the directors is provided below. Unless otherwise stated, each person has held his current occupation for the last five years. Ages presented are as of December 31, 2002.

The following directors have terms ending in 2003:

Dr. Jack E. Campbell is the President of Walters State Community College, Whitesburg, Tennessee. Age 65. Director since 1979.

Anderson L. Smith has served as the President and Chief Executive Officer of Jefferson Federal since January 2002. Prior to joining Jefferson Federal, Mr. Smith was President, Consumer Financial Services—East Tennessee Metro, First Tennessee Bank National Association. Age 55. Director since 2002.

William F. Young is the President and Chief Executive Officer of Young’s Furniture Manufacturing Co., Inc., of Whitesburg, Tennessee. Age 64. Director since 2000.

The following directors have terms ending in 2004:

Dr. Terry M. Brimer is the President and majority owner of Midtown Drug Company, Morristown, Tennessee. Age 56. Director since 1977.

H. Scott Reams is a Partner in the law firm of Taylor, Reams, Tilson and Harrison of Morristown, Tennessee. Age 55. Director since 1982.

The following directors have terms ending in 2005:

William T. Hale is the Executive Vice President and General Manager of PFG-Hale, Inc., a wholesale food distributor. Age 52. Director since 2000.

John F. McCrary, Jr. is Chairman of the Board of Directors of the Association. Mr. McCrary is a real estate broker and part owner of Masengill-McCrary Realtors Company and Masengill-McCrary-Gregg Company, an insurance agency, both located in Morristown, Tennessee. Age 78. Director since 1963.

Executive Officers

The executive officers of Jefferson Bancshares are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers of Jefferson Bancshares are:

Name	Position
Anderson L. Smith	President and Chief Executive Officer
Jane P. Hutton	Treasurer and Secretary

The executive officers of Jefferson Federal are elected annually by the Board of Directors and serve at the Board’s discretion. Below is information regarding the executive officers of Jefferson Federal who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of December 31, 2002.

Douglas H. Rouse has been Senior Vice President since January 2002. From March 1994 until January 2002, Mr. Rouse served as Vice President. Age 50.

Jane P. Hutton has been Vice President and Comptroller since July 2002. From June 1999 until July 2002, Ms. Hutton served as Assistant Financial Analyst. Prior to joining Jefferson Federal, Ms. Hutton worked as a licensed insurance agent and was the business manager for a family owned dairy farm in Greeneville, Tennessee. Age 45.

Eric S. McDaniel has been Vice President and Senior Operations Officer since July 2002. From March 1996 until July 2002, Mr. McDaniel served as Director of Compliance and Internal Auditor. Age 33.

Meetings and Committees of the Board of Directors of Jefferson Federal

We conduct business through meetings of our Board of Directors and its committees. During the fiscal year ended June 30, 2002, the Board of Directors of Jefferson Federal held 12 regular meetings and 20 special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served.

Our Board of Directors has standing Executive/Loan, Audit/Compliance, Compensation, Nominating/Corporate Governance and Asset/Liability Committees, among others.

The Executive/Loan Committee, consisting of Messrs. Smith (Chairman), McCrary, Campbell and Reams, is responsible for the review of new loans within delegated lending authority and approval of requests exceeding delegated authority. All actions of the Executive/Loan Committee must be ratified by the full Board of Directors. This committee met six times during fiscal year ended June 30, 2002.

The Audit/Compliance Committee, consisting of Messrs. Campbell (Chairman), Brimer and Hale, is responsible for developing and monitoring our internal audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by our officers regarding financial reporting policies and practices. This committee met five times during the fiscal year ended June 30, 2002.

The Compensation Committee, consisting of Messrs. Brimer (Chairman), Campbell, McCrary and Smith, determines annual grade and salary levels for employees and establishes personnel policies. This committee met twice during the fiscal year ended June 30, 2002.

The Asset/Liability Committee, consisting of Messrs. Smith (Chairman), Reams and Young, and is responsible for managing asset and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk, profitability and interest rate sensitivity goals and limits. This committee met four times during the fiscal year ended June 30, 2002.

The Nominating/Corporate Governance Committee, consisting of Messrs. Reams (Chairman), Brimer, Campbell, Hale and Young is responsible for the annual selection of management’s nominees for election as directors. This committee met once in July 2002 to nominate the individuals for election at the 2002 annual meeting.

Committees of the Board of Directors of Jefferson Bancshares

In connection with the formation of Jefferson Bancshares, the following committees were established:

The Audit/Compliance Committee, consisting of Messrs. Campbell (Chairman), Brimer and Hale, is responsible for ensuring that Jefferson Bancshares is maintaining reliable accounting policies and financial reporting processes, ensuring that the internal auditing department is adequate, and reviewing the work of Jefferson Bancshares’ independent accountants and internal auditing department to determine its effectiveness.

The Compensation Committee, consisting of Messrs. Brimer (Chairman), Campbell, Hale, Reams and Young, is responsible for determining annual grade and salary levels for employees and establishing personnel policies.

The Nominating/Corporate Governance Committee, consisting of Messrs. Reams (Chairman), Brimer, Campbell, Hale and Young, is responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to Jefferson Bancshares’ corporate governance policy.

Each of the committees listed above operates under a written charter, which governs its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, Jefferson Bancshares also adopted several policies to govern its activities, including a corporate governance policy, a code of business conduct and a code of ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and of the chief executive officer.

The code of conduct, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. The code of ethics, which applies to senior financial officers of Jefferson Bancshares, is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Directors of Jefferson Federal receive a fee of $800 per month for each regular board meeting they attend and $200 for attendance at each special meeting. The Chairman receives an additional fee of $1,000 per month. Members of committees receive an additional fee of $100 per meeting attended. Board of Directors of Jefferson Bancshares will receive a retainer of $1,000 per quarter.

Stock Options and Stock Awards. On February 26, 2002, Messrs. Hale and Young each received non-statutory options to purchase 1,000 shares of common stock at an exercise price of $22.13 per share, which was the average share price of Jefferson Federal common stock over the previous six month period. All of these stock options, which were granted under our 1995 Stock Option Plan, were fully vested upon grant. Also on February 26, 2002, Messrs. Hale and Young each received 167 shares of common stock. All of these shares, which were awarded under our 1995 Management Recognition and Development Plan, were fully vested upon award.

Executive Compensation

Summary Compensation Table. The following information is provided for Anderson L. Smith, our current President and Chief Executive Officer, and William T. Bales, our former President and Chief Executive Officer, who retired on December 31, 2001. Messrs. Smith and Bales are referred to in this section as the “named executive officers.” No other executive officer of Jefferson Federal received a salary and bonus of $100,000 or more during the year ended June 30, 2002.

		Annual Compensation			Long-Term Compensation Awards
Name and Position	Year	Salary($)	Bonus($)	Other Annual Compensation($) (1)	Restricted Stock Award($)			Securities Underlying Options(#)	All Other Compensation ($)
Anderson L. Smith President and Chief Executive Officer	2002	$120,577	$—	$7,000		$3,674	(2)	2,500	$82,325	(3)

William W. Bales Former President and Chief Executive Officer	2002 2001 2000	$55,500 110,122 106,962	$4,269 4,154 3,923	$6,400 13,400 13,400	$	— — —		— — —	$98,847 18,001 16,571	(4)

(1)	Represents directors’ fees.
(2)	The dollar amount represents the market value of 166 shares on the date of grant. The stock award was vested on the date of grant.
(3)	Includes life, medical and dental insurance premiums that we paid on his behalf ($2,453), automobile allowance ($9,000), and a one-time signing bonus of $70,872.
(4)	Includes life, medical and dental insurance premiums that we paid on his behalf ($4,603), 401(k) plan contribution ($13,667), and payments associated with the termination of his employment agreement ($80,577).

Employment Agreement. Effective January 1, 2003, Anderson L. Smith entered into a three-year employment agreement with Jefferson Federal and Jefferson Bancshares, M.H.C. Under the employment agreement, the base salary for Mr. Smith is $165,000, which amount may be increased at the discretion of the Board of Directors. The employment agreement provides Mr. Smith with a bonus program that enables him to earn up to 50% of his base salary, on an annual basis. The amount of the bonus is determined by specific performance standards and a formula agreed to by Mr. Smith and Jefferson Federal annually. Commencing on the first year anniversary date of the employment agreement, and continuing on each anniversary thereafter, the disinterested members of the Board of Directors may extend the agreement for an additional year so that the remaining term of the agreement is 36 months, unless Mr. Smith gives notice of termination. The agreement is terminable by Jefferson Federal or Jefferson Federal Bancshares, M.H.C. at any time, with or without cause, and by Mr. Smith at any time, with or without cause, or for Good Reason (as defined in the employment agreement). If Mr. Smith is terminated from employment without cause or he elects to terminate the agreement following an event constituting Good Reason, Jefferson Federal would be required to honor the terms of the agreement through the expiration of the current term, including payment of current cash compensation and continuation of employee benefits.

The employment agreement also provides for severance payments and other benefits in the event Mr. Smith is terminated without cause or he elects to terminate the agreement with Good Reason, in connection with the any change in control of Jefferson Bancshares, M.H.C. or Jefferson Federal. The maximum present value of the severance benefits under the employment agreement is 2.99 times Mr. Smith’s annual compensation during the 5-year period preceding the effective date of the change in control (“base amount”). The employment agreement provides that the value of the maximum benefit is to be distributed in the form of a lump sum cash payment within 10 calendar days of the termination of Smith’s employment. Also, upon such event, Mr. Smith is entitled to receive, for a 36-month period following the termination of his employment, any employee benefits in which he participated.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount.

The employment agreement restricts Mr. Smith’s right to compete against us for a period of 2 years from the date of termination of the agreement.

Upon consummation of the conversion, Jefferson Bancshares will be substituted in the place of Jefferson Bancshares, M.H.C. as a party to the employment agreement.

Option Grants in Last Fiscal Year. The following information is provided for the named executive officers.

	Number of Securities Underlying Option Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price		Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term (2)
Name				Expiration Date	5% ($)	10% ($)
Anderson L. Smith	2,500	62.5%	$22.13	February 26, 2012	$34,800	$88,175

(1)	Options were vested on the date of grant.
(2)	The dollar gains under these columns result from calculations required by the Securities and Exchange Commission’s rules and are not intended to forecast future price appreciation of Jefferson Federal common stock. Options have value only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the executive to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of Jefferson Federal’s common stock would be approximately $36.05 per share and $57.40 per share, respectively, as of the expiration date of the options.

Option Exercise/Value Table. The following information is provided for the named executive officers.

	Shares Acquired on Exercise	Dollar Value Realized	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Anderson L. Smith	—	—	2,500	—	$21,550	—
William W. Bales	4,000	$68,400	—	—	—	—

(1)	Value of unexercised in-the-money stock options equals the market value of shares covered by in-the-money options on June 30, 2002 less the option exercise price. Options are in-the-money if the market value of shares covered by the options is greater than the exercise price.

Benefit Plans

401(k) Plan. We maintain the Jefferson Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust for the benefit of eligible employees of Jefferson Federal. The Savings Plan is intended to be a tax-qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Employees of Jefferson Federal who have completed 500 hours of service during a continuous six-month period of service are eligible to participate in the Savings Plan beginning on the first day of the calendar quarter next following the date such requirements are satisfied. Participants may contribute up to 5% of their monthly salary up to the applicable limits ($12,000 in 2003) to the Savings Plan through a salary reduction election.

We may contribute a discretionary amount to the Savings Plan in any plan year, which is allocated to individual participants in the proportion that their annual compensation bears to the total compensation of all participants during the plan year. Participants are at all times 100% vested in all salary reduction contributions. Profit-sharing contributions vest 20% per year beginning after three years of service. For the year ended June 30, 2002, we incurred total expenses of $192,000 in connection with the Savings Plan.

Generally, the investment of Savings Plan assets is directed by plan participants. In connection with the conversion, the investment options available to participants will be expanded to include the opportunity to direct the investment of up to 100% of their Savings Plan account balance to purchase shares of Jefferson Bancshares’ common stock. A participant in the Savings Plan who elects to purchase common stock in the conversion through the Savings Plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Conversion—Limitations on Purchases of Shares.”

1995 Stock Option Plan. Our 1995 Stock Option Plan was adopted by our Board of Directors and approved by our shareholders in 1995. The 1995 Stock Option Plan provides for a grant of non-qualified stock options to eligible directors and employees. The purpose of the 1995 Stock Option Plan is to advance our interests by providing eligible individuals with an opportunity to acquire an interest in us, thereby creating a stronger incentive to work towards our continued growth and success and to encourage individuals to remain in our employ.

Our 1995 Stock Option Plan is administered by a committee of the Board of Directors, which has the authority to determine the eligible directors or employees to whom options shall be granted, the number of shares to be covered by each option, the option price and the conditions and limitations applicable to the exercise of the option. The 1995 Stock Option Plan provides for the grant of options covering 30,000 shares of common stock. As of December 31, 2002, options for a total of 16,500 shares of common stock were outstanding under the 1995 Stock Option Plan, with no options remaining available for issuance. If an option expires, terminates or is forfeited without having been exercised in full, the shares subject to the unexercised portion of such option will again be available for grant pursuant to the 1995 Stock Option Plan.

Our 1995 Stock Option Plan does not allow for the transfer of options except by the laws of descent and distribution or pursuant to a domestic relations order. Only the participant may exercise an option during his or her lifetime.

Our 1995 Stock Option Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of Jefferson Federal in such a manner that an adjustment is required to preserve the benefits available under the Plan, the Committee has the authority to adjust the number shares which may be granted, the number of shares subject to outstanding stock options, and the exercise price of any stock option grant.

In addition, our 1995 Stock Option Plan provides that in the event we convert to stock form through the formation of a stock holding company, any options outstanding pursuant to a stock option grant, to the extent such options are not exercised prior to the conversion, will be converted into options for common stock of the successor stock holding company or bank, with appropriate adjustments.

Our 1995 Stock Option Plan will terminate in 2005. In addition, our Board of Directors has the authority to amend, suspend, discontinue or terminate the Plan.

1995 Management Recognition and Development Plan. Our 1995 Management Recognition and Development Plan was adopted by our Board of Directors and approved by our shareholders in 1995. The 1995 Recognition and Development Plan provided for the grant of 12,000 shares of restricted common stock. As of December 31, 2002, all shares awarded under the 1995 Recognition and Development Plan had vested and no shares remained available for award.

Employee Stock Ownership Plan. In connection with the conversion, Jefferson Federal’s Board of Directors has authorized the adoption of an employee stock ownership plan for employees of Jefferson Federal. Generally, our employees will become eligible to participate in the employee stock ownership plan upon the completion of six months of continuous service with us in which an employee completes 500 hours of service (as described in the plan); provided, however, that all eligible employees who are employed as of the date of the conversion will immediately become participants in the plan.

We intend to engage in an independent third party trustee to purchase 8% of the shares issued in the conversion on behalf of the employee stock ownership plan. This would range between 441,423 shares, assuming 5,517,788 shares are issued in the conversion, and 586,631 shares assuming 7,332,890 shares are issued in the conversion. If 8,376,573 shares are issued in the conversion, the employee stock ownership plan will purchase 670,125 shares. It is anticipated that the employee stock ownership plan will fund its purchase in the conversion through a loan from Jefferson Bancshares. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Jefferson Federal’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the conversion. See “Pro Forma Data.” If the employee stock ownership plan is unable to acquire 8% of the common stock issued in the conversion, it is anticipated that additional shares may be acquired following the conversion through open market purchases, subject to approval by the Office of Thrift Supervision.

In any plan year, we may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual shareholders or which constitute authorized but unissued shares or shares held in treasury by Jefferson Bancshares. The timing, amount, and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions. Our contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

Shares purchased by the employee stock ownership plan with the proceeds of the loan from Jefferson Bancshares will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

Participants will vest in their accrued benefits under the employee stock ownership plan after three years of service with us. A participant will become fully vested at retirement, upon death or disability, a change in control or upon termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts.

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. We intend to request a determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. We expect to receive a favorable determination letter, but cannot guarantee that we will.

Supplemental Executive Retirement Plan. Following the conversion, we intend to implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan. The plan will provide participating executives with benefits otherwise limited by other provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible individuals (those designated by our Board of Directors) that cannot be provided under the employee stock ownership plan as a result of the limitations imposed by the Internal Revenue Code, but that would have been provided under the employee stock ownership plan but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Internal Revenue Code, the new plan will also provide supplemental benefits to designated individuals upon a change of control before the complete scheduled repayment of the employee stock ownership plan loan. Generally, upon such an event, the supplemental executive retirement plan will provide the individual with a benefit equal to what the individual would have received under the employee stock ownership plan had he or she remained employed throughout the term of the employee stock ownership plan loan less the benefits actually provided under the employee stock ownership plan on behalf of such individual. An individual’s benefits under the supplemental executive retirement plan will generally become payable upon the change in control of Jefferson Federal or Jefferson Bancshares. The plan will provide for Mr. Smith’s participation. The Board of Directors may designate other officers as participants in future years.

We may utilize a grantor trust in connection with the supplemental executive retirement plan in order to set aside funds that can be used to ultimately pay benefits under the plan. The assets of the grantor trust would be subject to the claims of our general creditors in the event of our insolvency until paid to the individual according to the terms of the supplemental executive retirement plan.

Severance Plan. In connection with the conversion, we intend to adopt a Change In Control Severance Plan, which will provide benefits to eligible employees upon a change in control of Jefferson Bancshares or Jefferson Federal. Eligible employees will be those with a minimum of one year of service with Jefferson Federal, except for officers who have entered into separate employment agreements with us. Under the severance plan, if a change in control of Jefferson Bancshares or Jefferson Federal occurs, eligible employees who are terminated or who terminate employment upon the occurrence of events specified in the severance plan within three months prior to a change in control or within a year thereafter will be entitled to a payment based on years of service with Jefferson Federal. The maximum payment for participants would be equal to 12 months of base pay, which would be earned after 12 years of service. For purposes of the plan, base pay means base compensation received over the 12 months prior to termination.

Stock-Based Incentive Plan. Following the conversion, we intend to adopt a stock-based incentive plan that will provide for the granting of options to purchase common stock and awards of restricted stock to eligible officers, employees, and directors of Jefferson Bancshares and Jefferson Federal. As required by the Office of Thrift Supervision, the stock-based incentive plan will not be implemented until at least six months after the completion of the conversion. We will submit the stock-based incentive plan to shareholders for their approval at which time shareholders will be provided with detailed information about the plan.

Under the stock-based incentive plan, Jefferson Bancshares intends to reserve shares for the grant of stock options in an amount equal to 10% of the shares of common stock sold in the conversion and contributed to the Jefferson Federal Charitable Foundation. The amount reserved would range from 462,500 shares, assuming 4,250,000 shares are sold in the conversion, to 612,500 shares, assuming 5,750,000 shares are sold in the conversion. If 6,612,500 shares are sold in the conversion, 698,750 shares will be reserved for grants of stock options. Additionally, Jefferson Bancshares intends to reserve shares for the grant of restricted stock awards in an amount equal to 4% of the shares of common stock sold in the conversion and contributed to the Jefferson Federal Charitable Foundation. The amount reserved would range from 185,000 shares, assuming 4,250,000 shares are sold in the conversion, to 245,000 shares, assuming 5,750,000 shares are sold in the conversion. If 6,612,500 shares are sold in the conversion, 279,500 shares would be reserved for stock awards. Any common stock awarded under the stock-based incentive plan will be awarded at no cost to the recipients. The plan may be funded through the purchase of common stock in the open market by a trust established in connection with the stock-based incentive plan or from authorized but unissued shares. If additional authorized but unissued shares are acquired by the stock-based incentive plan after the conversion, the interests of existing shareholders would be diluted. See “Pro Forma Data.”

Transactions with Jefferson Federal

Loans and Extensions of Credit

The recently enacted Sarbanes-Oxley Act generally prohibits loans by Jefferson Bancshares to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Jefferson Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Jefferson Federal is therefor prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Jefferson Federal to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. Jefferson Federal has adopted a policy of offering employees residential mortgage loans at a discount of 1/2% to published rates and personal consumer loans at a discount of 1% to published rates. Jefferson Federal gives employees a discount of 50% on closing fees.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Jefferson Federal’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Federal Savings Institution Regulation—Transactions with Related Parties.”

The aggregate amount of loans by Jefferson Federal to its executive officers and directors was $893,000 at December 31, 2002, or approximately 1.2% of pro forma stockholders’ equity assuming that 5,000,000 shares are sold in the conversion. These loans were performing according to their original terms at December 31, 2002.

Other Transactions

Taylor, Reams, Tilson & Harrison of Morristown, Tennessee, of which H. Scott Reams is a partner, performs legal services for Jefferson Federal. In fiscal 2002, Jefferson Federal paid a total of $76,000 in legal fees to Mr. Reams’ firm.

Indemnification for Directors and Officers

Jefferson Bancshares’ charter contains provisions that limit the liability of and provide indemnification for its directors and officers. These provisions provide that a director or officer will be indemnified and held harmless by Jefferson Bancshares when that individual is made a party to civil, criminal, administrative and investigative proceedings. Directors and officers will be indemnified to the fullest extent authorized by the Tennessee law against all expense, liability and loss reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Jefferson Bancshares pursuant to its charter or otherwise, Jefferson Bancshares has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table provides information as of             , 2003 about the persons known to us to be the beneficial owners of more than 5% of Jefferson Federal’s outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding
Jefferson Bancshares, M.H.C 120 Evans Avenue Morristown, TN 37814	1,550,000	82.6%

The following table provides information as of             , 2003 about the shares of Jefferson Federal common stock that may be considered to be beneficially owned by each of our directors and the named executive officers, and by all our directors and executive officers as a group. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. None of our executive officers or directors owns more than 1% of the outstanding shares of Jefferson Federal common stock. All executive officers and directors as group own 3.0% of the outstanding shares of Jefferson Federal common stock.

Name of Beneficial Owner	Number of Shares Owned		Options Exercisable Within 60 Days
Dr. Terry M. Brimer	4,695	(1)	1,500
Dr. Jack E. Campbell	1,596	(2)	1,500
William T. Hale	1,867		1,000
John F. McCrary, Jr.	15,600	(3)	1,500
H. Scott Reams	15,400	(4)	1,500
Anderson L. Smith	366	(5)	2,500
William F. Young	1,667	(6)	1,000

All executive officers and directors as a group (10 persons)	41,551		14,500

*	Less than 1%.
(1)	Includes 4,095 shares held jointly with his wife.
(2)	Shares are held jointly with his wife.
(3)	Includes 15,000 shares held jointly with his wife.
(4)	Includes 14,800 shares held jointly with his wife.
(5)	Includes 200 shares held jointly with his wife.
(6)	Includes 380 shares held jointly with is wife and 425 shares held by his wife.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and executive officers and for all of the directors and executive officers as a group, the following information:

•	the number of shares of Jefferson Bancshares common stock to be received in exchange for shares of Jefferson Federal common stock upon consummation of the conversion, based upon their beneficial ownership of Jefferson Federal common stock as of , 2003;

•	the proposed purchases of Jefferson Bancshares common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of Jefferson Bancshares common stock to be held upon consummation of the conversion.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. See “The Conversion–Limitations on Common Stock Purchasers.”

	Number of Shares Received in Exchange for Shares of Jefferson Federal(2)	Proposed Purchases of Stock in the Offering(1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Dollar Amount	Number of Shares(2)	Percentage of Total Outstanding
Dr. Terry M. Brimer	19,983	50,000	$500,000	69,983	1.1%
Dr. Jack E. Campbell	9,987	50,000	500,000	59,987	*
William T. Hale	9,248	75,000	750,000	84,248	1.3
John F. McCrary, Jr.	55,161	50,000	500,000	105,161	1.6
H. Scott Reams	54,516	25,000	250,000	79,516	1.2
Anderson L. Smith	9,245	25,000	250,000	34,245	*
William F. Young	8,603	75,000	750,000	83,603	1.3
Douglas H. Rouse	12,451	15,000	150,000	27,451	*
Jane P. Hutton	—	10,000	100,000	10,000	*
Eric S. McDaniel	1,612	4,000	40,000	5,612	*

Total	180,806	379,000	$3,790,000	559,806	8.7

*	Less than 1%.
(1)	Includes proposed subscriptions, if any, by associates.
(2)	Based on information presented in “Stock Ownership.” Includes shares that may be acquired upon the exercise of outstanding stock options.

Regulation and Supervision

General

As a savings and loan holding company, Jefferson Bancshares will be required by federal law to report to, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. Jefferson Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer. Jefferson Federal is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Jefferson Federal must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Office of Thrift Supervision conducts periodic examinations to test Jefferson Federal’s safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the Congress, could have a material adverse impact on us and our operations. Certain of the regulatory requirements applicable to us are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this prospectus does not purport to be a complete description of such statutes and regulations and their effects on us.

Holding Company Regulation

Upon completion of the conversion, Jefferson Bancshares will be a nondiversified unitary savings and loan holding company within the meaning of federal law. Under federal law, Jefferson Bancshares may engage only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Upon any non-supervisory acquisition by Jefferson Bancshares of another savings association or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, Jefferson Bancshares would become a multiple savings and loan holding company (if the acquired association is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulations. However, the Office of Thrift Supervision has issued an interpretation concluding that the multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Jefferson Federal must notify the Office of Thrift Supervision 30 days before declaring any dividend to Jefferson Bancshares. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Federal Savings Institution Regulation

Business Activities. The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, certain lending authority for federal association, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage (core capital) ratio (3% for certain institutions receiving the highest rating on the CAMELS examination rating system) and an 8% total risk-based capital ratio. In addition, the prompt corrective action regulations discussed below also establish minimum standards of 4% leverage (core capital) ratio (3% for institutions receiving the highest CAMELS rating), and a 4% Tier 1 risk-based ratio and an 8% total risk-based capital ratio in order for an institution to be adequately capitalized. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative perpetual preferred stock and certain other preferred stock, mandatory convertible securities, subordinated debt, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At December 31, 2002, Jefferson Federal met each of its capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to narrow exceptions, the Office of Thrift Supervision is required to appoint a receiver or conservator 90 days after an institution becomes “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion.

The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Insurance of Deposit Accounts. Jefferson Federal is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semiannually by the Federal Deposit Insurance Corporation and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest. The FDIC has authority to increase insurance assessments. A significant increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Jefferson Federal. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation (“FICO”) to recapitalize the predecessor to the Savings Association Insurance Fund. During fiscal 2002, FICO payments for Savings Association Insurance Fund members approximated 1.75 basis points of assessable deposits.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. The Home Owners’ Loan Act requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. In addition, its holding company may be required to register as a bank holding company. As of December 31, 2002, Jefferson Federal met the qualified thrift lender test.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with or condition imposed by the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to Office of Thrift Supervision of the capital distribution if, like Jefferson Federal will be, it is a subsidiary of a holding company. In the event Jefferson Federal’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of more than normal supervision, Jefferson Federal’s ability to make capital distributions could be restricted. In addition, the Office of

Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determined that such distribution would constitute an unsafe or unsound practice.

Transactions with Related Parties. Jefferson Federal’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution, including Jefferson Bancshares and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The recently enacted Sarbanes Oxley Act generally prohibits loans by Jefferson Bancshares to its executive officers and directors. However, that act contains a specific exception for loans by federally insured depository institutions to its executive officers and directors in compliance with federal banking laws. Under such laws Jefferson Federal’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law limits both the individual and aggregate amount of loans Jefferson Federal may make to insiders and requires certain board approval procedures to be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not to involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations and has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Home Loan Bank System

Jefferson Federal is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Jefferson Federal, as a member of the Federal Home Loan Bank of Cincinnati, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Jefferson Federal was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2002 of $1.5 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Jefferson Federal’s net interest income would likely also be reduced. The Gramm-Leach-Bliley Act has changed the structure of the Federal Home Loan Banks funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. Management cannot predict the effect that these changes may have with respect to its Federal Home Loan Bank membership.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $42.1 million; a 10% reserve ratio is applied above $42.1 million. The first $6.0 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Jefferson Federal complies with the foregoing requirements.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 1995. For its 2002 year, Jefferson Federal’s maximum federal income tax rate was 34%.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.5 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Jefferson Federal makes a “non-dividend distribution” to Jefferson Bancshares as described below.

Distributions. If Jefferson Federal makes “non-dividend distributions” to Jefferson Bancshares, the distributions will be considered to have been made from Jefferson Federal’s unrecaptured tax bad debt reserves, including the balance of its reserves as of June 30, 1988, to the extent of the “non-dividend distributions,” and then from Jefferson Federal’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Jefferson Federal’s taxable income. Non-dividend distributions include distributions in excess of Jefferson Federal’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Jefferson Federal’s current or accumulated earnings and profits will not be so included in Jefferson Federal’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Jefferson Federal makes a non-dividend distribution to Jefferson Bancshares, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 35% federal corporate income tax rate. Jefferson Federal does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Tennessee imposes franchise and excise taxes. The franchise tax ($0.25 per $100) is applied either to our apportioned net worth or the value of property owned and used in Tennessee, whichever is greater, as of the close of our fiscal year. The excise tax (6%) is applied to net earnings derived from business done in Tennessee. Under Tennessee regulations, bad debt deductions are deductible from the excise tax. There have not been any audits of our state tax returns during the past five years.

Any cash dividends, in excess of a certain exempt amount, that are paid with respect to Jefferson Bancshares common stock to a shareholder (including a partnership and certain other entities) who is a resident of the State of Tennessee will be subject to the Tennessee income tax which is levied at a rate of six percent. Any distribution by a corporation from earnings according to percentage ownership is considered a dividend, and the definition of a dividend for Tennessee income tax purposes may not be the same as the definition of a dividend for federal income tax purposes. A corporate distribution may be treated as a dividend for Tennessee tax purposes if it is made from funds that exceed the corporation’s earned surplus and profits under certain circumstances.

The Conversion

The Boards of Directors of Jefferson Federal and Jefferson Bancshares, M.H.C. have approved the plan of conversion. The plan of conversion also must be approved by the members of Jefferson Bancshares, M.H.C. and the shareholders of Jefferson Federal. A special meeting of members and a special meeting of shareholders have been called for this purpose. The Office of Thrift Supervision also has conditionally approved the plan; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by that agency.

General

On March 3, 2003, the respective Boards of Directors of Jefferson Federal and Jefferson Bancshares, M.H.C. unanimously adopted the plan of conversion. Under the plan of conversion, Jefferson Federal will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of Jefferson Bancshares, a newly formed Tennessee corporation. Current shareholders of Jefferson Federal, other than Jefferson Bancshares, M.H.C., will receive shares of Jefferson Bancshares common stock in exchange for their shares of Jefferson Federal common stock. Following the conversion, Jefferson Bancshares, M.H.C. will no longer exist.

The conversion to a stock holding company structure also includes the offering by Jefferson Bancshares of its common stock to qualifying depositors and borrowers of Jefferson Federal in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Jefferson Bancshares and Jefferson Federal as converted, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Jefferson Bancshares from the sale of the common stock. If the conversion is terminated, Jefferson Federal would be required to charge all conversion expenses against current income.

The Office of Thrift Supervision has approved our plan of conversion, subject to, among other things, approval of the plan of conversion by Jefferson Bancshares, M.H.C.’s members and Jefferson Federal’s shareholders. The establishment of the Jefferson Federal Charitable Foundation is subject to a separate vote of Jefferson Bancshares, M.H.C.’s members and Jefferson Federal’s shareholders. The special meetings of Jefferson Bancshares, M.H.C.’s members and Jefferson Federal’s shareholders have been called for this purpose on                     , 2003.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available from Jefferson Federal upon request and is available for inspection at the offices of Jefferson Federal and at the Office of Thrift Supervision. The plan of conversion also is filed as an exhibit to the registration statement that Jefferson Bancshares has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion, the Boards of Directors of Jefferson Federal and Jefferson Bancshares, M.H.C. unanimously approved the conversion as being in the best interests of Jefferson Federal, Jefferson Bancshares, M.H.C. and their respective shareholders and members. The Boards of Directors concluded that the conversion offers a number of advantages that will be important to the future growth and performance of Jefferson Federal.

The conversion will result in the raising of additional capital for Jefferson Bancshares and Jefferson Federal, which will support Jefferson Federal’s future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion, the unissued common and preferred stock authorized by Jefferson Bancshares’ charter will permit Jefferson Bancshares to raise additional capital through further sales of securities. Although Jefferson Federal currently has the ability to raise additional capital through the sale of additional shares of Jefferson Federal common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that Jefferson Bancshares, M.H.C. hold a majority of the outstanding shares of Jefferson Federal common stock.

Although no assurances can be given, we expect the conversion to result in a more active and liquid market for Jefferson Bancshares common stock, which we have applied to have listed on the Nasdaq National Market, than currently exists for Jefferson Federal common stock, which is not listed on Nasdaq and currently trades infrequently.

The conversion will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion also will provide our customers and local community members with an opportunity to acquire our stock. Due to the small number of shares of Jefferson Federal that are outstanding, it is difficult to purchase shares.

If Jefferson Federal had undertaken a standard conversion in 1994, applicable Office of Thrift Supervision regulations would have required a greater amount of Jefferson Federal common stock to be sold than the amount that was sold in connection with the formation of Jefferson Bancshares, M.H.C. If a standard conversion had been conducted in 1994, management of Jefferson Federal believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of Jefferson Bancshares, M.H.C. In addition, a standard conversion in 1994 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantages of the conversion considered by Jefferson Federal’s Board of Directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market and the fact that operating in the stock holding company form of organization could subject Jefferson Federal to contests for corporate control. The Board of Directors determined that the advantages of the conversion outweighed the disadvantages.

Description of the Conversion

Jefferson Bancshares has been incorporated under Tennessee law as a first-tier wholly owned subsidiary of Jefferson Federal. In order to effect the conversion, the following will occur:

•	Jefferson Bancshares, M.H.C. will convert from mutual form to a federal interim stock savings institution and simultaneously merge with and into Jefferson Federal, pursuant to which Jefferson Bancshares, M.H.C. will cease to exist and the shares of Jefferson Federal common stock held by Jefferson Bancshares, M.H.C. will be canceled; and

•	Jefferson Interim Savings Association will be formed as a wholly owned subsidiary of Jefferson Bancshares, and then will merge with and into Jefferson Federal.

As a result of the merger of Jefferson Interim Savings Association with and into Jefferson Federal, Jefferson Federal will become a wholly-owned subsidiary of Jefferson Bancshares and the outstanding shares of Jefferson Federal common stock will be converted into a number of shares of Jefferson Bancshares common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of Jefferson Bancshares common stock to be outstanding upon the completion of the conversion (i.e., the common stock and the exchange shares) as the percentage of Jefferson Federal common stock owned by them in the aggregate immediately prior to consummation of the conversion before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares, (2) any shares of common stock purchased by public shareholders in the offering and (3) any shares of Jefferson Bancshares contributed to the Jefferson Federal Charitable Foundation.

Pursuant to Office of Thrift Supervision regulations, consummation of the conversion (including the offering of common stock in the offering, as described below) is conditioned upon the approval of the plan of conversion by (1) the Office of Thrift Supervision, (2) at least a majority of the total number of votes eligible to be cast by members of Jefferson Bancshares, M.H.C. at the special meeting of members and (3) holders of at least two-thirds of the shares of the outstanding Jefferson Federal common stock at the special meeting of shareholders. In addition, pursuant to Office of Thrift Supervision regulations, the consummation of the conversion is conditioned on the approval of the plan of conversion by at least a majority of the votes cast, in person or by proxy, by the current shareholders of Jefferson Federal, excluding Jefferson Bancshares, M.H.C., at the special meeting of shareholders.

We Plan to Establish the Jefferson Federal Charitable Foundation

General. In furtherance of our commitment to our local community, the plan of conversion provides that we will establish the Jefferson Federal Charitable Foundation as a nonstock Tennessee corporation in connection with the conversion. The foundation will be funded with Jefferson Bancshares common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of Jefferson Federal’s community banking franchise. The conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation. We emphasize community lending and community activities. The Jefferson Federal Charitable Foundation is being formed to complement, not to replace our existing community activities. Although we intend to continue to emphasize community lending and community activities following the conversion, such activities are not our sole corporate purpose. The Jefferson Federal Charitable Foundation, on the other hand, will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Jefferson Federal Charitable Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act. Jefferson Federal received an “Outstanding” rating in its last Community Reinvestment Act examination by the Office of Thrift Supervision.

We further believe that the funding of the Jefferson Federal Charitable Foundation with Jefferson Bancshares common stock will allow our community to share in the potential growth and success of Jefferson Bancshares long after the conversion. The Jefferson Federal Charitable Foundation will accomplish that goal by providing for continued ties between it and Jefferson Federal, thereby forming a partnership within the communities in Hamblen County, Tennessee.

We do not expect the contribution to Jefferson Federal Charitable Foundation to take the place of our traditional community lending and charitable activities. For the year ended June 30, 2002, we contributed $173,000 to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the conversion, Jefferson Bancshares intends to contribute to the Jefferson Federal Charitable Foundation $250,000 plus 375,000 shares of its common stock, or stock valued at $3.75 million based on the offering price of $10.00 per share.

Structure of the Charitable Foundation. The Jefferson Federal Charitable Foundation will be incorporated under Tennessee law as a non-stock corporation. The charter of the Jefferson Federal Charitable Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Jefferson Federal Charitable Foundation’s charter will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected two of our current officers,                      and                     , and two of our current directors,                      and                     , to serve on the initial board of directors of the foundation. As required by OTS regulations, we also will select one additional person to serve on the initial board of directors who will not be one of our officers or directors and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the foundation may alter the size of and composition of its board of directors. For five years after the conversion, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors.

The board of directors of the Jefferson Federal Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Jefferson Federal Charitable Foundation will at all times be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Jefferson Federal Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of the common stock of Jefferson Bancshares held by the foundation. However, as required by OTS regulations, all shares of common stock held by the Jefferson Federal Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by shareholders of Jefferson Bancshares.

The Jefferson Federal Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of Jefferson Federal Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the OTS regulations governing transactions between Jefferson Federal and the foundation.

The Jefferson Federal Charitable Foundation will receive working capital from: (1) any dividends that may be paid on Jefferson Bancshares’ common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Jefferson Federal Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Jefferson Bancshares is that the amount of common stock that may be sold by the Jefferson Federal Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Jefferson Federal Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations. Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Jefferson Federal Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Jefferson Federal Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Jefferson Federal Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of common stock of Jefferson Bancshares held by the Jefferson Federal Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock of Jefferson Bancshares on all proposals considered by shareholders of Jefferson Bancshares.

Jefferson Bancshares is authorized by the Tennessee Business Corporation Act to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Jefferson Federal Charitable Foundation on the amount of common stock to be sold in the conversion. We believe that the contribution to the Jefferson Federal Charitable Foundation in excess of the 10% annual limitation on charitable deductions described below is justified given Jefferson Federal’s capital position and its earnings, the substantial additional capital being raised in the conversion and the potential benefits of the Jefferson Federal Charitable Foundation within our community. See “Capitalization,” “Historical and Pro Forma Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that Jefferson Bancshares’ contribution of its stock to the Jefferson Federal Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Jefferson Federal Charitable Foundation is required to pay Jefferson Bancshares for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five year period following the contribution to the Jefferson Federal Charitable Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Jefferson Federal Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Jefferson Federal Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Jefferson Federal Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. The Jefferson Federal Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The Jefferson Federal Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation. Establishment of the Jefferson Federal Charitable Foundation will be subject to the following conditions imposed pursuant to the regulations of the Office of Thrift Supervision:

1.	the Office of Thrift Supervision can examine the foundation;

2.	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

3.	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the IRS;

4.	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

5.	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

6.	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by the shareholders of Jefferson Bancshares.

In addition, within six months of completing the conversion, the Jefferson Federal Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Additionally, the establishment and funding of the Jefferson Federal Charitable Foundation must be separately approved by: (1) at least a majority of the total number of votes eligible to be cast by members of Jefferson Bancshares, M.H.C. at the special meeting of members and (2) holders of at least a majority of the votes cast, in person or by proxy, by the current shareholders of Jefferson Federal, excluding Jefferson Bancshares, M.H.C., at the special meeting of shareholders.

Consummation of the conversion and the offering of common stock is not conditioned upon member and shareholder approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase the pro forma market value of Jefferson Bancshares. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Effect of the Conversion on Shareholders of Jefferson Federal

As adjusted for the exchange ratio, the conversion will increase the stockholders’ equity (book value) per share and earnings per share of the current shareholders of Jefferson Federal. The following table compares historical information for Jefferson Federal with similar information on a pro forma and per equivalent Jefferson Federal share basis. The information listed as “per equivalent Jefferson Federal share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table.

The formation and funding of the charitable foundation with shares of Jefferson Bancshares common stock will increase the number of outstanding shares. In addition, pro forma income will be slightly lower compared to what it would be if we did not form the foundation because the issuance of additional shares will increase the size of our employee stock ownership plan and restricted stock awards. Thus, book value per share and earnings per share would be greater if we did not establish the charitable foundation in connection with the conversion. The following tables illustrates pro forma book value and earnings per share, based on the sale of the number of shares indicated, both with and without the foundation. Similar information is provided on a per equivalent Jefferson Federal share basis.

Because the actual exchange ratio will be depend on the number of shares sold in the offering, the formation of the charitable foundation will not affect the calculation of the exchange ratio. However, RP Financial has informed us that the value of Jefferson Bancshares would be greater if we did not form the charitable foundation and fund it with shares of Jefferson Bancshares common stock. Therefore, because the minimum of the offering range is lower than what it would be if we did not form the charitable foundation, we may sell fewer shares and exchange a smaller number of shares of Jefferson Bancshares for shares of Jefferson Federal compared to what we could sell and exchange if we did not form the charitable foundation. Similarly, because the maximum of the offering range is lower than what it would be if we did not form the charitable foundation, we would be able to sell more shares and exchange a larger number of shares of Jefferson Bancshares for shares of Jefferson Federal if we did not form the charitable foundation.

	Jefferson Federal Historical	Pro Forma		Exchange Ratio	Per Equivalent Jefferson Federal Share
		With Foundation	Without Foundation		With Foundation	Without Foundation
Book value per share at December 31, 2002:
Sale of 4,250,000 shares(1)	$18.63	$12.86	N/A	2.7419	$35.26	N/A
Sale of 5,000,000 shares	18.63	12.05	$12.66	3.2258	38.87	$40.84
Sale of 5,750,000 shares	18.63	11.44	11.94	3.7097	42.44	44.29
Sale of 6,612,500 shares	18.63	10.90	11.31	4.2661	46.50	48.25

Earnings per share for six months ended December 31, 2002:
Sale of 4,250,000 shares(1)	$0.93	$0.41	N/A	2.7419	$1.12	N/A
Sale of 5,000,000 shares	0.93	0.37	$0.39	3.2258	1.19	$1.26
Sale of 5,750,000 shares	0.93	0.33	0.35	3.7097	1.22	1.30
Sale of 6,612,500 shares	0.93	0.30	0.32	4.2661	1.28	1.37

Price per share(2):
Sale of 4,250,000 shares(1)	$33.50	$10.00	N/A	2.7419	$27.42	N/A
Sale of 5,000,000 shares	33.50	10.00	$10.00	3.2258	32.26	$32.26
Sale of 5,750,000 shares	33.50	10.00	10.00	3.7097	37.10	37.10
Sale of 6,612,500 shares	33.50	10.00	10.00	4.2661	42.66	42.66

(1)	RP Financial has informed us that if we did not form the foundation as part of the conversion, the minimum of the offering range would be 4,675,000 shares. Accordingly pro forma amounts for the sale of shares below this level are not applicable, as we would not be able to close the offering.
(2)	At February 25, 2003, which was the day of the last trade prior to announcement of the adoption of the plan of conversion.

Dissenters’ Rights. Under Office of Thrift Supervision regulations, the public shareholders of Jefferson Federal common stock will have dissenters’ rights as a result of the exchange of shares of Jefferson Bancshares common stock for shares of Jefferson Federal common stock as part of the conversion.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of Jefferson Federal common stock will, on the effective date of the conversion, be converted automatically into and become the right to receive a number of new shares of Jefferson Bancshares common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of Jefferson Federal common stock will own approximately the same percentage of new common stock in Jefferson Bancshares after the conversion as they held in Jefferson Federal immediately prior to the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering, and (3) the contribution of shares to the Jefferson Federal Charitable Foundation. At March 31, 2003, there were 1,875,500 shares of Jefferson Federal common stock outstanding, of which 325,500 were publicly held. The exchange ratio is not dependent on the market value of Jefferson Federal common stock. It is calculated based on the percentage of Jefferson Federal common stock held by the public, the independent appraisal of Jefferson Federal prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of Jefferson Federal common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in This Offering		Shares to be Exchanged for Existing Shares of Jefferson Bancshares		Total Shares of Common Stock to be Outstanding(1)	Exchange Ratio	Shares to be Received for 100 Shares of Jefferson Federal (2)
	Amount	Percent	Amount	Percent
Minimum	4,250,000	82.64%	842,788	17.36%	5,142,788	2.7419	274
Midpoint	5,000,000	82.64	1,050,339	17.36	6,050,339	3.2258	322
Maximum	5,750,000	82.64	1,207,840	17.36	6,957,890	3.7097	370
15% above Maximum	6,612,500	82.64	1,384,673	17.36	8,001,573	4.2661	426

(1)	Prior to the contribution of shares of Jefferson Bancshares common stock to the Jefferson Federal Charitable Foundation.
(2)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of Jefferson Federal common stock will be converted into and become options to purchase Jefferson Bancshares common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At March 31, 2003, there were 16,500 outstanding options to purchase Jefferson Federal common stock, all of which were vested.

Effects of Conversion on Deposits, Borrowers and Members

General. Each depositor in Jefferson Federal currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of Jefferson Bancshares, M.H.C. based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that Jefferson Bancshares, M.H.C. is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Jefferson Bancshares, M.H.C. after other claims are paid. Any depositor who opens a deposit account at Jefferson Federal obtains a pro rata ownership interest in the net worth of Jefferson Bancshares, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of Jefferson Bancshares, M.H.C., which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Jefferson Federal will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After conversion, Jefferson Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Jefferson Federal at the time of conversion will serve as directors of Jefferson Federal after the conversion. The Board of Directors of Jefferson Bancshares is composed solely of individuals who serve on the Board of Directors of Jefferson Federal. All officers of Jefferson Federal at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. Under the plan of conversion, each depositor in Jefferson Federal at the time of the conversion will automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the accounts are withdrawn to purchase common stock in the offering. Each account will be insured by the

Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts. No loan outstanding from Jefferson Federal will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

Effect on Voting Rights of Members. Voting rights in Jefferson Bancshares, M.H.C., as a mutual holding company, belong to its depositor and borrower members. After the conversion, depositors and borrowers will no longer be members and will no longer have voting rights in Jefferson Bancshares, M.H.C., which will cease to exist. The holders of the common stock of Jefferson Bancshares will possess all voting rights in Jefferson Bancshares, and Jefferson Bancshares, as the sole shareholder of Jefferson Federal, will possess all voting rights in Jefferson Federal. Depositors of Jefferson Federal will not have any voting rights after the conversion except to the extent that they become shareholders of Jefferson Bancshares by purchasing common stock.

Effect on Liquidation Rights. If Jefferson Bancshares, M.H.C. were to liquidate, all claims of Jefferson Bancshares, M.H.C.’s creditors would be paid first. Thereafter, if there were any assets remaining, members of Jefferson Bancshares, M.H.C. would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Jefferson Federal immediately prior to liquidation. In the unlikely event that Jefferson Federal were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to Jefferson Bancshares as the holder of Jefferson Federal’s capital stock.

Tax Aspects

Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Tennessee tax laws, that no gain or loss will be recognized by Jefferson Bancshares, M.H.C., Jefferson Federal or Jefferson Bancshares as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Jefferson Bancshares, M.H.C., Jefferson Federal and Jefferson Bancshares and persons receiving subscription rights.

Muldoon Murphy & Faucette LLP has issued an opinion to Jefferson Bancshares, M.H.C., Jefferson Federal and Jefferson Bancshares that, for federal income tax purposes:

(1)	the conversion of Jefferson Bancshares, M.H.C. from mutual form to a federal interim stock savings institution will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by Jefferson Bancshares, M.H.C. by reason of such conversion;

(2)	the merger of Jefferson Bancshares, M.H.C. into Jefferson Federal will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by Jefferson Bancshares, M.H.C. or Jefferson Federal by reason of such merger;

(3)	the merger of Jefferson Interim Savings Association with and into Jefferson Federal (“bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by Jefferson Interim Savings Association, or Jefferson Federal or Jefferson Bancshares by reason of the bank merger;

(4)	no gain or loss will be recognized by the current shareholders of Jefferson Federal upon the receipt of shares of common stock of Jefferson Bancshares pursuant to the bank merger, except to the extent of any cash received in lieu of a fractional share interest in Jefferson Bancshares;

(5)	the aggregate tax basis of the shares of the Jefferson Bancshares common stock to be received by the current shareholders of Jefferson Federal will be the same as the aggregate tax basis of the Jefferson Federal common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in Jefferson Federal for which cash is received;

(6)	the holding period of the shares of Jefferson Bancshares common stock to be received by the current shareholders of Jefferson Federal will include the holding period of the shares of Jefferson Federal common stock, provided that Jefferson Federal common stock was held as a capital asset on the date of the bank merger;

(7)	a holder of shares of Jefferson Federal common stock who receives cash in lieu of a fractional share of Jefferson Bancshares common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Jefferson Federal allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of Jefferson Federal common stock is more than one year on the date of the bank merger;

(8)	no gain or loss will be recognized by Jefferson Bancshares upon the sale of shares of common stock in the offering;

(9)	no gain or loss will be recognized by members of Jefferson Bancshares, M.H.C. upon the issuance to them of interests in the liquidation account in Jefferson Federal pursuant to the merger of Jefferson Bancshares, M.H.C. into Jefferson Federal;

(10)	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Jefferson Bancshares to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

(11)	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering; and

(12)	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

The opinions set forth in (10) and (11) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the IRS will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Jefferson Bancshares common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., that there is a more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes. If the subscription rights are found to have market value greater than zero, income may be recognized by various recipients of the subscription rights (whether or not the rights are exercised) and we may be taxed on the distribution of the subscription rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Jefferson Federal has also received an opinion from Craine, Thompson & Jones, P.C., Morristown, Tennessee, that, assuming the conversion does not result in any federal income tax liability to Jefferson Federal, its account holders, or Jefferson Bancshares, implementation of the plan of conversion will not result in any Tennessee income tax liability to those entities or persons.

The opinions of Muldoon Murphy & Faucette LLP and Craine, Thompson & Jones, P.C. are filed as exhibits to the registration statement that Jefferson Bancshares has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Liquidation Rights

In the unlikely event of a complete liquidation of Jefferson Bancshares, M.H.C. before the conversion, each depositor in Jefferson Federal would receive a pro rata share of any assets of Jefferson Bancshares, M.H.C. remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Jefferson Federal at the time of liquidation. In the event of a complete liquidation of Jefferson Federal after the conversion, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of Jefferson Federal. However, except as described below, his claim would be solely in the amount of the balance in his deposit account plus accrued interest. He would not have an interest in the value of the assets or Jefferson Federal or Jefferson Bancshares above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the greater of (1) Jefferson Federal’s retained earnings of $11.2 million at December 31, 1993, the date of the latest statement of financial condition contained in the final offering circular utilized in the mutual holding company reorganization, or (2) 82.64% of Jefferson Federal’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offerings. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $             million. Each eligible account holder and supplemental eligible account holder, if he were to continue to maintain his deposit account at Jefferson Federal, would be entitled, upon a complete liquidation of Jefferson Federal after the conversion, to an interest in the liquidation account prior to any payment to Jefferson Bancshares as the sole shareholder of Jefferson Federal. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Jefferson Federal at the close of business on December 31, 2001 or March 31, 2003, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2001 eligibility record date (or the March 31, 2003 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Jefferson Federal on such date.

If, however, on any June 30 annual closing date of Jefferson Federal, commencing June 30, 2004, the amount in any deposit account is less than the amount in such deposit account on December 31, 2001 or March 31, 2003, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Jefferson Bancshares as the sole shareholder of Jefferson Federal.

No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Jefferson Federal is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for Jefferson Bancshares common stock to the following persons in the following order of priority:

1.	Persons with deposits in Jefferson Federal with balances aggregating $50 or more (“qualifying deposits”) as of December 31, 2001 (“eligible account holders”). For this purpose, deposit accounts include all savings, time, and demand accounts.

2.	Our tax-qualified benefit plans, including our employee stock ownership plan.

3.	Persons with qualifying deposits in Jefferson Federal as of March 31, 2003 (“supplemental eligible account holders”), other than Jefferson Federal’s officers, directors and their associates.

4.	Persons with deposits in Jefferson Federal as of and borrowers of Jefferson Federal who had loans outstanding on May 13, 1994 that continue to be outstanding as of (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

Category 1: Eligible Account Holders. Each eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 50,000 shares);

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If there are not sufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Jefferson Federal or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Jefferson Federal in the one year period preceding December 31, 2001.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2001. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock issued in the conversion, including shares contributed to the Jefferson Federal Charitable Foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8% of the shares of common stock issued in the conversion, including shares contributed to the Jefferson Federal Charitable Foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by the officers and directors of Jefferson Federal, for the purpose of applying the purchase limitations in the plan of conversion. If Jefferson Bancshares increases the number of shares offered in the conversion above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 8% of the common stock. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Jefferson Bancshares with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$500,000 of common stock (which equals 50,000 shares);

•	one-tenth of one percent of the total offering of common stock; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and Jefferson Federal’s employee stock ownership plan subscribe for all of the shares being sold by Jefferson Bancshares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are not sufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at March 31, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Each other member of Jefferson Federal has the right to purchase up to the greater of $500,000 of common stock (which equals 50,000 shares) or one-tenth of one percent of the total offering of common stock. If eligible account holders, Jefferson Federal’s employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold by Jefferson Bancshares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’ s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at                      or each loan from Jefferson Federal that was outstanding on May 13, 1994 that continues to be outstanding as of

                            . Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering and all subscription rights under the plan of conversion will expire at 12:00 Noon, Eastern time, on                     , 2003. We will not accept orders for common stock in the subscription offering received after that time. We may extend the subscription offering to up to                     , 2003 without regulatory approval. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights, however all subscription rights will expire on the expiration date, as extended, whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at Jefferson Federal’s passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond                         , 2003.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares pursuant to the plan of conversion in a community offering to the following persons in the following order of priority:

1.	Current shareholders of Jefferson Federal.

2.	Natural persons and trusts of natural persons who are residents of Cocke, Grainger, Greene, Hamblen, Hawkins, Jefferson, Knox or Sevier County, Tennessee.

3.	Other persons to whom Jefferson Federal delivers a prospectus.

We will consider persons to reside in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). If not enough shares are available to fill orders in the community offering, the available shares will be allocated first to each subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among such subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval of an extension of time, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will be given the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Keefe, Bruyette & Woods acting as our agent. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods has agreed to use its best efforts in the sale of shares in the syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering. The syndicated community offering will terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Stock sold in the syndicated community offering also will be sold at the $10.00 purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $500,000 of common stock (which equals 50,000 shares). See “—Stock Pricing and Number of Shares to Be Issued.”

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, the plan of conversion will terminate.

Marketing Arrangements

We have retained Keefe, Bruyette & Woods to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. Keefe, Bruyette & Woods will assist us in the conversion by acting as marketing advisor with respect to the subscription offering and will represent us as placement agent on a best efforts basis in the sale of the common stock in the community offering if one is held. The services that Keefe, Bruyette & Woods will provide include, but are not limited to:

•	training our employees who will perform ministerial functions in the subscription offering and community offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from Jefferson Federal’s shareholders and Jefferson Bancshares, M.H.C.’s members for use at the special meetings.

Keefe, Bruyette & Woods will receive (1) a management fee of $50,000 and (2) a success fee of $600,000. The management fee will be credited against the success fee. We will pay Keefe, Bruyette & Woods’s success fee upon completion of the conversion. We will reimburse Keefe, Bruyette & Woods for its legal fees.

Keefe, Bruyette & Woods has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods expresses no opinion as to the prices at which common stock to be issued may trade. Keefe, Bruyette & Woods and selected dealers participating in the syndicated community offering may receive a commission in the syndicated community offering in a maximum amount to be agreed upon by us to reflect market requirements at the time of the allocation of shares in the syndicated community offering.

With certain limitations, we have also agreed to indemnify Keefe, Bruyette & Woods against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon the performance of Keefe, Bruyette & Woods of its services in connection with the conversion.

Description of Sales Activities

Jefferson Bancshares will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods employees will be working at the stock information center. Employees of Keefe, Bruyette & Woods will be responsible for mailing materials relating to the offering, responding to questions regarding the conversion and the offering and processing stock orders.

Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods or by the selected dealers managed by Keefe, Bruyette & Woods. Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the conversion.

None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to Jefferson Federal by 12:00 Noon, Eastern time, on                         . Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Jefferson Federal. In order to purchase shares in the community offering, you must submit a properly completed and executed order form to Jefferson Federal, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering.

In order to ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account, the account number and the approximate account balance as of the appropriate eligibility date.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the conversion has not been completed within 45 days after the end of the subscription offering, unless extended.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms on which the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by cash, check or money order, or by authorization of withdrawal from deposit accounts maintained with Jefferson Federal. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by cash, check or money order at our passbook rate from the date payment is received at the stock information center until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but before closing, in which case funds will earn interest at the passbook rate from the date of maturity until the conversion is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the conversion. When the conversion is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the conversion cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the conversion is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the effective date of conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the conversion; provided that there is in force from the time of its subscription until that time, a loan commitment from an unrelated financial institution or Jefferson Bancshares to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

Individual retirement accounts (IRA) maintained in Jefferson Federal do not permit investment in the common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase Jefferson Bancshares’ common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee would hold the common stock in a self-directed account in the same manner as Jefferson Federal now holds the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA at Jefferson Federal to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the conversion be based upon an estimated pro forma value of Jefferson Bancshares and Jefferson Federal as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the conversion), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal and to assist us in preparing a business plan. RP Financial will receive a fees totaling $65,000 for its appraisal services and assistance in the preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the conversion.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed Jefferson Bancshares, M.H.C.’s conversion application as filed with the Office of Thrift Supervision and Jefferson Bancshares’ registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded institutions that RP Financial, LC. deemed comparable to Jefferson Federal;

•	the specific terms of the offering of Jefferson Bancshares’ common stock;

•	the pro forma impact of the additional capital raised in the conversion;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/book method, the price/earnings method, and price/assets method, all of which are described in its report. RP Financial placed the greatest emphasis on the price/earnings and price/book methods in estimating pro forma market value. RP Financial compared the pro forma price/book and price/earnings ratios for Jefferson Bancshares to the same ratios for a peer group of comparable companies. The peer group consisted of ten thrift holding companies based in the Southeast and Midwest United States. The peer group included companies with:

•	average assets of $208 million;

•	non-performing assets averaging 0.44% of total assets;

•	loans averaging 59.5% of total assets;

•	equity averaging 15.8% of total assets; and

•	net income averaging 0.93% of average assets.

The following table compares the mean and median price/earnings multiple and price/tangible book ratio of Jefferson Bancshares, after giving effect to the offering, with the same ratios for the peer group used by RP Financial and all publicly traded thrifts. For the peer group and other publicly traded, thrifts, stock prices were as of March 7, 2003, book value was as of December 31, 2002 or September 30, 2002 and earnings were for the four quarters ended December 31, 2002 or September 2002.

	Price/Earnings Multiple		Price/Tangible Book Ratio
Jefferson Bancshares(1):
Minimum	13.99	x	77.79%
Maximum	17.37		87.42
Maximum, as adjusted	19.12		91.72
Peer group
Average	17.83		98.75
Median(2)	17.72		102.29
All publicly traded thrifts(3)
Average	14.59		141.80
Median(2)	13.41		128.99

(1)	The pro forma price/earnings multiples for Jefferson Bancshares are based on earnings for the trailing twelve months, as required by regulatory appraisal guidelines. As a result, these ratios differ from those presented in the tables under “Pro Forma Data” on page .
(2)	The median is the number in the middle of all the numbers in each respective category. Half the numbers are greater than the median and half are less than the median.
(3)	Includes only companies that are listed on a national securities exchange or the Nasdaq Stock Market.

RP Financial did not consider the historical price/book ratios indicated by Jefferson Federal’s stock trading history in determining its valuation because the price/book ratio of Jefferson Federal in the mutual holding company structure is not comparable to the price/book ratios of fully converted companies. Although the shares held by Jefferson Bancshares, M.H.C. are outstanding for purposes of calculating book value per share, there has been no capital raised from the issuance of shares to Jefferson Bancshares, M.H.C. As a result, Jefferson Federal has a lower book value per share and a higher price/book value per share in the mutual holding company structure compared to what it would have as a fully converted company. In addition, Jefferson Federal’s earnings in the mutual holding company structure are lower than what they would be as a fully converted company because Jefferson Federal did not generate any investable proceeds from the issuance of shares to Jefferson Bancshares, M.H.C. Because historical price/book ratios and price/earnings multiples for Jefferson Federal are not comparable to similar measurements for fully converted companies, they have not been included in the presentation above nor utilized by RP Financial.

RP Financial’s analysis provides an approximation of our pro forma market value, as converted, based on the valuation methods applied and the assumptions outlined in its report. Included in its report were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return on the net conversion proceeds as described under “Pro Forma Data,” purchases by the employee stock ownership plan of an amount equal to 8% of the common stock issued in the conversion and purchases in the open market by the stock-based incentive plan of a number of shares equal to 4% of the common stock sold in the conversion at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of March 7, 2003, the estimated pro forma market value of Jefferson Bancshares and Jefferson Federal, as converted, was within the valuation range of $55,175,000 to $73,325,000 with a midpoint of $64,250,000. The public shareholders of Jefferson Federal common stock will own approximately the same percentage of new common stock in Jefferson Bancshares after the conversion as they held in Jefferson Federal immediately prior to the conversion, before giving effect to (1) the receipt of cash in lieu of fractional shares, (2) their purchase of additional shares in the offering, and

(3) the contribution of shares to the Jefferson Federal Charitable Foundation. As a result, we established the offering range of $42,500,000 to $57,500,000, with a midpoint of $50,000,000, to give effect to Jefferson Bancshares, M.H.C.’s 82.64% interest in Jefferson Federal. Our Boards of Directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 4,250,000 and 5,750,000 with a midpoint of 5,000,000. The purchase price of $10.00 was determined by discussion among us and Keefe, Bruyette & Woods, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the conversion.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Jefferson Bancshares at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions. RP Financial’s appraisal report is filed as an exhibit to the registration statement that Jefferson Bancshares has filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled, a new offering range and price per share set and new subscription, community and syndicated community offerings held. Under those circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.

Depending upon market and financial conditions, the number of shares sold may be more than 6,612,500 shares or less than 4,250,000 shares. If the total amount of shares sold is less than 4,250,000 or more than 6,612,500 (15% above the maximum of the offering range), for aggregate gross proceeds of less than $44,250,000 or more than $66,125,000, subscription funds will be returned promptly with interest to each subscriber unless he or she indicates otherwise. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of conversion or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the conversion will be able to sell shares after the conversion at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Jefferson Federal and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares

The plan of conversion imposes limitations upon the purchase of common stock by eligible subscribers and others in the conversion. In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,”
“—Community Offering” and “—Syndicated Community Offering ,” the plan of conversion provides for the following purchase limitations:

•	Except for our tax-qualified employee benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $750,000 of the common stock (which equals 75,000 shares), subject to increase as described below.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 30% of the common stock sold in the offering.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Except for our tax-qualified employee benefit plans and certain eligible account holders and supplement eligible account holders whose subscription rights are based upon the amount of their deposits, the maximum amount of Jefferson Bancshares common stock that any person, together with associates or group of persons acting in concert, may subscribe for or purchase in the conversion, when combined with the shares of Jefferson Bancshares common stock to be received in exchange for shares of Jefferson Federal common stock, may not exceed 2% of the total number of shares issued in the conversion.

Notwithstanding the overall limit on the number of shares that may be acquired in the conversion, except as may be required by the Office of Thrift Supervision, current shareholders of Jefferson Federal will not have to sell any shares of Jefferson Federal or be limited in receiving exchange shares even if their current ownership of Jefferson Federal common stock when converted into shares of Jefferson Bancshares common stock exceeds an applicable purchase limitation, including the overall purchase limitation; provided, however, that a current shareholder who would exceed the overall purchase limitation will be precluded from purchasing additional shares of common stock in the offering.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant an increase in the maximum purchase limitation and the sale of a number of shares in excess of the minimum of the offering range. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions. If we increase the maximum purchase limitation above 2% of the shares sold in the offering, orders for shares in the community offering and/or the syndicated community offering will first be filled to a maximum of 2% of the number of shares sold in the offering in order to obtain a wider distribution of the shares.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

1.	any corporation or organization other than Jefferson Federal or a majority-owned subsidiary of Jefferson Federal of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

2.	any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

3.	any relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Jefferson Bancshares or Jefferson Federal or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Delivery and Exchange of Certificates

Shares Purchased in the Offering. Certificates representing Jefferson Bancshares common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by us until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Shares Received in Exchange for Jefferson Federal Common Stock. After completion of the conversion, each holder of a certificate or certificates evidencing shares of Jefferson Federal common stock (other than Jefferson Bancshares, M.H.C.), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate or certificates representing the number of full shares of Jefferson Bancshares common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of Jefferson Federal common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate or certificates evidencing Jefferson Bancshares common stock. Jefferson Federal shareholders should not forward their certificates to Jefferson Federal or the exchange agent until they have received the transmittal letter. If you hold shares of Jefferson Federal common stock in street name, your account should automatically be credited with shares of Jefferson Bancshares common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of Jefferson Bancshares common stock. For each fractional share that would otherwise be issued as a result of the exchange of Jefferson Bancshares common stock for Jefferson Federal common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former Jefferson Federal shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered Jefferson Federal stock certificates. If you hold shares of Jefferson Federal common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of Jefferson Federal common stock will be entitled to receive any dividends on Jefferson Bancshares common stock until the certificate representing such holder’s shares of Jefferson Federal common stock is surrendered in exchange for certificates representing shares of Jefferson Bancshares common stock. In the event that we declare dividends after the conversion but prior to surrender of certificates representing shares of Jefferson Federal common stock, dividends payable on shares of Jefferson Bancshares common stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing shares of Jefferson Federal common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of Jefferson Federal common stock as evidencing ownership of the number of full shares of Jefferson Bancshares common stock into which the shares of Jefferson Federal common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate or certificates representing shares of Jefferson Bancshares common stock to which a holder of Jefferson Federal common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate or certificates representing the shares of Jefferson Federal common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of Jefferson Bancshares common stock is to be issued in a name other than that in which the certificate evidencing Jefferson Federal common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, savings associations and their holding companies may not for a period of one year from the date of an institution’s mutual-to-stock conversion repurchase any of its common stock from any person, except (1) in an offer made to all of its shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of a savings association’s or its holding company’s capital stock during the first year following the conversion. To receive such approval, the savings association must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause the association’s regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers, Directors and NASD Members

Common stock purchased in the conversion will be freely transferable, except for shares purchased by our directors and executive officers and by NASD members.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the conversion, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons after the conversion will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Purchases of outstanding shares of Jefferson Bancshares common stock by directors, officers, or any person who becomes an executive officer or director of Jefferson Federal after adoption of the plan of conversion, and their associates, during the three-year period following the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of Jefferson Bancshares’ outstanding common stock or to the purchase of stock under stock benefit plans.

Jefferson Bancshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the conversion. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of Jefferson Bancshares’ may be resold without registration. Shares purchased by an affiliate of Jefferson Bancshares will have resale restrictions under Rule 144 of the Securities Act. If Jefferson Bancshares meets the current public information requirements of Rule 144, each affiliate of Jefferson Bancshares who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Jefferson Bancshares or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Jefferson Bancshares to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Under guidelines of the National Association of Securities Dealers, Inc., members of that organization and their associates face restrictions on the transfer of securities purchased with subscription rights and reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise, without the further approval of Jefferson Bancshares, M.H.C.’s members or Jefferson Federal’s shareholders.

Completion of the conversion requires the sale of all shares of the common stock within 24 months following approval of the plan of conversion by Jefferson Bancshares, M.H.C.’s members and Jefferson Federal’s shareholders. If this condition is not satisfied, the plan of conversion will be terminated and Jefferson Federal will continue its business in the mutual holding company form of organization. We may terminate the plan of conversion at any time.

Comparison of Shareholders’ Rights

As a result of the conversion, current holders of Jefferson Federal common stock will become shareholders of Jefferson Bancshares. There are certain differences in shareholder rights arising from distinctions between the federal stock charter and bylaws of Jefferson Federal and the charter and bylaws of Jefferson Bancshares and from distinctions between laws with respect to federally-chartered savings associations and Tennessee law.

In some instances, the rights of shareholders of Jefferson Bancshares will be less than the rights shareholders of Jefferson Federal currently have. The decrease in shareholder rights under the Tennessee charter and bylaws are not mandated by Tennessee law but have been chosen by management as being in the best interests of Jefferson Bancshares. In some instances, the differences in shareholder rights may increase management rights. We believe that the provisions described below are prudent and will enhance our ability to remain an independent financial institution and reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our Board of Directors. These provisions also will assist us in the orderly deployment of the conversion proceeds into productive assets and allow us to implement our business plan during the initial period after the conversion. We believe these provisions are in the best interests of Jefferson Bancshares and its shareholders.

The following discussion is not intended to be a complete statement of the differences affecting the rights of shareholders, but rather summarizes the more significant differences and certain important similarities. The discussion herein is qualified in its entirety by reference to the charter and bylaws of Jefferson Bancshares and Tennessee law.

Authorized Capital Stock. The authorized capital stock of Jefferson Bancshares consists of 30,000,000 shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock, par value $.01 per share. The current authorized capital stock of Jefferson Federal consists of 20,000,000 shares of common stock, par value $1.00 per share and 10,000,000 shares of preferred stock, par value $1.00 per share.

The charters of both Jefferson Federal and Jefferson Bancshares authorize the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates and liquidation preferences. Although neither Board of Directors has any intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt.

Issuance of Capital Stock. Currently, pursuant to applicable laws and regulations, Jefferson Bancshares, M.H.C. is required to own not less than a majority of the outstanding common stock of Jefferson Federal. There will be no such restriction applicable to Jefferson Bancshares following consummation of the conversion, as Jefferson Bancshares, M.H.C. will cease to exist.

Jefferson Bancshares’ charter does not contain restrictions on the issuance of shares of capital stock to the directors, officers or controlling persons of Jefferson Bancshares, whereas the current federal stock charter of Jefferson Federal restricts such issuance to general public offerings, or if qualifying shares, to directors, unless the share issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Thus, Jefferson Bancshares could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of the capital stock of Jefferson Bancshares could be issued directly to directors or officers without shareholder approval. The rules of the NASD, however, generally require corporations with securities that are quoted on the Nasdaq Stock Market, like Jefferson Bancshares will be, to obtain shareholder approval of most compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations. We plan to submit the stock compensation plans discussed in this prospectus to shareholders for their approval.

Neither the federal stock charter and bylaws of Jefferson Federal nor the charter and bylaws of Jefferson Bancshares provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Voting Rights. The federal stock charter of Jefferson Federal permits cumulative voting in the election of directors. The charter and bylaws of Jefferson Bancshares do not provide for cumulative voting by shareholders in the election of directors.

Payment of Dividends. The ability of Jefferson Federal to pay dividends on its capital stock is restricted by Office of Thrift Supervision regulations and by tax considerations related to savings and loan associations. Jefferson Federal will continue to be subject to these restrictions after the conversion, and such restrictions will indirectly affect Jefferson Bancshares because dividends from Jefferson Federal will be a primary source of funds for the payment of dividends to the shareholders of Jefferson Bancshares.

The Tennessee Business Corporation Act generally provides that, unless otherwise restricted in a corporation’s charter, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would be not be able to pay its debts as they become due in the usual course of business; or

•	the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its charter) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Board of Directors. The federal stock charter and bylaws of Jefferson Federal and the charter and bylaws of Jefferson Bancshares each require the Board of Directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under both the bylaws of Jefferson Federal and the bylaws of Jefferson Bancshares, any vacancy occurring in the Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of shareholders at which directors are elected.

The bylaws of Jefferson Bancshares provide that to be eligible to serve on the Board of Directors a person must reside in a county in which an office of Jefferson Federal is located or in an adjacent county. The bylaws also provide that no person will be eligible to serve on the Board of Directors who has, in the past 10 years, been subject to a supervisory action by a financial regulatory agency that involved fraud or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime. These provisions may prevent shareholders from nominating themselves or persons of their choosing for election to the Board of Directors. The bylaws of Jefferson Federal do not contain similar qualification requirements.

Under the bylaws of Jefferson Federal, any director may be removed only for cause by vote of the holders of a majority of the outstanding voting shares at a meeting of shareholders called for such purpose. The charter of Jefferson Bancshares provides that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for shareholders to remove directors and replace them with their own nominees.

Limitations on Liability. The charter of Jefferson Bancshares provides that directors of Jefferson Bancshares will not be personally liable to Jefferson Bancshares or its shareholders for monetary damages for breach of duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Currently, federal law does not permit federally-chartered savings and loan associations like Jefferson Federal to limit the personal liability of directors in the manner provided by the Tennessee Business Corporation Act and the laws of many other states.

Indemnification of Directors, Officers, Employees and Agents. The federal stock charter and bylaws of Jefferson Federal do not contain any provision relating to indemnification of directors and officers. Under present Office of Thrift Supervision regulations, however, Jefferson Federal must indemnify its directors, officers and employees for any costs incurred in connection with any litigation involving any such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person or final judgement other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of Jefferson Federal or its shareholders. Jefferson Federal also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, Jefferson Federal is required to notify the Office of Thrift Supervision of its intention and such payment cannot be made if the Office of Thrift Supervision objects thereto.

The charter of Jefferson Bancshares provides that Jefferson Bancshares shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of Jefferson Bancshares, or is or was serving at the request of Jefferson Bancshares as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with the action or proceeding if he or she:

(1)	acted in good faith;

(2)	reasonably believed (A) in the case of conduct in his or her official capacity with Jefferson Bancshares that his or her conduct was in the best interests of Jefferson Bancshares and; (B) in all other cases, that his or her conduct was at least not opposed to Jefferson Bancshares’ best interests; and

(3)	in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Indemnification shall not be made with respect to an action by or in the right of Jefferson Bancshares as to which the person has been adjudged to be liable to Jefferson Bancshares unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. The charter of Jefferson Bancshares further provides that to the extent that the representative of Jefferson Bancshares has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Jefferson

Bancshares only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act. Expenses (including attorney’s fees) incurred in defending any action or proceeding shall be paid by Jefferson Bancshares in advance of the final disposition of the action or proceeding upon:

•	delivery to Jefferson Bancshares of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such individual is not entitled to be indemnified for such expenses;

•	delivery to Jefferson Bancshares of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in the Tennessee Business Corporation Act; and

•	a determination that the facts would not preclude indemnification.

Special Meetings of Shareholders. The bylaws of Jefferson Federal provide that special meetings of the shareholders of Jefferson Federal may be called by the Chairman, President, a majority of the Board of Directors or the holders of not less than one-tenth of the outstanding capital stock of Jefferson Federal entitled to vote at the meeting. The charter of Jefferson Bancshares contains a provision pursuant to which, subject to the rights of any holders of preferred stock, special meetings of the shareholders of Jefferson Bancshares may only be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which Jefferson Bancshares would have if there were no vacancies on the Board of Directors.

Shareholder Nominations and Proposals. The bylaws of Jefferson Federal generally provide that shareholders may submit new business to be taken up at the annual meeting. Any shareholder may make any proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least 5 days before the meeting, such proposal will be laid over for action at an adjourned special or annual meeting of the shareholders taking place 30 days or more thereafter.

Jefferson Bancshares’ bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Jefferson Bancshares. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Jefferson Bancshares Board or by a shareholder who has given appropriate notice to Jefferson Bancshares before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Jefferson Bancshares appropriate notice of its intention to bring that business before the meeting. Jefferson Bancshares’ secretary must receive notice of the nomination or proposal not less than 90 days prior to the annual meeting; provided, however, that in the event that less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to Jefferson Bancshares concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Jefferson Bancshares with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives Jefferson Bancshares’ Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform shareholders and make recommendations about those matters.

Shareholder Action Without a Meeting. The bylaws of Jefferson Federal provide that any action to be taken at a meeting of the shareholders may be taken without a meeting if consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote. Under the Tennessee Business Corporation Act, action may be taken by shareholders without a meeting if all shareholders entitled to vote on the action consent to taking such action without a meeting.

Shareholder’s Right to Examine Books and Records. A federal regulation which is currently applicable to Jefferson Federal provides that shareholders may inspect and copy specified books and records of a federally-chartered savings and loan associations after proper written notice for a proper purpose. The Tennessee Business Corporation Act similarly provides that a shareholder may inspect books and records for any proper purpose upon written verified demand stating the purpose of the inspection.

Limitations on Voting Rights. The charter of Jefferson Bancshares provides that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by Jefferson Bancshares to be beneficially, owned by such person and his or her affiliates.

The foregoing restriction does not apply to:

•	any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of Jefferson Bancshares or any subsidiary; provided, however, that upon completion of the sale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of Jefferson Bancshares;

•	any proxy granted to one or more disinterested directors by a shareholder of Jefferson Bancshares;

•	any employee benefit plans of Jefferson Bancshares or any subsidiary; and

•	any transaction approved in advance by a majority of such disinterested directors.

The charter and bylaws of Jefferson Federal do not contain an equivalent or similar provision.

Mergers, Consolidations and Sales of Assets. Federal regulation currently requires the approval of two-thirds of the Board of Directors of Jefferson Federal and the holders of two-thirds of the outstanding stock of Jefferson Federal entitled to vote thereon for mergers, consolidations and sales of all or substantially all of its assets. Such regulation permits Jefferson Federal to merge with another corporation without obtaining the approval of its shareholders if:

•	it does not involve an interim savings institution;

•	the charter of Jefferson Federal is not changed;

•	each share of Jefferson Federal stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of Jefferson Federal after such effective date; and

•	either: (a) no shares of voting stock of Jefferson Federal and no securities convertible into such stock are to be issued or delivered under the plan of combination or (b) the authorized unissued shares or the treasury shares of voting stock of Jefferson Federal to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of Jefferson Federal outstanding immediately prior to the effective date of the transaction.

The Tennessee Business Corporation Act requires the approval of the Board of Directors and the affirmative vote of a majority of the votes entitled to be cast by all shareholders entitled to vote thereon. The Tennessee Business Corporation Act further provides that unless otherwise required by Jefferson Bancshares’ governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

(1)    In a merger, Jefferson Bancshares’ separate corporate existence does not cease as a result of the merger and its charter will not differ from the charter before the merger; and

(2)    In a merger or exchange:

(A)    each shareholder of Jefferson Bancshares whose shares were outstanding immediately before the effective date of the merger or exchange will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the effective date of the merger or exchange;

(B)    the voting power of the shares outstanding immediately after the merger or exchange, plus the voting power of the shares issuable as a result of the merger or exchange (either by the conversion of securities issued pursuant to the merger or exchange or by the exercise of rights and warrants issued pursuant to the merger or exchange), will not exceed by more than 20% the voting power of the total shares of Jefferson Bancshares outstanding immediately before the merger or exchange; and

(C)    the number of participating shares outstanding immediately after the merger or exchange, plus the number of participating shares issuable as a result of the merger or exchange (either by the conversion of securities issued pursuant to the merger or exchange by the exercise of rights and warrants issued pursuant to the merger or exchange), will not exceed more than 20% the total number of participating shares outstanding immediately before the merger or exchange.

Business Combinations with Interested Shareholders. The charter of Jefferson Bancshares requires the approval of the holders of at least 80% of Jefferson Bancshares’ outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested shareholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of disinterested directors or where various fair price and procedural conditions have been met.

Under Jefferson Bancshares’ charter, the term “interested shareholder” means any person who or which is:

•	the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding voting stock of Jefferson Bancshares;

•	an affiliate of Jefferson Bancshares and at any time in the two-year period prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the Jefferson Bancshares; or

•	an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

A “business combination” includes, but is not limited to:

1.	any merger or consolidation of Jefferson Bancshares or of its subsidiaries with (a) any interested shareholder; or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; or

2.	any sale, lease, exchange or other disposition to or with any interested shareholder, or any affiliate of any interested shareholder, of any assets of Jefferson Bancshares or any of its subsidiaries having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of the Jefferson Bancshares and its subsidiaries; or

3.	the issuance or transfer by Jefferson Bancshares or any of its subsidiaries of any securities of Jefferson Bancshares or any of its subsidiaries to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Jefferson Bancshares, except for any issuance or transfer pursuant to an employee benefit plan of Jefferson Bancshares or any of its subsidiaries; or

4.	the adoption of any plan for the liquidation or dissolution of Jefferson Bancshares proposed by or on behalf of any interested shareholder or any affiliate or associate of such interested shareholder; or

5.	any reclassification of securities, or recapitalization of Jefferson Bancshares, or any merger or consolidation of Jefferson Bancshares with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Jefferson Bancshares or any of its subsidiaries which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder;

Neither the charter and bylaws of Jefferson Federal nor the federal laws and regulations applicable to Jefferson Federal contain a provision which restricts business combinations between Jefferson Federal and any interested shareholder in the manner set forth above.

Dissenters’ Rights of Appraisal. A federal regulation that is applicable to Jefferson Federal generally provides that a shareholder of a federally-chartered savings and loan association that engages in a merger, consolidation or sale of all or substantially all of its assets shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the institution, subject to specified procedural requirements. This regulation also provides, however, that the shareholders of a federally-chartered savings and loan association that is listed on a national securities exchange or quoted on Nasdaq are not entitled to dissenters’ rights in connection with a merger if the shareholder is required to accept only “qualified consideration” for his or her stock, which is defined to include cash, shares of stock of any institution or corporation which at the effective date of the merger will be listed on a national securities exchange or quoted on the Nasdaq or any combination of such shares of stock and cash. This exception does not currently apply to Jefferson Federal because its stock is not listed on a national securities exchange or quoted on the Nasdaq.

After the conversion, the rights of appraisal of the dissenting shareholders of Jefferson Bancshares will be governed by Tennessee law. Pursuant to the Tennessee Business Corporation Act, a shareholder of a Tennessee corporation generally has the right to dissent from any merger involving the corporation, plan of share exchange, sale of all or substantially all of the corporation’s assets or an amendment of the charter that materially adversely affects shareholder rights, and to obtain fair value for his or her shares, subject to specified procedural requirements. However, no such appraisal rights are generally available for shares which are listed on a national securities exchange or on the Nasdaq National Market.

Evaluation of Offers. The charter of Jefferson Bancshares provides that the Board of Directors of Jefferson Bancshares, when evaluating an offer to (1) make a tender or exchange offer for any equity security of Jefferson Bancshares, (2) merge or consolidate Jefferson Bancshares with another corporation or entity or (3) purchase or otherwise acquire all or substantially all of the properties and assets of Jefferson Bancshares, may, in connection with the exercise of its judgment in determining what is in the best interest of Jefferson Bancshares and the shareholders of Jefferson Bancshares, give consideration to the following factors:

•	social and economic effects of the transaction on Jefferson Bancshares, its subsidiaries, employees, customers and creditors and elements of the community where Jefferson Bancshares is located;

•	business and financial condition and earnings prospects of the acquiring person or entity; and

•	the competence, experience and integrity of the acquiring person or entity and its or their management.

By having these standards in the charter of Jefferson Bancshares, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Jefferson Bancshares, even if the price offered is significantly greater than the then market price of any equity security of Jefferson Bancshares.

Amendment of Governing Instruments. No amendment of the charter of Jefferson Federal may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the Office of Thrift Supervision, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. The charter of Jefferson Bancshares generally may be amended by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class; provided, however, that any amendment of Articles VIII (Directors), IX (Removal of Directors), X (Elimination of Directors’ Liability), XI (Indemnification), XII (Limitation of Voting Common Stock), XIII (Approval of Business Combinations), XIV (Evaluations of Business Combinations), XV (Control Share Acquisitions), XVI (Special Meetings of Shareholders) and XVIII (Amendment of Bylaws) must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class, cast at a meeting of the shareholders called for that purpose; except that such repeal, alteration or amendment may be made by the affirmative vote of the majority of the outstanding shares if the same is first approved by a majority of disinterested directors.

The bylaws of Jefferson Federal may be amended in a manner consistent with regulations of the Office of Thrift Supervision and shall be effective after (1) approval of the amendment by a majority vote of the authorized Board of Directors, or by a majority of the votes cast by the shareholders of Jefferson Federal at any legal meeting, and (2) receipt of applicable regulatory approval. The bylaws of Jefferson Bancshares may be amended by the majority vote of the Board of Directors at any legal meeting. The bylaws may be amended by the shareholders only by a vote of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, cast at a meeting of the shareholders called for that purpose.

Anti-Takeover Effects of Jefferson Bancshares’ Charter and Bylaws and Management Remuneration Adopted in Conversion

The provisions described above are intended to reduce Jefferson Bancshares’ vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by members of our Board of Directors. Provisions of the stock-based incentive plan will provide for accelerated benefits to participants if a change in control of Jefferson Bancshares or Jefferson Federal occurs or a tender or exchange offer for our stock is made. We have also entered into an employment agreement with our chief executive officer and intend to establish a severance compensation plan, which will provide such eligible officers and employees with additional payments and benefits on the individual’s termination in connection with a change in control of Jefferson Bancshares or Jefferson Federal. The foregoing provisions and limitations may make it more difficult for companies or persons to acquire control of Jefferson Bancshares. Additionally, the provisions could deter offers to acquire the outstanding shares of Jefferson Bancshares that might be viewed by shareholders to be in their best interests.

Our Board of Directors believes that the provisions of the charter and bylaws are in the best interest of Jefferson Bancshares and its shareholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of Jefferson Bancshares and its shareholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

Restrictions on Acquisition of Jefferson Bancshares

and Jefferson Federal

Tennessee Corporate Law

The Tennessee Business Corporation Act contains several provisions, described below, which may be applicable to Jefferson Bancshares upon consummation of the conversion.

Business Combination Act. The Tennessee Business Combination Act generally prohibits a “business combination” (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities and similar transactions) by a “resident domestic corporation” (as defined below) or a subsidiary with an “interested shareholder” (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of the corporation’s stock then outstanding) for a period of five years after the date the person becomes an interested shareholder unless, prior to such date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder and the business combination satisfies any other applicable requirements imposed by law or by the corporation’s charter or bylaws. The Tennessee Business Combination Act also limits the extent to which a “resident domestic corporation” which has a class of voting stock traded on any national securities exchange or registered pursuant to Section 12(g) of the Exchange Act or any of its officers or directors could be held liable for resisting any business combination.

For purposes of the Tennessee Business Combination Act, the term “resident domestic corporation” is defined as an issuer of voting stock which, as of the share acquisition date in question, is organized under the laws of Tennessee and meets two or more of the following requirements:

•	the corporation has more than 10,000 shareholders or 10% of its shareholders reside in Tennessee or more than 10% of its shares are held by shareholders who are Tennessee residents;

•	the corporation has its principal office or place of business in Tennessee;

•	the corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation’s consolidated net sales located in Tennessee;

•	the corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents which is in excess of $5.0 million;

•	the corporation produces goods and services in Tennessee which result in annual gross receipts in excess of $10.0 million; or

•	the corporation has physical assets and/or deposits, including those of any subsidiary located within Tennessee which exceed $10.0 million in value.

Control-Share Acquisitions. The Tennessee Control Share Acquisition Act generally requires that shareholders of a corporation approve a “control-share acquisition.” A “control share acquisition” is defined by Tennessee law as the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. All shares acquired within 90 days and all shares acquired pursuant to a plan to make a control share acquisition are deemed to have been acquired in the same acquisition.

The Tennessee Control Share Acquisition Act generally provides that any person or group that acquires the power to vote more than certain specified levels (one-fifth, one-third or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding “interested shares.” Interested shares are those shares held by the acquiring person, officers of the corporation and persons who are both employees and directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The statutory provisions will only apply to a Tennessee corporation if its charter or bylaws so provides and that has:

1.	100 or more shareholders;

2.	its principal place of business, its principal office or substantial assets within Tennessee; and

3.	either (A) more than 10% of its shareholders resident in Tennessee, (B) more than 10% of its shares owned by shareholders resident in Tennessee, or (C) 10,000 or more shareholders resident in Tennessee.

The charter of Jefferson Bancshares provides that the control share acquisition provisions of the Tennessee Business Corporation Act shall be applicable to Jefferson Bancshares.

Neither the charter or bylaws of Jefferson Federal nor federal law contain provisions equivalent or similar to the control-share acquisition provision described above.

Greenmail Act. The Tennessee Greenmail Act prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless: (1) such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or (2) the corporation makes an offer, at least equal value per share, to all holders of shares of such class. Market value is defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation.

Because the common stock will be registered pursuant to Section 12(g) of the Exchange Act, Jefferson Bancshares will be subject to the restrictions of the Greenmail Act upon consummation of the conversion.

Regulatory Restrictions

Office of Thrift Supervision Conversion Regulations. Regulations of the Office of Thrift Supervision provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Jefferson Bancshares without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Jefferson Bancshares without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act that generally requires persons who at any time intend to acquire control of a federally chartered savings association to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Jefferson Bancshares’ voting stock or the power to direct the management or policies of Jefferson Bancshares. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of Jefferson Bancshares’ voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Jefferson Bancshares Capital Stock

The common stock of Jefferson Bancshares will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Jefferson Bancshares is authorized to issue 30,000,000 shares of common stock having a par value of $.01 per share and 10,000,000 shares of preferred stock having a par value of $.01 per share. Each share of Jefferson Bancshares’ common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Jefferson Bancshares will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. Jefferson Bancshares can pay dividends if, as and when declared by its Board of Directors. The payment of dividends by Jefferson Bancshares is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Jefferson Bancshares will be entitled to receive and share equally in dividends as may be declared by the Board of Directors of Jefferson Bancshares out of funds legally available for dividends. If Jefferson Bancshares issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the conversion, the holders of common stock of Jefferson Bancshares will possess exclusive voting rights in Jefferson Bancshares. They will elect Jefferson Bancshares’ Board of Directors and act on other matters as are required to be presented to them under Tennessee law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Comparison of Shareholders’ Rights—Limitations on Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Jefferson Bancshares issues preferred stock, holders of Jefferson Bancshares preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote. See “Comparison of Shareholders’ Rights.”

Liquidation. If there is any liquidation, dissolution or winding up of Jefferson Federal, Jefferson Bancshares, as the holder of Jefferson Federal ‘s capital stock, would be entitled to receive all of Jefferson Federal’s assets available for distribution after payment or provision for payment of all debts and liabilities of Jefferson Federal, including all deposit accounts and accrued interest, and after distribution of the balance in the special liquidation account to eligible account holders and supplemental eligible account holders. Upon liquidation, dissolution or winding up of Jefferson Bancshares, the holders of its common stock would be entitled to receive all of the assets of Jefferson Bancshares available for distribution after payment or provision for payment of all its debts and liabilities. If Jefferson Bancshares issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Jefferson Bancshares will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Jefferson Bancshares will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for Jefferson Bancshares’ common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

Jefferson Bancshares has registered its common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister its common stock for a period of at least three years following the conversion. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of the common stock has been passed upon for us by Muldoon Murphy & Faucette LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Muldoon Murphy & Faucette LLP and the state tax consequences of the conversion have been opined upon by Craine, Thompson & Jones, P.C., Morristown, Tennessee. Muldoon Murphy & Faucette LLP and Craine, Thompson & Jones, P.C. have consented to the references to their opinions in this prospectus. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Silver, Freedman & Taff, L.L.P.

Experts

The financial statements of Jefferson Federal as of June 30, 2002, and for the three years then ended are included in this prospectus and in the registration statement in reliance upon the report of Craine, Thompson & Jones, P.C., Morristown, Tennessee, independent certified public accountants, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the summary in this prospectus of its report to Jefferson Federal setting forth its opinion as to the estimated pro forma market value of Jefferson Bancshares and Jefferson Federal, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

Jefferson Bancshares has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the conversion, including the shares to be issued in exchange for shares of Jefferson Federal common stock and the shares that are to be contributed to the Jefferson Federal Charitable Foundation. The registration statement, including the exhibits, contains additional relevant information about Jefferson Bancshares and Jefferson Bancshares common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

Jefferson Bancshares, M.H.C. has filed an application for approval of conversion with the Office of Thrift Supervision, which includes proxy materials for Jefferson Federal’s special meeting of stockholders, proxy materials for Jefferson Bancshares, M.H.C.’s special meeting of members and certain other information. This prospectus omits certain information contained in that application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Midwest Regional Office of the Office of Thrift Supervision, 225 East John Carpenter Freeway, Suite 500, Irving, Texas 75062-2326.

A copy of the plan of conversion and Jefferson Bancshares’ charter and bylaws are available without charge from Jefferson Federal.

Index to Financial Statements

Jefferson Federal Savings and Loan Association of Morristown

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Jefferson Bancshares have not been included in this prospectus because Jefferson Bancshares, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

CRAINE, THOMPSON, & JONES, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

225 WEST FIRST NORTH STREET

P.O. BOX 1779

SUITE 300, MILLENNIUM SQUARE

MORRISTOWN, TENNESSEE 37816-1779

423-586-7650

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Jefferson Federal Savings and Loan Association of Morristown

Morristown, Tennessee

We have audited the accompanying balance sheets of Jefferson Federal Savings and Loan Association of Morristown as of June 30, 2002 and 2001, and the related statements of earnings, changes in stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Association’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Federal Savings and Loan Association of Morristown as of June 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

Morristown, Tennessee

September 18, 2002

JAMES W. CRAINE, CPA GLENN B. THOMPSON, CPA, CFP, PFS MIRA J. CRAINE, CPA	THOMAS M. JONES, CPA HIRAM H JONES, CPA

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Balance Sheets

(Dollars in Thousands)

	December 31, 2002	June 30,
		2002	2001
	(Unaudited)
Assets

Cash and cash equivalents	$2,310	2,412	1,565
Interest-bearing deposits	13,397	4,571	7,340
Investment securities classified as available for sale, net	47,955	60,215	54,151
Federal Home Loan Bank stock	1,489	1,455	1,379
Loans receivable, net	186,351	190,032	181,191
Premises and equipment, net	4,230	4,200	3,978
Foreclosed real estate, net	1,775	978	1,070
Accrued interest receivable:
Investments	399	505	654
Loans receivable, net	1,583	1,611	1,605
Deferred tax asset	379	616	691
Other assets	575	745	840

Total assets	$260,443	267,340	254,464

Liabilities and Stockholders’ Equity

Deposits	$223,038	231,849	222,061
Federal Home Loan Bank advances	2,000	2,000	2,000
Other liabilities	465	516	458
Accrued income taxes	—	74	53

Total liabilities	225,503	234,439	224,572

Commitments and contingent liabilities	—	—	—

Stockholders’ equity:
Preferred stock, $1.00 par value; 10,000,000 shares authorized; shares issued and outstanding—none	—	—	—
Common stock, $1.00 par value; 20,000,000 shares authorized; 1,875,500 shares issued and outstanding	1,876	1,876	1,864
Additional paid-in capital	1,167	1,167	982
Unearned compensation	—	—	(24)
Accumulated other comprehensive income	906	537	(49)
Retained earnings	30,991	29,321	27,119

Total stockholders’ equity	34,940	32,901	29,892

Total liabilities and stockholders’ equity	$260,443	267,340	254,464

See accompanying notes to financial statements.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Statements of Earnings

(Dollars in Thousands Except Per Share Amounts)

	Six Months Ended December 31,		Years Ended June 30,
	2002	2001	2002	2001	2000
	(Unaudited)
Interest income:
Interest on loans receivable	$7,595	8,080	15,988	15,879	14,629
Interest on investment securities	1,253	1,668	3,224	3,198	2,820
Other interest	96	147	168	177	197

Total interest income	8,944	9,895	19,380	19,254	17,646

Interest expense:
Deposits	3,526	5,895	10,165	11,567	9,872
Advances from FHLB	50	51	102	173	186

Total interest expense	3,576	5,946	10,267	11,740	10,058

Net interest income	5,368	3,949	9,113	7,514	7,588
Provision for loan losses	547	480	1,221	960	1,270

Net interest income after provision for loan losses	4,821	3,469	7,892	6,554	6,318

Noninterest income:
Service charges and fees	338	331	669	658	707
Gain on sale of securities, net	81	16	141	11	—
Gain on sale of fixed assets	—	—	—	—	9
Gain (loss) on sale of foreclosed real estate, net	40	(32)	45	33	325
Other	60	76	166	208	181

Total noninterest income	519	391	1,021	910	1,222

Noninterest expense:
Compensation and benefits	1,177	1,067	2,351	1,769	1,575
Occupancy expense	135	112	244	219	225
Equipment and data processing expenses	417	410	832	778	788
SAIF deposit insurance premium	20	20	41	40	76
Advertising	79	70	130	107	89
REO expense	147	101	285	69	77
Other	559	586	1,186	1,011	902

Total noninterest expense	2,534	2,366	5,069	3,993	3,732

Earnings before income taxes	2,806	1,494	3,844	3,471	3,808

Income taxes (benefits):
Current	1,042	611	1,702	1,401	1,410
Deferred	12	(32)	(284)	(118)	15

Total income taxes	1,054	579	1,418	1,283	1,425

Net earnings	$1,752	915	2,426	2,188	2,383

Net earnings per common share—basic	$0.93	0.49	1.30	1.17	1.28

Net earnings per common share—diluted	$0.93	0.49	1.29	1.17	1.28

See accompanying notes to financial statements

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Statement of Changes in Stockholders’ Equity

(Dollars in Thousands)

	Common Stock	Additional Paid-in Capital	Unearned Comprehensive	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholders’ Equity
Balance at June 30, 1999	$1,863	$968	$(95)	$(518)	$22,987	$25,205

Comprehensive income:
Net earnings	—	—	—	—	2,383	2,383
Change in net unrealized gain (loss) on securities available for sale, net of taxes of $300	—	—	—	(488)	—	(488)

Total comprehensive income	—	—	—	—	—	1,895
Dividends	—	—	—	—	(219)	(219)
Earned portion of MRP	—	—	38	—	—	38
Tax benefit from vesting of MRP shares	—	2	—	—	—	2

Tax benefit from exercise of nonqualified stock options	—	1	—	—	—	1
Stock options exercised	1	13	—	—	—	14

Balance at June 30, 2000	1,864	984	(57)	(1,006)	25,151	26,936

Comprehensive income:
Net earnings	—	—	—	—	2,188	2,188

Change in net unrealized gain (loss) on securities available for sale, net of taxes of $585	—	—	—	957	—	957

Total comprehensive income	—	—	—	—	—	3,145

Dividends	—	—	—	—	(220)	(220)
Earned portion of MRP	—	—	33	—	—	33
Tax benefit from vesting of MRP shares	—	(2)	—	—	—	(2)
Tax benefit from exercise of nonqualified stock options	—	—	—	—	—	—
Stock options exercised	—	—	—	—	—	—

Balance at June 30, 2001	1,864	982	(24)	(49)	27,119	29,892

(Continued)

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Statements of Changes in Stockholders’ Equity

(Dollars in Thousands)

(Continued)

	Common Stock	Additional Paid-in Capital	Unearned Comprehensive	Accumulated Other Comprehensive Income	Retained Earnings	Total Stockholders’ Equity
Balance at June 30, 2001	$1,864	982	(24)	(49)	27,119	29,892

Comprehensive income:
Net earnings	—	—	—	—	2,426	2,426
Change in net unrealized gain (loss) on securities available for sale, net of taxes of $358	—	—	—	586	—	586

Total comprehensive income	—	—	—	—	—	3,012
Dividends	—	—	—	—	(224)	(224)
Award of MRP shares	1	11	—	—	—	12
Earned portion of MRP	—	—	24	—	—	24
Tax benefit from vesting of MRP shares	—	10	—	—	—	10
Tax benefit from exercise of nonqualified stock options	—	2	—	—	—	2
Stock options exercised	11	162	—	—	—	173

Balance at June 30, 2002	1,876	1,167	—	537	29,321	32,901

(Unaudited)
Comprehensive income:
Net earnings	—	—	—	—	1,752	1,752
Change in net unrealized gain (loss) on securities available for sale, net of taxes of $225	—	—	—	369	—	369

Total comprehensive income	—	—	—	—	—	2,121
Dividends	—	—	—	—	(82)	(82)

Balance at December 31, 2002	$1,876	1,167	—	906	30,991	34,940

See accompanying notes to financial statements.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Statements of Cash Flows

(Dollars in Thousands)

	Six Months Ended December 31,
			Years Ended June 30,
	2002	2001	2002	2001	2000
	(Unaudited)
Cash flows from operating activities:
Net earnings	$1,752	915	2,426	2,188	2,383
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization expense	147	133	289	274	339
Amortization of premiums (discounts), net investment securities	77	41	106	50	21
Provision for loan losses	547	480	1,221	960	1,270
Gain on sale of premises and equipment	—	—	—	—	(9)
Gain (loss) on sale of investment securities, net	(81)	(16)	(141)	(11)	—
FHLB stock dividends	(34)	(43)	(76)	(97)	(88)
Amortization of deferred loan fees, net	(79)	(76)	(138)	(127)	(94)
Loss (gain) on foreclosed real estate, net	(40)	32	(45)	(32)	(325)
Earned portion of MRP	—	16	24	33	38
Tax benefits from stock options and MRP	—	—	(12)	(2)	(4)
Decrease (increase) in:
Accrued interest receivable	134	(250)	143	(195)	(436)
Other assets	170	28	95	86	212
Deferred tax asset	237	308	75	467	(283)
Increase (decrease) in other liabilities	(166)	(111)	79	(89)	(15)

Net cash provided by (used for) operating activities	2,664	1,457	4,046	3,505	3,009

Cash flows from investing activities:
Loan originations, net of principal collections	2,021	(9,119)	(9,668)	(13,355)	(4,980)
Purchase of available-for-sale securities	—	(24,033)	(44,977)	(40,972)	(11,214)
Proceeds from sale of available-for-sale securities	3,725	7,347	22,013	4,011	—
Proceeds from maturities, calls, and prepayments	9,133	9,885	17,380	30,868	2,756
Proceeds from sale of premises and equipment	—	—	—	—	97
Purchase of premises and equipment	(177)	(447)	(511)	(71)	(285)
Proceeds from sale of (additions to) foreclosed real estate, net	316	93	34	199	2,327

Net cash provided by (used for) investing activities	15,018	(16,274)	(15,729)	(19,320)	(11,299)

Cash flows from financing activities:
Net increase (decrease) in deposits	(8,811)	9,506	9,308	22,920	4,802
Repayment of FHLB advances	—	(1,500)	(4,000)	(13,000)	(14,500)
Proceeds from advances from FHLB	—	1,500	4,000	11,000	18,500
Proceeds from exercise of stock options	—	3	173	—	14
Dividends paid	(147)	(141)	(220)	(219)	(219)

Net cash provided by (used for) financing activities	(8,958)	9,368	9,261	20,701	8,597

Net increase (decrease) in cash and cash equivalents, and interest-bearing deposits	8,724	(5,449)	(2,422)	4,886	307
Cash, cash equivalents, and interest-bearing deposits at beginning of period	6,983	8,905	9,405	4,519	4,212

Cash and cash equivalents at end of year	$15,707	3,456	6,983	9,405	4,519

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and advances	$3,576	5,946	10,285	11,740	10,057
Income taxes	$1,259	845	1,615	1,314	1,528
Real estate acquired in settlement of loans	$1,510	1,455	2,418	2,464	2,904

See accompanying notes to financial statements.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

June 30, 2002, 2001 and 2000 and Six Months Ended December 31, 2002 and 2001

(Information as of December 31, 2002 and for the Six Months Ended

December 31, 2002 and 2001 is Unaudited)

(Dollars in Thousands)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

On May 13, 1994, the Association completed a reorganization from a mutual savings and loan association into a Federal mutual holding company, Jefferson Bancshares, M.H.C. (Company). The Association is a subsidiary of the Company. The Company engages in no business activity other than its ownership of 1,550,000 shares, or 82.64% of the Association’s common stock. The Association is a financial institution providing banking related services to customers in the Upper East Tennessee Area.

Use of Estimates—In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from the estimates and assumptions used in the financial statements. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed real estate and deferred tax assets.

Significant Group Concentrations of Credit Risk—The Association originates residential real estate loans and, to a lesser extent, commercial real estate and consumer loans primarily to customers located in Upper East Tennessee. The ability of the Association’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

The following comprise the significant accounting policies, which the Association follows in preparing and presenting its financial statements:

a.	For purposes of reporting cash flows, cash and cash equivalents include cash and due from depository institutions and interest-bearing deposits in other depository institutions with original maturities of three months or less. Interest-bearing deposits in other depository institutions were $13,397, $4,571, and $7,340 at December 31, 2002, and June 30, 2002 and 2001, respectively.

b.	Investments in debt securities are classified as “held-to-maturity” or “available-for-sale” according to the Financial Accounting Standards Board’s (FASB) Statement of Financial Accounting Standard (SFAS) No. 115. Investments classified as “held-to-maturity” are carried at cost while those identified as “available-for-sale” are carried at fair value. All securities are adjusted for amortization of premiums and accretion of discounts over the term of the security using the interest method. Management has the positive intent and ability to carry those securities classified as “held-to-maturity” to maturity for long-term investment purposes and, accordingly, such securities are not adjusted for temporary declines in market value. “Available-for-sale” securities are adjusted for changes in fair value through a direct entry to a separate component of stockholders’ equity (i.e. other comprehensive income). Investments in equity securities, consisting of capital stock of the Federal Home Loan Bank, are carried at the lower of cost or market. The cost of securities sold is determined by specific identification.

c.	Loans receivable, net, that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are generally carried at unpaid principal balances less loans in process, net deferred loan fees, unearned discount on loans and allowance for losses. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized to interest income over the contractual life of the loan using the interest method.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

The accrual of interest on all loans is discontinued at the time the loan is 90 days delinquent. All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method until the loan is returned to accrual status. Loans are returned to accrual status when future payments are reasonably assured.

d.	Allowances for losses are available to absorb losses incurred on loans receivable and represent additions charged to expense, less net charge-offs. The allowances are based on management’s assessment of current economic conditions, past loss and collection experience and risk characteristics of the loan portfolio. Management believes that allowances for losses on loans are adequate. The Association is subject to periodic examination by regulatory agencies, which may require the Association to record increases in the allowances based on their evaluation of available information. There can be no assurance that the Association’s regulators will not require further increases to the allowances.

Specific valuation allowances are established for impaired loans for the difference between the loan amount and the fair value of collateral less estimated selling costs. The Association considers a loan to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement on a timely basis. The type of loans for which impairment is measured include non-accrual income property loans (excluding those loans included in the homogeneous portfolio which are collectively reviewed for impairment), large non-accrual single-family loans and troubled debt restructuring. Such loans are placed on non-accrual status at the point deemed uncollectible. Impairment losses are recognized through an increase in the allowance for loan losses.

e.	Credit related financial instruments arising in the ordinary course of business consists primarily of commitments to extend credit.

f.	Premises and equipment are carried at cost, less accumulated depreciation. Depreciation of premises and equipment is computed using the straight-line and accelerated methods based on the estimated useful lives of the related assets. Estimated lives are five to forty years for building and improvements, and three to ten years for furniture and equipment.

g.	Foreclosed real estate is initially recorded, and subsequently carried, at the lower of cost or fair value less estimated selling costs. Costs related to improvement of foreclosed real estate are capitalized.

h.	Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

i.	Effective April 1, 1997, the grant date, the Association adopted the disclosure requirements of SFAS No. 123, “Accounting for Stock Based Compensation”. SFAS No. 123 requires that compensation cost for stock-based employee compensation plans be measured at the grant date based on the fair value of the award and recognized over the service period, which is usually the vesting period. However, SFAS No. 123 also allows an institution to use the intrinsic value based method under Accounting Principles Board (APB) Opinion No. 25. The Association has adopted the disclosure requirements under SFAS No. 123, but has continued to recognize compensation expense for stock based employee compensation plans under APB Opinion No. 25 (See Note 11).

j.	The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

Cash and due from banks and interest-bearing deposits with banks - For cash and related instruments, the carrying amount is a reasonable estimate of fair value.

Available-for-sale and held-to-maturity securities - Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair value.

Loans receivable - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Accrued interest receivable - The carrying amount is a reasonable estimate of fair value for accrued interest receivable.

Deposit liabilities - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Short-term borrowings - The carrying amount of short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analysis based on the Association’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter-parties’ credit standings.

k.	The Association adopted SFAS No. 130, “Reporting Comprehensive Income,” as of July 1, 1998. Accordingly, the separate components of comprehensive income have been identified in the Statements of Changes In Stockholders’ Equity. The Association’s only component is unrealized gains and losses on securities.

l.	The financial statements as of December 31, 2002 and for the six months ended December 31, 2002 and 2001, are unaudited. In the opinion of management, such statements reflect all adjustments, consisting only of normal recurring items necessary for fair presentation.

NOTE 2 – EARNINGS PER SHARE

Earnings per common share and earnings per common share-assuming dilution have been computed on the basis of dividing net earnings by the weighted-average number of shares of common stock outstanding. The following table illustrates the number of weighted-average shares of common stock used in each corresponding earnings per common share calculation.

	Weighted-Average Shares Outstanding For The Six Months Ended December 31,		Weighted-Average Shares Outstanding For The Years Ended
Shares used for	2002	2001	2002	2001	2000
Earnings per common share	1,875,500	1,863,900	1,865,011	1,863,700	1,863,058
Earnings per common share—assuming dilution	1,882,712	1,867,828	1,876,020	1,863,700	1,866,400

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 3 – IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

Accounting for Goodwill and Other Intangible Assets—In June 2001, the FASB issued SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets.” This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, Intangible Assets. Primarily, SFAS 142 stipulates that goodwill and intangible assets having indefinite useful lives will no longer be amortized but rather will be tested at least annually for impairment. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. The Association does not have any intangible assets affected by this pronouncement.

NOTE 4 – INVESTMENT SECURITIES ARE SUMMARIZED AS FOLLOWS:

	December 31, 2002
Securities Available-for-Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Debt securities:
Federal agency	$22,843	$908	$—	$23,751
Mortgage-backed	23,652	552	—	24,204

Total securities available-for-sale	$46,495	$1,460	$—	$47,955

Weighted-average rate	4.91%

Federal Home Loan Bank of Cincinnati stock	$1,489	$—	$—	$1,489

Weighted-average rate	4.50%

	June 30, 2002
Securities Available-for-Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Debt securities:
Federal agency	$27,933	$531	$—	$28,464
Mortgage-backed	31,416	349	14	31,751

Total securities available-for-sale	$59,349	$880	$14	$60,215

Weighted-average rate	5.17%

Federal Home Loan Bank of Cincinnati stock	$1,455	$—	$—	$1,455

Weighted-average rate	4.75%

	June 30, 2001
Securities Available-for-Sale	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Debt securities:
Federal agency	$32,979	$—	$25	$32,954
Mortgage-backed	21,251	—	54	21,197

Total securities available-for-sale	$54,230	$—	$79	$54,151

Weighted-average rate	6.34%

Federal Home Loan Bank of Cincinnati stock	$1,379	$—	$—	$1,379

Weighted-average rate	7.25%

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 4 – INVESTMENT SECURITIES (CONTINUED)

Investment securities in the amount of $2,725, $2,725, and $2,025, were pledged to secure public funds and/or advances from the Federal Home Loan Bank at December 31, 2002, and June 30, 2002 and 2001, respectively.

Maturities	of debt securities at December 31, 2002, are summarized as follows:

	Available-for-Sale Classification
	Amortized Cost	Fair Value
Within 1 year	$—	$—
Over 1 year through 5 years	17,343	18,083
After 5 years through 10 years	5,500	5,668

	22,843	23,751
Mortgage backed securities	23,652	24,204

	$46,495	$47,955

Proceeds	from sale of debt securities and gross realized gains and losses on these sales are summarize as follows:

	Six Months Ended December 31,		Year Ended June 30,
	2002	2001	2002	2001	2000
Proceeds from sales	$3,725	$7,347	$22,013	$4,011	$—

Gross realized gains	$81	$26	$151	$16	$—
Gross realized losses	—	(10)	(10)	(5)	—

Net gains (losses)	$81	$16	$141	$11	$—

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 5 – LOANS RECEIVABLE, NET

Loans receivable, net are summarized as follows:

	December 31, 2002	June 30,
		2002	2001
Real estate loans:
Residential 1-4 family	$90,975	$94,595	$97,270
Home equity lines of credit	799	253	—
Multi-family	12,558	13,163	8,670
Construction	8,509	11,226	8,854
Commercial	44,107	46,672	41,145
Land	16,576	13,011	12,750

	173,524	178,920	168,689

Commercial business loans	9,956	7,759	6,055

Non-real estate loans:
Automobile loans	3,468	4,243	6,012
Mobile home loans	806	954	1,384
Loans secured by deposits	2,237	2,787	3,818
Other consumer loans	1,986	2,249	2,273

Total consumer loans	8,497	10,233	13,487

Sub-total	191,977	196,912	188,231
Less:
Loans in process	(2,532)	(3,761)	(4,330)
Deferred loan fees, net	(389)	(387)	(335)
Unearned discount on loans	(15)	(36)	(166)
Allowance for losses	(2,690)	(2,696)	(2,209)

Loans, net	$186,351	$190,032	$181,191

Weighted-average rate	7.79%	8.11%	8.76%

Impairment of loans having recorded investments of $147, $114, and $52, at December 31, 2002, and June 30, 2002 and 2001, respectively, has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No, 118. The total allowance for loan losses related to these loans was $35, $17, and $16, for December 31, 2002, and June 30, 2002 and 2001, respectively. Other nonaccrual loans at December 31, 2002, and June 30, 2002 and 2001, were approximately $2.4 million, $2.1 million, and $2.8 million, respectively. For the six months ended December 31, 2002 and 2001, and for the years ended June 30, 2002, 2001 and 2000, gross income which would have been recognized had impaired and nonaccrual loans been current in accordance with their original terms amounted to approximately $70, $126, $160, $152, and $356, respectively. The amount of interest income from impaired loans included in the Association’s net income for the six months ended December 31, 2002 and 2001, and for the years ended June 30, 2002, 2001 and 2000, and was approximately $39, $52, $86, $8, and $171, respectively.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 5 – LOANS RECEIVABLE, NET (CONTINUED)

Commercial real estate loans are secured principally by office buildings, shopping centers, churches and a hotel. Real estate construction loans are secured principally by single-family dwellings.

Following	is a summary of activity in allowance for losses:

	Six Months Ended December 31,		Years Ended June 30,
	2002	2001	2002	2001	2000
Balance, Beginning of period	$2,696	$2,209	$2,209	$2,030	$1,981
Loans charged-off	(831)	(810)	(1,416)	(1,387)	(1,977)
Recoveries	278	373	682	606	756
Provision charged to expense	547	480	1,221	960	1,270

Balance, end of period	$2,690	$2,252	$2,696	$2,209	$2,030

Following is a summary of loans to directors, executive officers and associates of such persons:

Balance, June 30, 2001	$744
Additions	312
Repayment	(272)

Balance, June 30, 2002	784
Additions	155
Repayment	(46)

Balance, December 31, 2002	$893

These loans were made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

NOTE 6 – MORTGAGE SERVICING

Mortgage loans serviced for others are not included in the accompanying statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $12, $18, $40, and $77, at December 31, 2002, and June 30, 2002, 2001 and 2000, respectively.

Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $-0-, $-0-, ($1), and ($1), at December 31, 2002, and June 30, 2002, 2001, and 2000, respectively.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 7 – PREMISES AND EQUIPMENT, NET

Premises and equipment, net are summarized as follows:

	December 31, 2002	June 30,
		2002	2001
Land	$646	$521	$509
Office building	3,723	3,706	3,431
Leasehold improvements	74	74	70
Furniture and equipment	1,771	1,736	1,513

	6,214	6,037	5,523
Less accumulated depreciation and amortization	1,984	1,837	1,545

	$4,230	$4,200	$3,978

Depreciation and amortization expenses for the six months ended December 31, 2002 and 2001, was $148 and $133, respectively, and for the years ended June 30, 2002, 2001 and 2000, was $289, $274 and $339, respectively.

NOTE 8 – DEPOSITS

Deposits are summarized as follows:

	December 31, 2002	June 30,
Description and Interest Rate		2002	2001
Noninterest-bearing NOW accounts	$4,870	$4,809	$3,955
NOW accounts, 1.00%, 1.50%, and 0.75%, respectively	13,851	13,358	10,917
Passbook accounts, 1.51%, 3.00%, and 0.75%, respectively	13,484	14,375	12,000
Money market deposit accounts, 2.00%, 3.25%, and 1.42%, respectively	22,855	16,569	7,792

Total transactions accounts	55,060	49,111	34,664

Certificates:
1.00—2.00%	25,880	—	—
2.01—3.00%	71,123	59,947	—
3.01—4.00%	28,954	62,599	866
4.01—5.00%	24,772	31,452	38,381
5.01—6.00%	5,556	10,091	62,490
6.01—7.00%	11,693	18,649	85,660

Total certificates, 3.75% and 5.90%, respectively	167,978	182,738	187,397

Total deposits	$223,038	$231,849	$222,061

Weighted-average rate—deposits	2.78%	3.34%	5.47%

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 was $38,867, and $43,007 and $32,826, respectively, at June 30, 2002 and 2001.

Deposits are insured up to applicable limits by the Savings Association Insurance Fund, as administrated by the Federal Deposit Insurance Corporation.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 8 – DEPOSITS (CONTINUED)

Certificate maturities at December 31, 2002, are summarized as follows:

January 1, 2003 to December 31, 2003	$105,820
January 1, 2004 and thereafter	62,158

$167,978

Jumbo certificates of deposits at December 31, 2002, are summarized by maturity as follows:

January 1, 2003 to December 31, 2003	$20,117
January 1, 2004 and thereafter	18,750

$38,867

Following is a summary of interest on deposits:

	Six Months Ended December 31,		Years Ended June 30,
	2002	2001	2002	2001	2000
NOW	$68	$73	$137	$204	$215
Passbook accounts	84	154	262	337	348
Money market deposit accounts	224	113	237	187	235
Certificates	3,152	5,559	9,536	10,852	9,083

	3,528	5,899	10,172	11,580	9,881
Less – early withdrawal penalties	2	4	7	13	9

	$3,526	$5,895	$10,165	$11,567	$9,872

NOTE 9 – FHLB ADVANCE

Pursuant to collateral agreements with the Federal Home Loan Bank (“FHLB”), advances are secured by a Blanket Mortgage Collateral Agreement. The Agreement pledges the entire one-to-four family residential mortgage portfolio and allows a maximum advance of $52,455 at December 31, 2002. Outstanding advances were $2,000, $2,000, and $2,000 at December 31, 2002, and June 30, 2002 and 2001, respectively.

NOTE 10 – INCOME TAXES

In computing federal income tax, savings institutions treated as small banks for tax years beginning before 1996, were allowed a statutory bad debt deduction based on specified experience formulas or 8% of otherwise taxable income, subject to limitations based on aggregate loans and savings balances. For tax years after 1996, financial institutions meeting the definition of a small bank can use either the “experience method” or the “specific charge-off method” in computing their bad debt deduction. The Association qualifies as a small bank and is using the experience method. As of June 30, 2002, the end of the most recent tax year, the Association’s tax bad debt reserves were approximately $1,519. If these tax bad debt reserves are used for other than loan losses, the amount used will be subject to federal income taxes at the then prevailing corporate rates. Beginning in the year ended June 30, 1999, the Association must recapture $622 of tax loss reserves over six years (i.e. $104 per year).

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE	10 – INCOME TAXES (CONTINUED)

Income	taxes are summarized as follows:

	Six Months Ended December 31,		Years Ended June 30,
	2002	2001	2002	2001	2000
Current taxes:
Federal income	$921	$539	$1,509	$1,237	$1,230
State excise	121	72	193	164	180

	1,042	611	1,702	1,401	1,410

Deferred taxes
Federal income	11	(30)	(270)	(109)	10
State excise	1	(2)	(14)	(9)	5

	12	(32)	(284)	(118)	15

	$1,054	$579	$1,418	$1,283	$1,425

The provisions of SFAS No. 109 require the Association to establish a deferred tax liability for the tax effect of the tax bad debt reserves over the base year amounts. The recorded deferred tax liability for the excess reserves were $53, $70, and $106 at December 31, 2002, and June 30, 2002 and 2001, respectively. The Association’s base year tax bad debt reserve is $1,312. The estimated deferred tax liability on the base year amount is approximately $498, which has not been recorded in the accompanying financial statements.

The provision for income taxes differs from the federal statutory corporate rate as follows:

	Percentage of Earnings Before Income Taxes
	Six Months Ended December 31,		Years Ended June 30,
	2002	2001	2002	2001	2000
Tax at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (decrease) in taxes:
State income taxes, net of federal tax benefit	2.9	3.2	3.3	3.1	3.1
Other, net	0.7	1.6	(0.4)	(0.1)	(0.3)

Effective tax rate	37.6%	38.8%	36.9%	37.0%	37.4%

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE	10 – INCOME TAXES (CONTINUED)

The components of the net deferred tax asset are summarized as follows:

	December 31,	June 30,
	2002	2002	2001
Deferred tax liabilities:
FHLB stock dividends	$(365)	$(352)	$(323)
Allowance for “available-for-sale” securities	(554)	(329)	—

	(919)	(681)	(323)

Deferred tax assets:
Deferred loan fees, net	148	147	127
Accrued sick pay	43	43	34
Deferred compensation	5	4	—
Management Recognition Plan compensation	—	—	3
Allowance for losses on loans	1,008	1,017	798
Allowance for “available-for-sale” securities	—	—	30
REO writedowns	31	23	—
Unearned profit on sale of REO	63	63	22

Gross deferred tax assets	1,298	1,297	1,014
Valuation allowance	—	—	—

Deferred tax asset	1,298	1,297	1,014

Net deferred tax asset	$379	$616	$691

NOTE 11 – EMPLOYEE BENEFIT PLANS

401 (K) RETIREMENT PLAN.    The Association has a defined contribution pension plan covering all employees having attained the age of twenty and a half and completing six months of service. Normal retirement date is the participant’s sixty-fifth birthday.

The plan is funded by annual employer contributions of 10% of the total plan compensation of all participants in the plan. The amount contributed by the employer is divided among the participants in the same proportion that each participant’s compensation bears to the aggregate compensation of all participants. Employer contributions vest to employees over a seven-year period. Employees are permitted to make contributions of up to 5% of their compensation. Total pension plan expense for the six months ended December 31, 2002 and 2001 was $102 and $86, respectively, and for the years ended June 30, 2002, 2001 and 2000, was $192, $164 and $148, respectively.

STOCK INCENTIVE PLANS.    As of April 1, 1997, the Association implemented both a Management Recognition and Development Plan (MRP) and a Stock Option Plan. Under the plans, certain employees and directors of the Association are eligible to receive restricted stock grants or options. A maximum of 42,000 shares of the Association’s Common Stock may be issued through the exercise of nonstatutory or incentive stock options and as restricted stock awards.

Restricted stock grants aggregating 11,500 shares were awarded on April 1, 1997, having a fair value of $172 thousand. Restrictions on the grants lapse in annual increments over five years. The market value as of the grant date of the restricted stock grants is charged to expense as the restrictions lapse. Compensation expense for grants vesting in 2002, 2001 and 2000, was $24, $33 and $38, respectively. The grants were fully vested as of June 30, 2002.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 11 – EMPLOYEE BENEFIT PLANS (CONTINUED)

Under the Stock Option Plan, the option price is the fair value of the Association’s shares at the date of grant. The 24,000 options granted on April 1, 1997, become exercisable in installments of 20% each year beginning one year from date of grant. On March 28, 2002, the Board of Directors awarded the remaining 6,000 shares under the stock option plan and the remaining 500 shares under the MRP to certain officers, directors, and employees. The Association has estimated the fair value of its stock option plan as required under SFAS 123 utilizing the Black-Scholes option-pricing model. The pro-forma effect on compensation expense for the six months ended December 31, 2002 and 2001, and the years ended June 30, 2002, 2001 and 2000, was considered immaterial and therefore has not been disclosed. There were no options exercised during the six months ended December 31, 2002. Eleven thousand three hundred options were exercised during the year ended June 30, 2002, leaving 16,500 options outstanding of which 16,500 are exercisable currently.

NOTE 12 – MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and core and tangible capital (as defined) to tangible assets (as defined). Management believes as of December 31, 2002, and June 30, 2002 and 2001, that the Association met all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Association’s category. The Association’s actual capital amounts and ratios as of December 31, 2002, and June 30, 2002 and 2001 are also presented in the table.

OTS regulations permit a mutual holding company to waive receipt of dividends from its subsidiary savings association with the prior approval of the OTS. The OTS approved a request by the MHC to waive the receipt of dividends from the Association during the fiscal year 2002.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 12 – MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

The following table presents the Association’s capital position relative to its regulatory capital requirements as of December 31, 2002 and June 30, 2002 and 2001:

	Actual		Minimum Capital Requirements				Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2002:
Total Capital (to Risk Weighted Assets)	35,649	22.4%	12,743		≥	8.0%	15,928		≥	10%
Core Capital (to Tangible Assets)	33,650	13.0%	10,347		≥	4.0%	12,934		≥	5%
Tangible Capital (to Tangible Assets)	33,650	13.0%	3,880		≥	1.5%		N/A
Tier 1 Capital (to Risk Weighted Assets)	33,650	13.0%		N/A			9,557		≥	6%
As of June 30, 2002:
Total capital (to Risk Weighted Assets)	$33,844	21.1%	$12,835		≥	8.0%	$16,044		≥	10%
Core Capital (to Tangible Assets)	31,830	12.0%	10,638		≥	4.0%	13,298		≥	5%
Tangible Capital (to Tangible Assets)	31,830	12.0%	3,989		≥	1.5%		N/A
Tier 1 Capital (to Risk Weighted Assets)	31,830	19.8%		N/A			9,626		≥	6%
As of June 30, 2001:
Total Capital (to Risk Weighted Assets)	31,204	20.2%	12,337		≥	8.0%	15,422		≥	10%
Core Capital (to Tangible Assets)	29,273	11.5%	10,155		≥	4.0%	12,694		≥	5%
Tangible Capital (to Tangible Assets)	29,273	11.5%	3,808		≥	1.5%		N/A
Tier 1 Capital (to Risk Weighted Assets)	29,273	19.0%		N/A			9,253		≥	6%

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 13 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Association is a party to financial instruments with off-balance risk in the normal course of business to meet the financing needs of its customers. These financial instruments generally include commitments to originate mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Association’s maximum exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amount and related accrued interest receivable of those instruments. The Association minimizes this risk by evaluating each borrower’s creditworthiness on a case-by-case basis. Collateral held by the Association consists of a first or second mortgage on the borrower’s property. The amount of collateral obtained is based upon an appraisal of the property.

The estimated fair value of the Association’s financial instruments are as follows:

	December 31, 2002		June 30, 2002		June 30, 2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks and interest–bearing deposits with banks	$15,707	$15,707	$6,983	$6,983	$8,905	$8,905
Available-for-sale and held-to maturity securities	49,444	49,444	61,670	61,670	55,530	55,530
Loans receivable	186,351	186,601	190,032	190,054	181,191	181,293
Accrued interest receivable	1,982	1,982	2,117	2,117	2,259	2,259
Financial liabilities:
Deposits	(223,038)	(222,030)	(231,849)	(230,002)	(222,061)	(223,951)
FHLB Advance	(2,000)	(2,235)	(2,000)	(2,104)	(2,000)	(2,000)
Off-balance-sheet assets (liabilities):
Commitments to extend credit	—	(1,892)	—	(5,000)	—	(11,170)
Letters of credit	—	(90)	—	(55)	—	(179)
Unused lines of credit	—	(1,757)	—	(2,869)	—	(925)

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Commitments to originate mortgage loans are legally binding agreements to lend to the Association’s customers and generally expire in ninety days or less. Commitments at December 31, 2002 to originate adjustable-rate loans were approximately $1.7 million. Commitments at December 31, 2002 to originate fixed-rate loans were approximately $166 with a term of fifteen years or less and interest rates of 6.50% to 8.50%.

The Association has entered into an employment agreement with its President and Chief Executive Officer Anderson L. Smith. The agreement stipulates the terms, duties and compensation and provides remedies for both parties upon certain events occurring. Furthermore, the agreement provides for a performance bonus and deferred compensation upon CEO Smith attaining age 65.

The Association has executed various leases of real property for branch operations. Generally the lease terms provide for monthly payments and expirations beginning in 2002. Lease expense was $7 and $7 for the six months ended December 31, 2002 and 2001, respectively, and $15, $14 and $22 for the years ended June 30, 2002, 2001 and 2000, respectively.

JEFFERSON FEDERAL SAVINGS AND LOAN ASSOCIATION OF MORRISTOWN

Notes to Financial Statements

(Dollars in Thousands)

NOTE 15 – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Association obtains products and services from directors or affiliates thereof. In the opinion of management, such transactions are made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated persons.

NOTE 16 – SUBSEQUENT EVENTS

On March 3, 2003, the Boards of Directors of the Association and the Company adopted a Plan of Conversion pursuant to which the Association will convert from the mutual holding company form of organization into the stock holding company form of organization. The Plan of Conversion involves the formation of a newly organized Tennessee corporation, Jefferson Bancshares, Inc., to become the holding company for the Association. Pursuant to the Plan of Conversion, Jefferson Bancshares, Inc. will offer for sale shares of its common stock to the Association’s depositors, members of the community, current stockholders of the Company and the Association’s employee stock ownership plan. The Plan of Conversion further provides for the exchange of shares of the Association for shares of Jefferson Bancshares, Inc. The transaction is subject to approval by regulatory authorities and members of the Company and shareholders of the Association.

At the completion of the conversion, the Association will establish a liquidation account in the amount equal to the greater of the Company’s ownership interest in the retained earnings of the Association as of the date of its latest balance sheet contained in the prospectus or the retained earnings of the Association at the time it reorganized into the mutual holding company form in 1994. The liquidation account will be maintained for the benefit of certain account holders who maintain deposit accounts in the Association after conversion. Following completion of the conversion, the Association may not declare, pay a cash dividend on, or repurchase any of its common stock, if the effect thereof would cause retained earnings to be reduced below the amount required for the liquidation account.

The costs of issuing the common stock will be deferred and deducted from the sale proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. Through December 31, 2002 (unaudited), the Association had incurred no costs associated with the offering.

You should rely only on the information contained in this prospectus. Neither Jefferson Bancshares nor Jefferson Federal Savings and Loan Association has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Jefferson Bancshares common stock.

[LOGO]

(Holding Company for Jefferson Federal Savings and Loan Association of Morristown,

to become Jefferson Federal Bank)

Up to 5,750,000 Shares

(Anticipated Maximum)

COMMON STOCK

Par Value $0.01 per share

PROSPECTUS

KEEFE, BRUYETTE & WOODS, INC.

[date]

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until             , 2003 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$6,776
OTS filing fee	8,400
NASD filing fee (1)	8,877
Stock Market listing fee	100,000
EDGAR, printing, postage and mailing	150,000
Legal fees and expenses (including underwriter’s counsel fees)	485,000
Accounting fees and expenses	70,000
Appraiser’s fees and expenses (including business plan)	65,000
Marketing fees and expenses	625,000
Conversion agent fees and expenses	26,500
Transfer agent and registrar fees and expenses	20,000
Certificate printing	5,000
Miscellaneous	29,447
Total	$1,600,000

(1)	Estimated expenses based on the registration of 83,765,730 shares at $10.00 per share.

Item 14. Indemnification of Directors and Officers.

In accordance with the General Corporation Law of the State of Tennessee (being Part 5, Chapter 18 of Title 48 of the Tennessee Code), Articles X and XI of the registrant’s charter provide as follows:

Article X of Jefferson Bancshares’ charter provides that directors of Jefferson Bancshares will not be personally liable to Jefferson Bancshares or its shareholders for monetary damages for breach of duty as a director, except for liability:

(1)	for any breach of the director’s duty of loyalty to the Corporation or its shareholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

(3)	for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act.

This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence, and it would not affect the availability of injunctive or other equitable relief as a remedy.

Article XI of Jefferson Bancshares’ charter provides that Jefferson Bancshares shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of Jefferson Bancshares, or is or was serving at the request of Jefferson Bancshares as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with the action or proceeding if he or she:

(1)	acted in good faith;

(2)	reasonably believed (A) in the case of conduct in his or her official capacity with Jefferson Bancshares that his or her conduct was in the best interests of Jefferson Bancshares and; (B) in all other cases, that his or her conduct was at least not opposed to Jefferson Bancshares’ best interests; and

(3)	in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Indemnification shall not be made with respect to an action by or in the right of Jefferson Bancshares as to which the person has been adjudged to be liable to Jefferson Bancshares unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. The charter of Jefferson Bancshares further provides that to the extent that the representative of Jefferson Bancshares has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by Jefferson Bancshares only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the Tennessee Business Corporation Act. Expenses (including attorney’s fees) incurred in defending any action or proceeding shall be paid by Jefferson Bancshares in advance of the final disposition of the action or proceeding upon:

(1)	delivery to Jefferson Bancshares of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such individual is not entitled to be indemnified for such expenses;

(2)	delivery to Jefferson Bancshares of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in the Tennessee Business Corporation Act; and

(3)	a determination that the facts would not preclude indemnification.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Jefferson Federal Savings and Loan Association of Morristown and Keefe, Bruyette & Woods, Inc.
1.2	Draft Form of Agency Agreement*
2.1	Plan of Conversion
3.1	Charter of Jefferson Bancshares, Inc.
3.2	Bylaws of Jefferson Bancshares, Inc.
4.1	Specimen Stock Certificate of Jefferson Bancshares, Inc.
5.1	Form of Opinion of Muldoon Murphy & Faucette LLP re: Legality
8.1	Form of Opinion of Muldoon Murphy & Faucette LLP re: Federal Tax Matters
8.2	Form of Opinion of Craine, Thompson & Jones, P.C. re: State Tax Matters
10.1	Form of Jefferson Federal Bank Employee Stock Ownership Plan and Trust
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents
10.3	Employment Agreement between Anderson L. Smith, Jefferson Bancshares, M.H.C. and Jefferson Federal Savings and Loan Association of Morristown
10.4	Form of Jefferson Federal Savings and Loan Association of Morristown Employee Severance Compensation Plan
10.5	1995 Jefferson Federal Savings and Loan Association of Morristown Stock Option Plan
10.6	1995 Jefferson Federal Savings and Loan Association of Morristown Management Recognition and Development Plan
10.7	Jefferson Federal Savings and Loan Association of Morristown 401(k) Plan*
10.8	Form of Jefferson Federal Bank Supplemental Executive Retirement Plan
21.1	Subsidiaries of the Registrant
23.1	Consent of Muldoon Murphy & Faucette LLP (included in Exhibits 5.1 and 8.1)
23.2	Consent of Craine, Thompson & Jones, P.C.
23.3	Consent of RP Financial, LC.
24.1	Powers of Attorney
99.1	Appraisal Report of RP Financial, LC.**
99.2	Draft of Jefferson Federal Charitable Foundation Gift Instrument
99.3	Marketing Materials
99.4	Subscription Order Form and Instructions

*	To be filed by amendment
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morristown, State of Tennessee, on March 21, 2003.

Jefferson Bancshares, Inc.

By:	/s/ ANDERSON L. SMITH
Anderson L. Smith President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ANDERSON L. SMITH Anderson L. Smith	President, Chief Executive Officer and Director (principal executive officer)	March 21, 2003

/s/ JANE P. HUTTON Jane P. Hutton	Treasurer and Secretary (principal accounting and financial officer)	March 21, 2003

/s/ JOHN F. MCCRARY, JR. John F. McCrary, Jr.	Director	March 21, 2003

/s/ H. SCOTT REAMS H. Scott Reams	Director	March 21, 2003

/s/ DR. JACK E. CAMPBELL Dr. Jack E. Campbell	Director	March 21, 2003

/s/ WILLIAM T. HALE William T. Hale	Director	March 21, 2003

/s/ DR. TERRY M. BRIMER Dr. Terry M. Brimer	Director	March 21, 2003

/s/ WILLIAM F. YOUNG William F. Young	Director	March 21, 2003

As filed with the Securities and Exchange Commission on March 21, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO THE

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

JEFFERSON BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Jefferson Federal Savings and Loan Association of Morristown and Keefe, Bruyette & Woods, Inc.
1.2	Draft Form of Agency Agreement*
2.1	Plan of Conversion
3.1	Charter of Jefferson Bancshares, Inc.
3.2	Bylaws of Jefferson Bancshares, Inc.
4.1	Specimen Stock Certificate of Jefferson Bancshares, Inc.
5.1	Form of Opinion of Muldoon Murphy & Faucette LLP re: Legality
8.1	Form of Opinion of Muldoon Murphy & Faucette LLP re: Federal Tax Matters
8.2	Form of Opinion of Craine, Thompson & Jones, P.C. re: State Tax Matters
10.1	Form of Jefferson Federal Bank Employee Stock Ownership Plan and Trust
10.2	Form of ESOP Loan Commitment Letter and ESOP Loan Documents
10.3	Employment Agreement between Anderson L. Smith, Jefferson Bancshares, M.H.C. and Jefferson Federal Savings and Loan Association of Morristown
10.4	Form of Jefferson Federal Savings and Loan Association of Morristown Employee Severance Compensation Plan
10.5	1995 Jefferson Federal Savings and Loan Association of Morristown Stock Option Plan
10.6	1995 Jefferson Federal Savings and Loan Association of Morristown Management Recognition and Development Plan
10.7	Jefferson Federal Savings and Loan Association of Morristown 401(k) Plan*
10.8	Form of Jefferson Federal Bank Supplemental Executive Retirement Plan
21.1	Subsidiaries of the Registrant
23.1	Consent of Muldoon Murphy & Faucette LLP (included in Exhibits 5.1 and 8.1)
23.2	Consent of Craine, Thompson & Jones, P.C.
23.3	Consent of RP Financial, LC.
24.1	Powers of Attorney
99.1	Appraisal Report of RP Financial, LC.**
99.2	Draft of Jefferson Federal Charitable Foundation Gift Instrument
99.3	Marketing Materials
99.4	Subscription Order Form and Instructions

*	To be filed by amendment
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.